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As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Convio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	74-2935609 (I.R.S. Employer Identification Number)
11400 Burnet Rd. Building 5, Suite 200 Austin, TX 78758 Telephone: (512) 652-2600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Gene Austin
Chief Executive Officer
11400 Burnet Rd.
Building 5, Suite 200
Austin, TX 78758
Telephone: (512) 652-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John J. Gilluly III, P.C. Jason W. Bliss, Esq. DLA Piper US LLP 1221 South MoPac Expressway, Suite 400 Austin, TX 78746 (512) 457-7000	Eric C. Jensen, Esq. John T. McKenna, Esq. Nicole C. Brookshire, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	$86,250,000	$2,647.88

(1)
Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated August 30, 2007.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                          Shares

Convio, Inc.

Common Stock

          This is an initial public offering of shares of common stock of Convio, Inc.

          Convio is offering                          of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional                          shares. Convio will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $              and $             . Application has been made for listing on the NASDAQ Global Market under the symbol "CNVO."

          See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Convio	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than                          shares of common stock, the underwriters have the option to purchase up to an additional                          shares from Convio and an additional                          shares from the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on             , 2007.

Goldman, Sachs & Co.
Thomas Weisel Partners LLC
William Blair & Company
JMP Securities
Pacific Crest Securities

Prospectus dated                          , 2007.

PROSPECTUS SUMMARY

          This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled "Risk Factors" beginning on page 7 before deciding to invest in our common stock.

CONVIO, INC.

          We are the leading provider of on-demand software and services that enable nonprofit organizations, or NPOs, to more effectively raise funds, influence public policy and support their missions by leveraging the Internet to build strong relationships with constituents. Our online constituent relationship management, or eCRM, solution includes a suite of on-demand software modules for fundraising, advocacy, email marketing and web content management complemented by a portfolio of best-in-class consulting services.

          We have developed our solution based on interactions with more than 1,200 active NPO clients. As of June 30, 2007, our clients include 22 of the 50 largest charities in the United States, according to a November 2006 Forbes article, and include the American Red Cross, American Cancer Society, CARE, Catholic Relief Services, Feed the Children, Inc., The Ocean Conservancy, Inc., Paralyzed Veterans of America, Public Broadcasting Service, Shriners Hospitals for Children and Smithsonian Institution.

          NPOs play an indispensable role in improving lives and communities around the world, whether supporting the vulnerable and needy, caring for victims of natural disasters, advocating for change or fostering the arts and sciences. The past decade has seen a substantial heightening of awareness and involvement in the nonprofit sector. In 2006, approximately 1.5 million NPOs in the United States reported over $1.6 trillion in aggregate revenue according to the Internal Revenue Service, representing 12.2% of the U.S. gross domestic product. More than 83,000 NPOs reported 2006 revenues of $1 million or more according to the Internal Revenue Service.

          NPOs typically receive revenue from charitable giving, government funding, product sales and for-fee services, such as fees paid to hospitals and universities. Estimated total charitable giving in the United States in 2006 was $295 billion, according to Giving USA in its "Annual Report on Philanthropy for the Year 2006." In addition, total online giving in the United States increased 51% from 2005 to 2006 according to ePhilanthropy Foundation, driven by significant increases in online giving for both small and large NPOs and the unprecedented use of the Internet by individuals to make donations. Despite this increase, online giving is just emerging, totaling only $6.9 billion in the United States in 2006 according to the ePhilanthropy Foundation.

          Traditional methods deployed by NPOs for garnering constituent support, raising funds and mobilizing advocates include direct mail, events, face-to-face solicitations, telemarketing and direct response television and radio. Such approaches to constituent engagement are often "one-way" and solicitation-oriented, which limit an NPO's ability to develop long-term constituent relationships. While we expect NPOs to continue to utilize traditional methods, we believe these approaches suffer from a number of limitations including limited ability to expand an NPO's constituent base, high constituent acquisition costs, difficulty in retaining constituents, poor constituent experience and limited ability to respond in real-time to current events. NPOs have managed these traditional offline approaches with back-end systems known as donor databases that store, analyze and retrieve donor information. Many of these systems are based on legacy client-server architectures and have primarily been used to support offline programs such as direct mail and major gift fundraising.

          The Internet is enabling new ways for NPOs to engage constituents, raise funds and mobilize advocates. The Internet allows NPOs to effectively:

  •
  reach a larger number of constituents;

  •
  provide more cost-effective constituent communications;

  •
  mobilize constituents quickly in response to current events;

  •
  more effectively personalize communications and segment constituents; and

  •
  empower constituents to be more involved with NPOs and raise funds on their behalf.

          Many NPOs have implemented some elements of online communication, such as publishing websites, but only a small minority are fully leveraging the Internet for effective fundraising, advocacy and constituent engagement. Current systems such as custom solutions or point tools do not provide a complete view of constituent relationships. Further, many NPOs lack in-house technical and marketing expertise and integrated systems, which makes it difficult to cross-promote and engage constituents across departments.

          We believe our on-demand eCRM solution enables a fundamental shift in how NPOs leverage the Internet to engage constituents, raise funds and mobilize advocates.

          Key benefits of our solution include:

  •
  Measurable client value.  We drive results for our clients by enabling them to increase their online constituent base, improve the performance of their online and offline fundraising activities, increase event participation and advocacy, grow sales of products and services and improve the cost effectiveness of constituent engagement efforts. Our clients also use our solution to increase constituent retention rates, frequency of gifts and average gift size, thereby increasing the loyalty and lifetime value of constituents;

  •
  Integrated, modular architecture.  We have developed a suite of integrated software modules built around our core platform called Constituent360, which enables our clients to leverage constituent data across each of our modules. This modular architecture allows us to provide clients with intuitive and easy-to-use functionality suited to their unique needs and requirements;

  •
  Flexible, easy-to-deploy on-demand model.  We license our solution on a subscription basis via our on-demand model, significantly reducing the costs and risks associated with traditional software implementation. Our on-demand model enables rapid deployment of our solution, which allows our clients to quickly realize value from their investment and to access real-time upgrades that help our clients keep pace with rapidly evolving technology;

  •
  Innovative services designed for client success.  We provide specialized consulting services designed to help clients achieve success through the development and execution of an effective Internet strategy. We believe our consulting services and our annual user conference, online communities and regularly scheduled client conference calls position us as a thought leader among NPOs; and

  •
  Rich and scalable technology infrastructure.  Many of the largest NPOs in the United States depend on our on-demand solution to manage online interactions with millions of constituents daily. We have built a robust information technology infrastructure to ensure high availability and performance of our software and to manage key information technology processes such as email delivery.

          Our objective is to continue to be the leading provider of eCRM solutions for NPOs worldwide and to lead the market in innovation, best practices and client service. Key elements of our strategy include:

  •
  Continue to grow our client base.  Continue to grow our client base by growing our sales and marketing efforts, collaborating with our strong partner network and expanding geographically;

  •
  Retain and grow revenue from our client base.  Retain and grow revenue from our client base by increasing the number of modules licensed and services purchased by our clients and capitalizing on our recent acquisition of GetActive Software, Inc., or GetActive, by selling our integrated modules and services into our combined client base;

  •
  Continue to develop new products and services.  Continue to develop new products and services by leveraging emerging technologies and Internet trends and expanding our benchmarking, data-oriented analytics and reporting capabilities; and

  •
  Leverage our partner network and make targeted acquisitions.  Strengthen our partner network and selectively consider acquisition opportunities.

GetActive Acquisition

          We acquired GetActive in February 2007 to enhance our product and service offerings in the areas of advocacy campaigns and content management, to significantly expand our client base and to increase our market presence as the leading provider of eCRM solutions to NPOs.

          Immediately following the GetActive acquisition, we began integrating the two companies, initially focusing our efforts on enhancing the Convio solution with select features of the GetActive solution and reorganizing the operations of the combined company. We began migrating the former GetActive clients to the Convio products in June 2007, and we expect the substantial majority of the client migration activities to be complete by the end of 2009.

Risks Associated With Our Business

          We are subject to a number of risks of which you should be aware before you buy our common stock. These risks are discussed in the section titled "Risk Factors" beginning on page 7.

Corporate Information

          We were incorporated in Delaware in October 1999 under the original name of "ShowSupport.com, Inc." and have been headquartered in Austin, Texas since inception. Our principal executive offices are located at 11400 Burnet Road, Building 5, Suite 200, Austin, Texas 78758 and our telephone number is (512) 652-2600. Our corporate website address is www.convio.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

          For convenience in this prospectus, "Convio," "we," "us," and "our" refer to Convio, Inc. and its subsidiary, taken as a whole, unless otherwise noted. "GetActive" refers to GetActive Software, Inc., our wholly owned subsidiary, unless otherwise noted. "Convio," "Constituent360," "GetActive" and "TeamRaiser" and other trademarks and service marks are the property of Convio. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us, by these other companies.

THE OFFERING

Common stock offered by Convio	Shares
Common stock offered by the selling stockholders	Shares
Common stock to be outstanding after this offering	Shares
Use of proceeds
We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to repay our credit facilities or acquire other businesses, products or technologies. We do not, however, have agreements or commitments for any specific repayments or acquisitions at this time. We will not receive any proceeds from the sale of shares by the selling stockholders. See the section titled "Use of Proceeds."
Risk factors	You should read the section titled "Risk Factors" for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.
Proposed NASDAQ Global Market symbol	CNVO

          The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2007. Such number of shares excludes:

  •
  717,807 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2007 with a weighted average exercise price of $1.59 per share;

  •
  6,373,248 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2007 with a weighted average exercise price of $0.93 per share;

  •
  244,356 shares reserved for future issuance under our 1999 Stock Option/Stock Issuance Plan; and

  •
  shares reserved for future issuance and any automatic increases in the shares reserved for future issuance under our 2007 Equity Incentive Plan.

          Unless otherwise indicated, the information in this prospectus reflects and assumes:

  •
  the conversion of all outstanding shares of preferred stock and common stock into 35,894,862 shares of a single series of common stock immediately prior to the closing of the offering;

  •
  the filing of our amended and restated certificate of incorporation and adoption of our amended and restated bylaws immediately prior to the closing of the offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional             shares from Convio and             shares from the selling stockholders to cover over-allotments.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

          The summary historical statement of operations and cash flow data for 2004, 2005 and 2006 are derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated historical statement of operations and cash flow data for the six months ended June 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this summary historical financial data in conjunction with the financial statements and related notes and the information under the sections titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. See note 2 to our financial statements for a description of the calculation of basic and diluted net loss per share. Our historical results are not necessarily indicative of results for any future period.

          The summary unaudited pro forma combined statement of operations data for the year ended December 31, 2006 and the six months ended June 30, 2006 and June 30, 2007 are based on the historical statements of operations of Convio and GetActive and give effect to our acquisition of GetActive as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined statement of operations data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma consolidated combined financial statements. These estimates and assumptions have been made solely for the purposes of presenting such pro forma information. The summary pro forma data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had Convio and GetActive been a single entity during these periods.

	Historical				Pro Forma
	Year Ended			Six Months Ended	Year Ended	Six Months Ended
	December 31,			June 30,	December 31,	June 30,	June 30,
	2004	2005	2006	2007	2006	2006	2007
	(in thousands, except per share amounts)				(in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Subscription and services	$7,764	$11,093	$18,051	$16,648	$30,674	$13,714	$18,432
Usage	1,224	2,158	3,407	2,321	3,640	1,750	2,340

Total revenue	8,988	13,251	21,458	18,969	34,314	15,464	20,772
Cost of revenue	3,273	5,005	7,934	8,386	15,374	7,144	9,108

Gross profit	5,715	8,246	13,524	10,583	18,940	8,320	11,664
Operating expenses:
Sales and marketing	8,638	9,596	12,171	9,411	16,826	7,837	10,762
Research and development	2,065	2,582	3,488	3,070	7,412	3,440	3,612
General and administrative	1,286	1,936	2,351	2,029	5,172	2,357	2,626
Amortization of other intangibles	—	—	—	545	1,450	725	726
Restructuring expenses	—	—	—	283	—	—	283

Total operating expenses	11,989	14,114	18,010	15,338	30,860	14,359	18,009

Loss from operations	(6,274)	(5,868)	(4,486)	(4,755)	(11,920)	(6,039)	(6,345)
Interest income	107	211	138	130	212	100	135
Other income (expense)	—	—	93	(833)	93	85	(833)
Interest expense	(120)	(136)	(724)	(346)	(913)	(342)	(456)

Net loss	$(6,287)	$(5,793)	$(4,979)	$(5,804)	$(12,528)	$(6,196)	$(7,499)

Net loss per share — basic and diluted	$(7.90)	$(6.10)	$(2.71)	$(0.38)	$(1.69)	$(0.86)	$(0.44)

Weighted average number of shares — basic and diluted	931	949	1,840	15,540	7,411	7,193	16,933

Cash Flow Data:
Non-cash adjustments to net loss	$448	$766	$955	$2,876
Changes in operating assets and liabilities	373	1,029	2,813	719
Net cash used in operating activities	(5,466)	(3,998)	(1,211)	(2,209)

	Historical				Pro Forma
	Year Ended			Six Months Ended	Year Ended	Six Months Ended
	December 31,			June 30,	December 31,	June 30,	June 30,
	2004	2005	2006	2007	2006	2006	2007
	(in thousands)				(in thousands)
The amounts shown above include amortization of acquired technology as follows:
Cost of revenue	$—	$—	$—	$381	$1,016	$508	$508
The amounts shown above include stock-based compensation as follows:
Cost of revenue	$—	$—	$13	$48	$16	$2	$48
Sales and marketing	—	27	25	98	35	8	101
Research and development	—	—	4	24	7	1	24
General and administrative	—	47	23	44	30	11	45

Total stock-based compensation expense	$—	$74	$65	$214	$88	$22	$218

	As of June 30, 2007
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands) (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$14,635	$14,635	$
Working capital	2,442	3,980
Total assets	44,987	44,987
Preferred stock warrant liability	1,538	—
Long-term obligations, net of current portion	2,658	2,658
Convertible preferred stock	33,869	—
Total stockholders' equity (deficit)	(13,156)	22,251

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) cash and cash equivalents, working capital, total assets and total stockholders' equity after this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

          The pro forma column in the balance sheet data table above reflects (i) the conversion of all outstanding shares of preferred stock into an aggregate of 15,102,516 shares of common stock immediately prior to the closing of the offering and (ii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering.

          The pro forma as adjusted column in the balance sheet data table above reflects (i) the conversion of all outstanding shares of preferred stock into common stock immediately prior to the closing of the offering, (ii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering and (iii) our sale of                                shares of common stock in this offering, at an assumed initial public offering price of $              per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us and the application of our net proceeds from this offering.

RISK FACTORS

          Investing in our common stock involve a high degree of risk. You should consider carefully the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operations.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

          We were incorporated in 1999, and much of our growth has occurred since 2004, with our revenue increasing from $9.0 million in 2004 to $21.5 million in 2006. In addition, we acquired GetActive in early 2007 and have been operating as a combined business for a limited period of time. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business will be harmed.

We have incurred significant operating losses in the past and may incur significant operating losses in the future.

          We have incurred significant losses in each fiscal quarter since inception, and, as of December 31, 2006 and June 30, 2007, we had an accumulated deficit of $39.9 million and $45.8 million, respectively. We expect to incur significant costs and operating expenditures as we develop and expand our operations and as we continue to integrate GetActive. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. While our revenue has grown in recent periods, this growth may not be sustainable and we may not achieve sufficient revenue to achieve or maintain profitability. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are, to a large extent, fixed in the short term. We may fail to accurately estimate our operating expenses as we grow. If our revenue falls below our expectations in a quarter and we are not able to reduce our operating expenses in response, our operating results could be adversely affected.

Our quarterly financial results can fluctuate and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

          Our revenue and results of operations are difficult to forecast, particularly as we continue to integrate the operations of GetActive. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. If our quarterly financial results fall below the expectations of securities analysts or investors, the price of our common stock could decline substantially. For example, most of our usage revenue is derived from the sale of our solution for fundraising events and reflects the general pattern of seasonality of such events. These fundraising events are typically held more often in the fall and spring. We generally recognize the revenue from our sales for such events near the time of the event. Therefore, we recognize a significant amount of our usage revenue from February to October of each year. We recognized 64.2%, 70.6% and 64.9% of our total usage revenue in the second and third quarters of 2004, 2005 and 2006, respectively. Usage revenue represented 13.6%, 16.3% and 15.9% of our total revenue in 2004, 2005 and 2006, respectively. Furthermore, although we experience reduced usage revenue from our sales for fundraising events during the first and last fiscal quarters, our expenses experience less of a reduction during such time. Such seasonality causes our quarterly operating results to fluctuate.

          Other reasons for these fluctuations could include but are not limited to:

  •
  our ability to increase sales to existing clients, attract new clients and satisfy our clients' requirements;

  •
  client renewal rates and unexpected early contract terminations;

  •
  our policy of expensing sales commissions at the time of sale, while the revenue associated with such sale is typically recognized ratably over future periods;

  •
  the successful migration of GetActive clients to our solution;

  •
  the addition or loss of large clients;

  •
  the size and timing of sales of our solution, including the relatively long sales cycle associated with many of our large sales;

  •
  technical difficulties or interruptions in our datacenter operations and those of our third-party providers;

  •
  changes in our pricing policies or those of our competitors;

  •
  the amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

  •
  our introduction of new products and services and the introductions of new products or services by our competitors;

  •
  general economic conditions;

  •
  regulatory compliance costs;

  •
  an impairment of our intangible assets;

  •
  introduction of new accounting rules such as the requirement to expense stock options; and

  •
  future costs related to acquisitions of technologies or businesses and their integration.

          We believe that our quarterly results of operations, including the levels of our revenue and operating expenses, may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of any one quarter as an indication of future performance.

Because we expense commissions associated with sales of our solution immediately upon execution of a subscription agreement with a client and generally recognize the revenue associated with such sale over the term of the agreement, higher sales in any one period would have an adverse effect on our operating results for that period.

          We expense commissions paid to our sales personnel in the period in which we enter into an agreement for the sale of our solution. In contrast, we generally recognize the revenue associated with a sale of our solution ratably over the term of the subscription agreement, which is typically three years. Although we believe increased sales is a positive indicator of the long-term health of our business, such increased sales could adversely affect our short-term operating results in any one period. Thus, we may report poor operating results for a period in which we experience strong sales of our solutions. Alternatively, we may report better operating results in a period in which we experience a slowdown in sales due to the reduction of sales commissions for that period. You should not rely on the results of any one quarter as an indication of our financial health and future performance.

Because we generally recognize revenue from sales of our products and services ratably over the term of our agreements, downturns or upturns in sales may not be immediately reflected in our operating results.

          We generally recognize revenue from clients ratably over the terms of their subscription agreements. We typically do not invoice clients the full contract amount at the time of the execution of a subscription agreement. Rather, we invoice our clients periodically over the term of a subscription agreement based on the provisions of each client arrangement. We record deferred revenue at the time we invoice a client and only with respect to the invoiced amount for such period. As a result, much of the revenue we recognize in each quarter is deferred revenue from subscription agreements entered into during previous quarters. A decline in new or renewed subscriptions in any one quarter may not result in a decrease in revenue in such quarter, but will negatively affect our revenue in future quarters. In addition, if a client agreement is terminated for any reason prior to expiration, which we have at times experienced in the past and may experience in the future, our results of operations will be adversely affected in future periods. In addition, we may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our products and services may not be fully reflected in our results of operations until future periods. Our recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable term.

Our anticipated growth is dependent on large nonprofit organizations, or NPOs, adopting and continuing to use our solution.

          Our ability to increase revenue and achieve and maintain profitability depends, in large part, on the adoption and continued use of our solution by large NPOs including large multi-chapter NPOs. Our efforts to sell to and retain these clients may not be successful. In particular, because we are a relatively new company with a limited operating history, these target clients may have concerns regarding our viability and may prefer to purchase applications from a larger competitor. Further, if a large client seeks to terminate its agreement with us, and we are not successful in enforcing, or elect not to enforce, our agreement with the client, our results of operations will be adversely affected.

Our business depends substantially on clients renewing, upgrading and expanding their subscriptions for our solution. Any decline in our client renewals, upgrades and expansions would harm our future operating results.

          We sell our solution pursuant to subscription agreements that are generally three years in length. Our clients have no obligation to renew their subscriptions for our solution after the expiration of their initial subscription period. In addition, our clients may elect to subscribe to a fewer number of applications upon renewal with us. Moreover, under certain circumstances, our clients have the right to cancel their subscription agreements before they expire. Some of our client agreements provide for the ability of a client to cancel during the first year of such client's initial subscription for our solution for performance-related reasons. Our clients' renewal rates may decline or fluctuate and our clients' cancellation rates may increase or fluctuate as a result of a number of factors, including their dissatisfaction with our solution or those services provided by third parties, and their ability to continue their operations and spending levels. If our clients do not renew their subscriptions for our solution, renew on less favorable terms, or do not purchase additional functionality or subscriptions, our revenue may grow more slowly than expected or decline and we may not be able to achieve and maintain profitability.

          We serve a broad range of NPOs, the less established of whom may be subject to a higher rate of insolvency or may have limited durations due to the underlying causes that they support. We generally are able to perform only limited financial due diligence on the creditworthiness of our prospective clients and we may not accurately predict a client's creditworthiness. As a result, if our actual collections are lower than we expect, our future results of operations and cash flows could be negatively affected.

We encounter long sales cycles, particularly for our largest clients, which could have an adverse effect on the size, timing and predictability of our revenue and cash flows.

          Potential clients, particularly our larger clients, generally commit significant resources to an evaluation of available technologies and require us to expend substantial time, effort and money educating them as to the value of our solution. Sales of our solution to these larger clients often require an extensive education and marketing effort. Generally, our sales cycle takes between six and nine months, but in some cases may take longer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. The sales cycle for our solution is subject to significant risks and delays over which we have little or no control, including:

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  our clients' budgetary constraints;

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  the timing of our clients' budget cycles and approval processes;

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  our clients' willingness to replace their current methods or solutions; and

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  our need to educate potential clients about the uses and benefits of our solution.

          If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, the size, timing and predictability of our revenue and results of operations could be harmed.

Interruptions, delays or security violations at our outsourced hosting, datacenters and payment processing services could impair the delivery of our solution and harm our reputation and business.

          We host our solution and serve all of our clients from two third-party datacenters, one located in Austin, Texas and the other in Sacramento, California. Neither datacenter is currently configured to provide failover services in the event services at the other facility are interrupted. Any interruptions or problems at either datacenter would likely result in significant disruptions in our solution hosted at such site. We do not control the operation of these datacenters and each is vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Each datacenter is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions at each datacenter, the occurrence of a natural disaster or an act of terrorism, a decision to close a datacenter without adequate notice or other unanticipated problems such as work stoppages at a datacenter could result in interruptions or delays in our solution and our failure to meet our service level commitments to our clients. Each datacenter has no obligation to renew its agreement with us on commercially reasonable terms, or at all. If we are unable to renew our agreement with a datacenter on commercially reasonable terms, we may experience costs or downtime in connection with the transfer to a new third-party datacenter.

          In addition, we rely on third-party providers for payment processing of funds contributed to our clients by their constituents. Such third-party providers have experienced significant downtime in the past during high transaction volumes and may experience similar downtime in the future. Although substantially all of our subscription agreements do not provide service level commitments relating to payment processing services provided by third parties, any interruptions in our solution may cause harm to our reputation, cause clients to terminate their subscription agreements and harm our renewal rates. Our business will also be harmed if our clients and potential clients believe our solution is unreliable.

We provide service level commitments to our clients, which could cause us to issue credits for future products and services if the stated service levels are not met for a given period and could significantly harm our reputation and operating results.

          We provide service level commitments in our subscription agreements. If we are unable to meet the stated service level commitments, we may be contractually obligated to provide these clients with credits for future products and services. We may not be able to recover from our third party hosting providers the amount of credits we are required to provide to our clients. Our revenue could be significantly impacted if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our clients. We do not currently have any reserves on our balance sheet for these commitments. Our failure to meet our level of service commitment may require us to credit a qualifying client a portion of the monthly fees owed in the month of such failure. In addition, any extended service outages could harm our reputation, decrease our revenue and adversely affect our operating results.

If our solution does not scale to accommodate a high volume of traffic and transactions, we may experience client dissatisfaction and fail to grow our revenue.

          We seek to generate a higher volume of website traffic and other electronic transactions for our clients as part of our product and service offerings. The satisfactory performance, reliability and availability of our solution, including our network infrastructure, are critical to our reputation and our ability to attract and retain new clients. Any system interruptions that result in the unavailability or under-performance of our solution would reduce the volume of traffic and transactions processed on our system for our clients and may also diminish the attractiveness of our solution to our clients. Furthermore, our inability to add software and hardware or to develop and further upgrade our existing technology or network infrastructure to accommodate increased traffic or increased transaction volume may cause unanticipated system disruptions, slower response times, degradation in levels of client service and impaired quality of the users' experience. We may be unable to upgrade and expand our solution effectively or to integrate efficiently any new technologies with our existing solution. We expect to continue to upgrade our solution to improve our product and service offerings. Any inability to do so would harm our reputation, ability to maintain our client relationships and growth of our business.

          In addition, most of our subscription agreements provide for higher revenue as the volume of client traffic and transactions increase over the term of the agreement. If we are unable to scale our solution to effectively accommodate a higher volume of traffic and transactions, we will not be able to realize an increase in our revenue.

If NPOs do not adopt our solution or do not adopt our solution at our expected rate, our operating results will be harmed and our business will not grow as anticipated.

          We cannot be certain that the demand of NPOs for solutions such as ours will continue to develop and grow at its historic rates, if at all. We offer one solution comprised of multiple products and services and cannot be certain that NPOs will elect to use our solution rather than use competitive solutions. In addition, NPOs may attempt to develop solutions internally or use standardized software solutions not designed for the specific needs of NPOs. As a result, even if NPOs increasingly use the Internet for their constituent relationship needs, if we fail to develop and offer products and services that meet NPOs' needs in this area, our business may not grow and our operating results will be harmed.

          Factors that may affect market acceptance of our solution include:

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  reluctance by NPOs to migrate to an on-demand software suite or away from traditional, less automated, methods in general;

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  our number of service offerings and the risks associated with developing new service offerings;

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  the price and performance of our solution;

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  the level of customization we can offer;

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  the availability, performance and price of competing products and services, including internally developed solutions and general solutions not designed specifically for NPOs;

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  reluctance by NPOs to trust third parties to store and manage their internal data; and

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  adverse publicity about us, our solution or the viability, reliability or security of on-demand software solutions generally from third-party reviews, industry analyst reports and adverse statements made by competitors.

          Many of these factors are beyond our control. The inability of our solution to achieve widespread market acceptance would harm our business.

The market in which we operate is intensely competitive, and our failure to compete successfully would cause our revenue and market share to decline.

          The market in which we operate is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. Our principal competitors are companies that focus on NPOs, including public companies such as Blackbaud, Inc. and Kintera, Inc. and, to a significantly lesser extent, various smaller private companies. Many of our competitors have greater financial, technical and marketing resources that may enhance their ability to compete. For example, Blackbaud may leverage its cash position and access to borrowings to increase its competitive position in our market. In addition, certain competitors, including Blackbaud and Kintera, have made acquisitions to strengthen their positioning and may do so in the future.

          Other larger potential competitors, such as Microsoft Corporation, Oracle Corporation, Salesforce.com, Inc. and The Sage Group plc, could make acquisitions and enter the market as well. Smaller competitors, such as those providing open source solutions, web development services and content management, e-mail marketing and other point tools, may strengthen their offerings through internal development or acquisitions and enhance their respective ability to compete. Other competitors have established or strengthened cooperative relationships with strategic partners serving the NPO market, thereby limiting our ability to promote our solution and the number of partners available to help market our products and services. These competitive pressures could cause our revenue and market share to decline.

We may not realize the expected benefits of our acquisition of GetActive, which would harm our business.

          In February 2007, we acquired GetActive to enhance and broaden our service offerings. If we are to realize the anticipated benefits of the acquisition, we must fully and efficiently integrate the operations of GetActive, integrate GetActive product and service offerings into a combined solution, and migrate GetActive clients to the combined solution. We have only begun our integration and migration efforts. We expect the substantial majority of our client migration activities to be complete by the end of 2009. If our migration activities are unsuccessful or slower than we anticipate, our reputation and operating results would be harmed.

          Our success in efficiently completing the integration involves a number of risks, including the following:

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  the diversion of limited management resources from existing operations;

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  unforeseen difficulties in integrating operations and systems;

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  difficulties in retaining clients;

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  difficulties in supporting and transitioning GetActive clients;

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  the difficulties in combining different product and service offerings into a single solution that clients will adopt;

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  the challenges of managing a substantially larger information technology network and production system;

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  the challenges of servicing a substantially larger client base;

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  the difficulties in managing client relationships with varying terms and conditions;

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  the challenges of integrating sales personnel, including territories and compensation plans; and

  •
  potential loss of key employees.

          The success of our acquisition of GetActive will depend in part on our ability to retain its services, sales, marketing, development and other personnel. Some employees have terminated their employment and it is possible that more of these employees may decide to terminate their employment in the future. If key employees terminate their employment, the GetActive services, sales, marketing or development activities might be adversely affected, our management's attention might be diverted from successfully integrating the GetActive's operations to hiring suitable replacements, and, as a result, our business might suffer.

          This acquisition also resulted in the recording of goodwill and other intangible assets which may be subject to potential impairment that could adversely affect our operating results. If the migration of GetActive clients or the integration of GetActive operations is not successful or the anticipated benefits of the acquisition are not realized, our business would be harmed.

If we are not able to manage our anticipated growth effectively, our business may be harmed.

          We will need to grow our infrastructure to address potential market opportunities. Our growth has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management, administrative, operational and financial infrastructure. We anticipate that further growth will be required to address increases in our client base, as well as our planned expansion into new geographic areas. If we continue to expand our operations, we may not be effective in expanding our physical facilities and our systems, procedures or controls may not be adequate to support such expansion. If we are unable to manage our growth, our business will be harmed.

          We have determined that our existing accounting software solution is not adequate to support our anticipated growth and financial complexities in the future. We have recently begun the process of implementing a new accounting software solution. If we are unable to effectively implement and enhance this solution to handle our increased financial complexity and reporting needs, our financial infrastructure may suffer and our business may be harmed. In addition, if we are unable to effectively implement and enhance this new accounting software solution, we may be unable to meet our reporting obligations in a timely manner.

          Preparing our financial statements involves a number of complex processes, some of which are done manually and are dependent upon individual data input or review. These processes include, but are not limited to, calculating ratable revenue, deferred revenue and client billing. While we plan to commence the adoption of automatic processes with regard to these accounts with the implementation of our new accounting software, until such time, we expect these processes with remain manually intensive with a greater likelihood for error.

We depend on our direct sales force and our partner network for sales of our solution and, if we do not attract and retain our sales personnel or maintain our partner relationships, our revenue may be adversely affected.

          We depend primarily on our direct sales force to obtain new clients and to manage our client base. There is significant competition for direct sales personnel with the advanced sales skills and technical knowledge that sales of our solution require. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel.

          We complement our direct sales personnel with a network of over 150 partners serving the NPO industry, including interactive agencies, direct marketing agencies, public affairs firms and complementary technology companies. Our partner network helps us grow our client base and we believe enables us to provide a more complete solution for our clients. If our partners fail to increase awareness of our solution or to assist us in gaining access to decision-makers at NPOs, then we may need to increase our marketing expenses, change our marketing strategy or enter into marketing relationships with different parties, any of which could impair our ability to generate increased revenue. Our typical partner agreement is not exclusive and our partners may choose not to promote sales of our solution. If we do not maintain and increase our partner relationships, our revenue may be adversely affected.

If we fail to retain key personnel or if we fail to attract additional qualified personnel, we will not be able to achieve our anticipated level of growth and our operating results could be harmed.

          Our future success depends upon the continued service of our officers and other key sales, development and professional services staff. The loss of the services of our officers and other key personnel would harm our operations. In addition, our future success will depend in large part on our ability to attract a sufficient number of highly qualified personnel, and there can be no assurance that we will be able to do so. Competition for qualified personnel can be intense, and we might not be successful in attracting and retaining them. The pool of qualified personnel with experience working with or selling to NPOs is limited overall and specifically in Austin, Texas and Berkeley, California, where a significant portion of our operations are located.

          In addition, we have engaged a third party to outsource a portion of our software development and testing to resources located in India. While we do not currently anticipate increasing our development activities offshore, we will likely increase the proportion of our software testing work performed by such third-party provider. We may not achieve the cost savings and other benefits we anticipate from these efforts and our third-party provider may not be able to find or retain sufficient numbers of developers with the necessary skill sets in India to meet our needs.

          Our ability to maintain and expand our sales, research and development and professional services teams will depend on our ability to recruit, train and retain top quality people with advanced skills who understand sales to, and the specific needs of, NPOs. For these reasons, we have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales and services personnel to become productive, particularly with respect to obtaining and supporting major client accounts. If we are unable to hire or retain qualified personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity slower than anticipated, it would be more difficult for us to sell our solution, and we could experience a shortfall in revenue and may not achieve our planned growth.

Various private spam blacklists have in the past interfered with, and may in the future interfere with, the effectiveness of our solution and our ability to conduct our business.

          We depend on email to market to and communicate with our clients, and our clients rely on email to communicate with their constituents. Various private entities attempt to limit the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that exceed current legal requirements in the United States and classify certain email solicitations that comply with current legal requirements as spam. Some of these entities maintain "blacklists" of companies and individuals, and the websites, Internet service providers and Internet protocol addresses associated with those entities or individuals, that do not adhere to those standards of conduct or practices for commercial email solicitations that the blacklisting entity believes are appropriate. If a company's Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked by servers that receive or route email and subscribe to the blacklisting entity's service or purchase its blacklist. Any blocking of email communications generated by clients using our solution will reduce the effectiveness of our solution and harm our ability to sell our solution and conduct our business.

Government regulation could adversely affect our business.

          We are subject not only to laws and regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce and fundraising activities. Although currently there are relatively few laws and regulations related to electronic commerce and online fundraising, state, federal and foreign governments may adopt or enforce laws and regulations applicable to our business and to our clients' use of our solution, which could dampen the growth or limit the use of online fundraising. If such a decline occurs or the costs of our clients' compliance with regulations related to online fundraising increase, NPOs may decide not to use our solution. Further, our failure to comply with any such laws or regulations could subject us to fines, penalties or other damages that could harm our operating results.

          The promulgation, amendment or enforcement of any laws or regulations in the following areas could affect our business:

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  charitable fundraising and related services;

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  campaign finance;

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  user privacy;

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  the pricing and taxation of products and services offered over the Internet;

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  the content of websites;

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  patents, copyrights, trade secrets, trademarks and other areas of intellectual property;

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  consumer protection, including the potential application of "do not call" registry requirements on our clients;

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  freedom of speech and expression

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  the online distribution of specific material or content over the Internet;

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  the characteristics and quality of products and services offered over the Internet; and

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  federal, state or local taxation, particularly with respect to charitable giving, research and development activities, employee compensation and other activities generally pertaining to our business.

          We are also subject to certain state registration requirements related to companies that provide fundraising consulting services. Under these registration requirements, we could incur fines, penalties or other damages that could harm our reputation and our operating results. In addition, the states in which we are registered may impose new requirements and additional states may adopt registration requirements that may increase our compliance expenses.

We may be subject to legal liability for content and activities of our clients and their constituents.

          We host content provided by our clients and their constituents and provide products and services that enable them to exchange information, conduct business and engage in various online activities. From time to time, we are requested to provide information or otherwise become involved in legal and other matters involving our clients' online activities. While we require our clients to agree to comply with acceptable usage policies or other content restrictions, clients and their constituents may provide content or conduct activities that could require us to conduct investigations or defend claims by private persons and entities or governmental entities that may be with or without merit, may subject us to liability to our third-party suppliers and others, and may damage our business or reputation.

Evolving privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our solution and harm our business.

          Our clients can use our solution to store personal or identifying information regarding their clients and contacts. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and other individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our solution, reduce overall demand for our solution and increase our operating expenses, and we may be unable to pass along those costs to our clients in the form of increased subscription fees.

          In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If regulatory burdens related to collection and use of personal information increase, our solution would be less effective, which may reduce demand for our solution and harm our business.

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email product, and establishes financial penalties for non-compliance, which could increase the costs of our business.

          In December 2003, Congress enacted Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act. For example, Utah and Michigan have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as sexually-oriented products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our clients' constituents to opt out of receiving commercial emails may minimize the effectiveness of our email product. Moreover, non-compliance with the CAN-SPAM Act can involve significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our clients or if we were deemed to be directly subject to and in violation of these requirements by the future interpretation of such laws by a court of law, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business or we may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain clients or increase our operating costs.

If existing clients and prospective clients refuse to adopt, renew or enhance our solution because of our relationship with clients with conflicting ideologies or missions, our business will not grow at our anticipated rate and our operating results will be harmed.

          Our clients have a wide range of ideological missions. Many NPOs focus upon and support ideological causes that may conflict with the ideological causes of our other clients. A few prospective clients in the past have hesitated or refused to use our solution because of our relationship with NPOs with ideologies that directly conflict with the ideologies of such prospective clients. If the number of our clients grow as we anticipate, the potential for such conflict will increase as the collective ideologies of our client base is correspondingly increased. We have adopted a policy of working with all NPOs supporting a wide range of ideological missions other than those that promote violence, hatred, or racial or religious intolerance. If our prospective clients refuse to adopt our solution, or if our existing clients do not renew or otherwise terminate their use of our solution, due to such conflicts, our business may not grow at our historic rate, if at all, and our operating results will be harmed.

If we are not able to develop enhancements and new features to our existing solution or acceptable new products and services that keep pace with technological developments, our business will be harmed.

          If we are unable to develop enhancements to and new features for our solution or acceptable new products and services that keep pace with rapid technological developments, our business will be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature or service. Failure in this regard may significantly impair our revenue growth. In addition, because the software underlying our solution is designed to operate on a variety of network hardware and software platforms using a standard browser, we will need to continuously modify and enhance our solution to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in timely bringing them to market. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our solution to operate effectively with future network platforms and technologies could reduce the demand for our solution.

Claims that we infringe upon third parties' intellectual property rights could be costly to defend or settle.

          Litigation regarding intellectual property rights is common in the software industry. We expect that our solution may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. Both Convio and GetActive have encountered and may encounter in the future disputes over rights and obligations concerning intellectual property. In the past, each of Convio and GetActive have been involved in a litigation with Kintera. Kintera or other third parties may seek to bring claims against us in the future. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our solution. Our business, operating results and financial condition could be harmed if any of these events occurred.

          In addition, we generally indemnify our clients against certain claims that our solution infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our clients against infringement claims and paying any resulting damage awards or settlements. In the event of a claim of infringement, we and our clients might be required to obtain one or more licenses from third parties. We, or our clients, might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. We, or our clients, might become subject to an injunction that prevents use of the allegedly infringing technology. Defense of any lawsuit, the cost of any damages or settlements, failure to obtain any such required licenses or issuance of an injunction could harm our business, operating results and financial condition.

If the security of the software underlying our solution is breached, our business and reputation could suffer.

          Fundamental to the use of our products and services is the secure collection, storage and transmission of constituent information. We serve our clients from two third-party datacenters in Austin, Texas and Sacramento, California. Third parties may attempt to breach our security, that of our clients or that of our third-party datacenters and payment processing partners. If any such compromise of security were to occur, it could result in misappropriation of proprietary information or interruptions in operations. We might be liable to our clients for any breach in such security, and any breach could harm our clients, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Software underlying our solution is vulnerable to viruses and similar data disruptions, which could lead to interruptions, delays or loss of data. We might be required to expend significant capital and other resources to notify and communicate with affected individuals, provide credit monitoring or other protections, protect further against security breaches or to rectify problems caused by any security breach.

We rely on third-party software to provide our solution that may be difficult to replace or which could cause errors or failures.

          We rely on software licensed from third parties in order to offer our solution, including database software from Oracle Corporation. This software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software or could result in delays in the provisioning of our solution until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solution which could harm our business. Many of our third-party providers attempt to impose limitations on their liability for errors, defects, or failures in their hardware, software, or services, which we are required to pass through to our clients. Those limitations may or may not be enforceable, and we may have liability to our clients or providers that could harm our business.

Defects or disruptions in our solution could diminish demand for our solution and subject us to substantial liability.

          Because the software underlying our solution is complex, such software may have errors or defects that users identify after they begin using it that could result in unanticipated downtime for our clients and harm our reputation and business. Internet-based products and services frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in the software underlying our solution and new errors in our existing software may be detected in the future. In addition, our clients may use our solution in unanticipated ways that may cause a disruption in our solution for other clients attempting to access their data. Since our clients use our solution for important aspects of their business, any errors, defects, disruptions in, or other performance problems with, the software underlying our solution could hurt our reputation and may damage our clients' businesses. If that occurs, clients could elect not to renew, or delay or withhold payment to us, we could lose future sales or clients may make warranty or breach of contract claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and damages or settlements.

We only have recently filed patent applications and currently rely upon copyright, and trade secret laws to protect our proprietary rights, which might not provide us with adequate protection.

          Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We might not be successful in protecting our proprietary technology, and our proprietary rights might not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patent, copyright and trade secret laws, as well as nondisclosure agreements, each of which affords only limited protection. We currently do not have patents issued for any of our proprietary technology and we only recently filed patent applications relating to our solution in the United States. We have not filed any patent applications in any international jurisdictions. Any inability to protect our intellectual property rights could harm our business, operating results and financial condition. It is possible that:

  •
  our pending patent applications may not result in the issuance of patents;

  •
  any patents issued to us may not be timely or broad enough to protect our proprietary rights;

  •
  any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents; and

  •
  current and future competitors may independently develop similar technologies, duplicate our solution or design around any of our patents.

          In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our solution is difficult, and litigation could become necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and harm our business, financial condition and results of operations.

We use open source software in the software underlying our solution that may subject our software to general release or require us to re-engineer such solution, which may cause harm to our business.

          We use open source software in the software underlying our solution and may use more open source software in the future. From time to time, there have been claims, generally in the media and directly against companies that distribute or use open source software in their products and services, asserting that open source software infringes the claimants' intellectual property rights. We could be subject to suits by parties claiming infringement of intellectual property rights by what we believe to be open source software. Use and distribution of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use, modification and distribution. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software. Open source license terms may be ambiguous and many of the risks associated with usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, in addition to the potential that we license modifications or derivative works we create under open source license terms, we may be required to re-engineer our software underlying our solution, to discontinue the sale of our solution in the event re-engineering cannot be accomplished on a timely basis, take other remedial action that may divert resources away from our development efforts or be subject to an injunction or damage award or settlement, any of which could harm our business and increase our operating expenses.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

          As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the NASDAQ Stock Market LLC, impose additional requirements on public companies, including requiring changes in corporate governance practices. For example, the listing requirements of the NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

          In addition, U.S. securities laws require, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2008 we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to potential delisting by the NASDAQ Global Market and review by the NASDAQ Stock Market, the SEC, or other regulatory authorities, which would require additional financial and management resources.

We may enter into acquisitions that may be difficult to integrate, fail to achieve our strategic objectives, disrupt our business, dilute stockholder value or divert management attention.

          We currently do not have any agreements with respect to any acquisitions, but in the future we may pursue acquisitions of businesses to complement our existing business. We cannot assure you that any acquisition we make in the future will provide us with the benefits we anticipated in entering into the transaction. Acquisitions are typically accompanied by a number of risks, including:

  •
  difficulties in integrating the operations and personnel of the acquired companies;

  •
  difficulties in maintaining acceptable standards, controls, procedures and policies;

  •
  potential disruption of ongoing business and distraction of management;

  •
  inability to maintain relationships with clients of the acquired business;

  •
  impairment of relationships with employees and clients as a result of any integration of new management and other personnel;

  •
  difficulties in incorporating acquired technology and rights into our products and services;

  •
  unexpected expenses resulting from the acquisition; and

  •
  potential unknown liabilities associated with acquired businesses.

          In addition, acquisitions may result in the incurrence of debt, restructuring charges and write-offs, such as write-offs of acquired in-process research and development. Acquisitions may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges. Furthermore, if we finance future acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted and earnings per share may decrease. To the extent we finance future acquisitions with debt, such debt could include financial or operational covenants that restrict our business operations.

          We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to achieve our anticipated level of growth and our business and operating results could be harmed.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from executing our growth strategy.

          We intend to continue to make investments to support our growth and believe that our existing cash and cash equivalents and our cash flow from future operating activities will be sufficient to meet our anticipated cash needs for the next twelve months. We may, however, require additional capital from equity or debt financings in the future to fund our operations or respond to competitive pressures or strategic opportunities in the event that we continue to incur significant losses or otherwise. In addition, we may require additional financing to fund the purchase price of future acquisitions. Additional financing may not be available on terms favorable to us, or at all. Any additional capital raised through the sale of equity or convertible debt securities may dilute your percentage ownership of our common stock. Furthermore, any new debt or equity securities we issue could have rights, preferences and privileges superior to our common stock. Capital raised through debt financings could require us to make periodic interest payments and could impose potentially restrictive covenants on the conduct of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If we expand our operations outside of the United States, our expansion may subject us to risks that may adversely affect our operating results.

          An element of our growth strategy is to expand our international operations and develop a worldwide client base. To date, we have not realized a material portion of our revenue from clients outside the United States. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, we cannot assure you that our international expansion efforts will be successful. In addition, we will face risks in doing business internationally that could adversely affect our business, including:

  •
  economic conditions in various parts of the world;

  •
  unexpected changes in regulatory requirements;

  •
  less protection for intellectual property rights in some countries;

  •
  new and different sources of competition;

  •
  multiple, conflicting and changing tax laws and regulations that may affect both our international and domestic tax liabilities and result in increased complexity and costs;

  •
  if we were to establish international offices, the difficulty of managing and staffing such international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

  •
  difficulties in enforcing contracts and collecting accounts receivable, especially in developing countries;

  •
  if contracts become denominated in local currency, fluctuations in exchange rates; and

  •
  tariffs and trade barriers, import/export controls and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets.

          If we decide to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks associated with future international operations. Our failure to manage any of these risks successfully could harm our future international operations, adversely affecting our business, operating results and financial condition.

Risks Relating to this Offering and Ownership of Our Common Stock

The trading price of our common stock is likely to be volatile, and you might not be able to sell your shares at or above the initial public offering price.

          The trading prices of the securities of technology companies have been highly volatile. Further, our common stock has no prior trading history. Factors affecting the trading price of our common stock will include:

  •
  variations in our quarterly and annual operating results;

  •
  announcements of technological innovations, new products, services or enhancements, strategic alliances or agreements by us or by our competitors;

  •
  the gain or loss of clients;

  •
  recruitment or departure of key personnel;

  •
  changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

  •
  sales of common stock or other securities by us in the future;

  •
  market conditions in our industry, the industries of our clients and the economy as a whole; and

  •
  adoption or modification of regulations, policies, procedures or programs applicable to our business.

          In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management's attention and resources.

Our securities have no prior market and our stock price may decline after the offering.

          Prior to this offering, there has been no public market for shares of our common stock. Although we have applied to have our common stock listed on the NASDAQ Global Market, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. Our company and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering. As a result, you could lose all or part of your investment.

Future sales of shares by existing stockholders could cause our stock price to decline.

          If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up, which period may be extended in certain limited circumstances, and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline below the initial public offering price. Based on shares outstanding as of June 30, 2007, upon the closing of this offering, we will have outstanding              shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, only the             shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. Goldman, Sachs & Co. may, in its sole discretion, permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

          After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, which period may be extended in certain limited circumstances, up to an additional             shares will be eligible for sale in the public market,             of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, as of June 30, 2007, the 717,807 shares subject to outstanding warrants, the 6,373,248 shares that are subject to outstanding options and the             shares reserved for future issuance under our equity plans upon the closing of this offering, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

          Some of our existing stockholders have contractual demand or piggyback rights to require us to register with the SEC up to             shares of our common stock. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market. All of these shares are subject to lock-up agreements restricting their sale for 180 days after the date of this prospectus, which period may be extended in certain limited circumstances.

          After this offering, we intend to register approximately             shares of our common stock that we have issued or may issue under our equity plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements, if applicable, described above.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Insiders will continue to have substantial control over us after this offering, which may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

          Upon the closing of this offering, our directors and executive officers and their affiliates will beneficially own, in the aggregate, approximately          % of our outstanding common stock, assuming no exercise of the underwriters' over-allotment option, compared to         % represented by the shares sold in this offering, assuming no exercise of the underwriters' over-allotment option. As a result, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or our assets. This concentration of ownership could limit your ability to influence corporate matters and delay or prevent a third party from acquiring control over us. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, please see the section titled "Principal and Selling Stockholders."

As a new investor, you will experience substantial dilution as a result of this offering and future equity issuances.

          The assumed initial public offering price per share is substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate substantial dilution of $             a share. In addition, we have issued options and warrants to acquire common stock at prices below the assumed initial public offering price. To the extent outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed initial public offering price when they purchased their shares of common stock. In addition, if the underwriters exercise their over-allotment option, or if we issue additional equity securities, you will experience additional dilution.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

          We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. For more information, see the section titled "Description of Capital Stock — Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law." In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect as of the closing of this offering:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

  •
  require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

  •
  require that a supermajority vote be obtained to amend or repeal certain provisions of our certificate of incorporation;

  •
  require that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

  •
  provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

  •
  prevent stockholders from calling special meetings; and

  •
  prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

          Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering to possibly repay our credit facilities and for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how the net proceeds from this offering are used.

FORWARD-LOOKING STATEMENTS

          We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Management" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," "will," or the negative or plural of these words and other comparable terminology. Forward-looking statements made herein include, but are not limited to, statements about:

  •
  anticipated trends and challenges in our business and the non-profit market in which we operate;

  •
  our ability to address the needs of NPOs or develop new or enhanced products to meet those needs;

  •
  expected adoption of our solution by our potential clients;

  •
  our ability to compete in our industry;

  •
  our ability to grow our revenue;

  •
  our ability to protect our confidential information and intellectual property rights;

  •
  our ability to manage our growth and anticipated expansion into new markets;

  •
  our need to obtain additional funding and our ability to obtain funding in the future on acceptable terms; and

  •
  our expectations regarding the use of the net proceeds from this offering.

          These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, are based largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives and financial needs. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. You should specifically consider the numerous risks outlined under "Risk Factors" and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

          We estimate that the net proceeds we will receive from this offering will be approximately $              million, based on the assumed initial public offering price of $             per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full we estimate that our net proceeds will be approximately $              million. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

          Our principal purposes for this offering are to obtain working capital for general corporate purposes, establish a public market for our common stock and facilitate our future access to public capital markets. We will have broad discretion in the way we use the net proceeds and we may choose to repay our credit facilities, including:

  •
  up to $959,000 outstanding as of June 30, 2007 under our revolving line of credit with Bridge Bank dated December 27, 2005 that has a maturity date of December 27, 2007 and had an interest rate equal to Bridge Bank's announced prime rate plus a margin of 0.5%; and

  •
  up to $1.5 million of lease obligations outstanding as of June 30, 2007 under our master lease agreement with ATEL Ventures dated March 15, 2006 that have maturity dates from April 1, 2009 to April 1, 2010 and had a weighted average interest rate of 13.5% in 2006.

          However, we do not have agreements or commitments for any specific repayments related to these credit facilities at this time.

          Pending use of the net proceeds from this offering described above, we intend to invest the net proceeds in short- and intermediate-term interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

          We may also use a portion of the proceeds to expand our current business through acquisitions or investments in other complementary businesses, products or technologies. We have no agreements or commitments with respect to any acquisitions at this time.

          The amount and timing of what we actually spend may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations as well as the other factors described in the section titled "Risk Factors."

DIVIDEND POLICY

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support the operation of and to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with certain covenants under our credit facilities, which restrict or limit our ability to pay dividends, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

          The following table sets forth our capitalization as of June 30, 2007 on:

  •
  an actual basis;

  •
  on a pro forma basis after giving effect to (i) the conversion of all outstanding shares of preferred stock and common stock into 35,894,862 shares of a single series of common stock immediately prior to the closing of this offering and (ii) the reclassification of the preferred stock warrant liability to common stock and additional paid-in capital immediately prior to the closing of this offering; and

  •
  on a pro forma as adjusted basis to give effect to (i) our filing of an amended and restated certificate of incorporation, (ii) the conversion of all outstanding shares of preferred stock and common stock into 35,894,862 shares of a single series of common stock immediately prior to the closing of this offering, (iii) the reclassification of the convertible preferred stock warrant liability to common stock and additional paid-in-capital immediately prior to the closing of this offering and (iv) our receipt of the estimated net proceeds from the sale by us of                          shares of common stock in this offering at an assumed initial public offering price of $         per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

          You should read the following table in conjunction with the sections titled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.

	As of June 30, 2007
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands, except share and per share amounts)
Cash and cash equivalents	$14,635	$14,635	$

Long-term debt and capital lease obligations, including current portion	$5,986	$5,986
Convertible preferred stock warrant liability	1,538	—
Convertible preferred stock, $0.001 par value, 15,542,812 shares authorized and issuable in series, 15,102,516 shares designated, issued and outstanding, actual; no shares authorized, no shares designated, issued or outstanding, pro forma and pro forma as adjusted	33,869	—
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, no shares authorized, issuable in series, designated, issued or outstanding, actual and pro forma; 5,000,000 shares authorized, no shares designated, issued or outstanding, pro forma as adjusted	—	—		—
Common stock, $0.001 par value, 60,000,000 authorized and issuable in series, 20,792,368 shares designated, issued and outstanding, actual; 60,000,000 shares authorized, 35,894,862 shares issued and outstanding, pro forma; shares authorized, issued and outstanding, pro forma as adjusted	21	36
Additional paid-in capital	32,611	68,003
Accumulated deficit	(45,788)	(45,788)

Total stockholders' equity (deficit)	(13,156)	22,251

Total capitalization	$28,237	$28,237	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

          This table excludes the following shares:

  •
  717,807 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2007 to acquire our common stock with a weighted average exercise price of $1.59 per share;

  •
  6,373,248 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2007 with a weighted average exercise price of $0.93 per share;

  •
  244,356 shares reserved for future issuance under our 1999 Stock Option/Stock Issuance Plan; and

  •
  shares reserved for future issuance, and any automatic increases in the shares reserved for future issuance, under our 2007 Equity Incentive Plan.

          This table includes the following shares:

  •
  240,317 shares of restricted common stock issued upon the early exercise of stock options at a weighted average exercise price of $0.39 per share that are classified as outstanding for financial reporting purposes, except in the calculation of net loss per common share.

DILUTION

          Our pro forma net tangible book value as of June 30, 2007 was approximately $(29.8) million, or $(1.44) per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on June 30, 2007 after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock immediately prior to the closing of this offering.

          Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering at an assumed initial public offering price of $             per share. Without taking into account any changes in net tangible book value after June 30, 2007, other than to give effect to the sale of                          shares of our common stock in this offering by us, after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2007 would have been approximately $              million, or $             per share of our common stock. This amount represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution in net tangible book value of $             per share to new investors purchasing shares in this offering. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2007		(1.44)
Increase in pro forma net tangible book value in per share attributable to new investors

Pro forma as adjusted net tangible book value per share after the offering

Dilution per share to new investors in this offering

          If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $             per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $             per share and the dilution to new investors purchasing shares in this offering would be $             per share.

          If all of the outstanding options and warrants were exercised, the net tangible book value as of June 30, 2007 would have been $              million and the pro forma as adjusted net tangible book value after this offering would have been $             per share, causing dilution to new investors of $             per share.

          A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2007 by approximately $              million, the pro forma as adjusted net tangible book value per share after this offering by $             per share and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

          The following table summarizes, as of June 30, 2007 on a pro forma as adjusted basis described above, the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	35,894,862		$42,524,128		$1.35
New investors(1)

Total		100%		100%

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriter discount and estimated offering expenses payable by us.

          The sale of                          shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to                          shares, or    % of the total shares outstanding, and will increase the number of shares held by investors participating in this offering to                           shares, or    % of the total shares outstanding. In addition, if the underwriters exercise their over-allotment option in full, the number of shares held by existing stockholders will be further reduced to                          shares, or    % of the total shares outstanding, and the number of shares held by investors participating in this offering will be further increased to                          shares, or    % of the total shares outstanding.

          As of June 30, 2007, there were options outstanding to purchase a total of 6,373,248 shares of common stock at a weighted average exercise price of $0.93 per share. As of June 30, 2007, there were warrants outstanding to purchase 717,807 shares of common stock with a weighted average exercise price of $1.59 per share. The above discussion and table assumes no exercise of stock options or warrants outstanding as of June 30, 2007. If all of these options and warrants were exercised, our existing stockholders, including the holders of these options and warrants, would own         % of the total number of shares of our common stock outstanding upon the closing of this offering and our new investors would own         % of the total number of shares of our common stock upon the closing of this offering.

          As of June 30, 2007, there were 240,317 shares of restricted common stock issued upon the early exercise of stock options at a weighted average exercise price of $0.39 per share that are classified as outstanding for financial reporting purposes, except in the calculation of net loss per common share.

SELECTED FINANCIAL DATA

          The following tables set forth selected financial data. We derived the statements of operations and cash flow data for the years ended December 31, 2004, 2005 and 2006 and balance sheet data as of December 31, 2005 and 2006 from our audited financial statements included elsewhere in this prospectus. We derived the statements of operations and cash flow data for the years ended December 31, 2002 and 2003 and balance sheet data as of December 31, 2002, 2003 and 2004 from our audited financial statements which have not been included in this prospectus. We derived the statement of operations and cash flow data for the six months ended June 30, 2007 and balance sheet data as of June 30, 2007 from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the information set forth therein. You should read this selected financial data in conjunction with the financial statements and related notes and the information in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See note 2 to our financial statements for a description of the calculation of basic and diluted net loss per share. The historical results set forth below are not necessarily indicative of results of operations to be expected in any future period.

          The selected unaudited pro forma consolidated combined statement of operations data for the year ended December 31, 2006 and the six months ended June 30, 2006 and 2007 are based on the historical statements of operations of Convio and GetActive and give effect to our acquisition of GetActive as if the acquisition had occurred on January 1, 2006. The selected unaudited pro forma consolidated combined statement of operations data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma consolidated combined financial statements. These estimates and assumptions have been made solely for the purposes of presenting such pro forma information. The selected unaudited pro forma consolidated combined statement of operations data are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been a single entity during these periods.

	Historical						Pro Forma
	Year Ended					Six Months Ended	Year Ended	Six Months Ended
	2002	2003	December 31, 2004	2005	2006	June 30, 2007	December 31, 2006	June 30, 2006	June 30, 2007
	(in thousands)						(in thousands)
Statement of Operations Data:
Revenue:
Subscription and services	$2,331	$5,062	$7,764	$11,093	$18,051	$16,648	$30,674	$13,714	$18,432
Usage	90	498	1,224	2,158	3,407	2,321	3,640	1,750	2,340

Total revenue	2,421	5,560	8,988	13,251	21,458	18,969	34,314	15,464	20,772
Cost of revenue	1,461	2,035	3,273	5,005	7,934	8,386	15,374	7,144	9,108

Gross profit	960	3,525	5,715	8,246	13,524	10,583	18,940	8,320	11,664
Operating expenses:
Sales and marketing	4,031	4,212	8,638	9,596	12,171	9,411	16,826	7,837	10,762
Research and development	1,538	1,705	2,065	2,582	3,488	3,070	7,412	3,440	3,612
General and administrative	988	930	1,286	1,936	2,351	2,029	5,172	2,357	2,626
Amortization of other intangibles	—	—	—	—	—	545	1,450	725	726
Restructuring expenses	—	—	—	—	—	283	—	—	283

Total operating expenses	6,557	6,847	11,989	14,114	18,010	15,338	30,860	14,359	18,009

Loss from operations	(5,597)	(3,322)	(6,274)	(5,868)	(4,486)	(4,755)	(11,920)	(6,039)	(6,345)
Interest and other income	40	114	107	211	138	130	212	100	135
Other income (expense)	—	—	—	—	93	(833)	93	85	(833)
Interest expense	(339)	(237)	(120)	(136)	(724)	(346)	(913)	(342)	(456)

Net loss	$(5,896)	$(3,445)	$(6,287)	$(5,793)	$(4,979)	$(5,804)	$(12,528)	$(6,196)	$(7,499)

Net loss per share — basic and diluted	$(6.54)	$(3.74)	$(7.90)	$(6.10)	$(2.71)	$(0.38)	$(1.69)	$(0.86)	$(0.44)

Weighted average number of shares — basic and diluted	902	920	931	949	1,840	15,540	7,411	7,193	16,933

Cash Flow Data:
Non-cash adjustments to net loss	$550	$460	$448	$766	$955	$2,876
Changes in operating assets and liabilities	1,167	117	373	1,029	2,813	719
Net cash used in operating activities	(4,179)	(2,868)	(5,466)	(3,998)	(1,211)	(2,209)

	Historical						Pro Forma
	Year Ended					Six Months Ended	Year Ended	Six Months Ended
	2002	2003	December 31, 2004	2005	2006	June 30, 2007	December 31, 2006	June 30, 2006	June 30, 2007
	(in thousands)						(in thousands)
The amounts shown above include amortization of acquired technology as follows:
Cost of revenue	$—	$—	$—	$—	$—	$381	$1,016	$508	$508
The amounts shown above include stock-based compensation as follows:
Cost of revenue	$—	$—	$—	$—	$13	$48	$16	$2	$48
Sales and marketing	—	—	—	27	25	98	35	8	101
Research and development	—	—	—	—	4	24	7	1	24
General and administrative	—	—	—	47	23	44	30	11	45

Total stock-based compensation expense	$—	$—	$—	$74	$65	$214	$88	$22	$218

	Actual
	As of December 31,
						As of June 30, 2007
	2002	2003	2004	2005	2006
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$985	$2,207	$10,346	$8,783	$8,514	$14,635
Working capital	(1,447)	855	8,421	5,140	(1,139)	2,442
Total assets	2,322	5,370	14,930	14,299	16,343	44,987
Preferred stock warranty liability	—	—	—	691	705	1,538
Long-term obligations, net of current portion	135	551	344	3,959	2,998	2,658
Convertible preferred stock	16,625	22,174	37,274	37,274	37,274	33,869
Total stockholders' deficit	$(17,784)	$(21,257)	$(28,272)	$(34,366)	$(38,864)	$(13,156)

UNAUDITED PRO FORMA CONSOLIDATED
COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma consolidated combined financial information sets forth the historical financial information as of and for the year ended December 31, 2006 and for the six months ended June 30, 2007 and 2006 as derived from our historical combined financial statements. The unaudited pro forma consolidated combined statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 and 2006 give effect to the acquisition of GetActive Software, Inc. as if it occurred on January 1, 2006.

          The unaudited pro forma consolidated combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred as presented in the accompanying pro forma consolidated combined financial statements, nor is it necessarily indicative of the future financial position or results of operations. The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes on page 39.

          You should read the unaudited pro forma financial information below along with all other financial information and analysis presented in this prospectus, including the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Convio's and GetActive's historical financial statements and related notes included elsewhere in this prospectus.

Convio, Inc.

Unaudited Pro Forma Consolidated Combined Statement of Operations

	Year Ended December 31, 2006
	Convio	GetActive	Adjustments		Total
	(in thousands, except per share amounts)
Revenue:
Subscription and services	$18,051	$12,623	$—		$30,674
Usage	3,407	233	—		3,640

Total revenue	21,458	12,856	—		34,314
Cost of revenue	7,934	6,424	1,016	(a)	15,374

Gross profit	13,524	6,432	(1,016)		18,940
Operating expenses:
Sales and marketing	12,171	4,655	—		16,826
Research and development	3,488	3,924	—		7,412
General and administrative	2,351	2,821	—		5,172
Amortization of other intangibles	—	—	1,450	(b)	1,450

Total operating expenses	18,010	11,400	1,450		30,860

Loss from operations	(4,486)	(4,968)	(2,466)		(11,920)
Interest income	138	74	—		212
Other income	93	—	—		93
Interest expense	(724)	(189)	—		(913)

Net loss	$(4,979)	$(5,083)	$(2,466)		$(12,528)

Net loss per share, basic and diluted	$(2.71)				$(1.69)

Weighted average common shares outstanding	1,840		5,571	(c)	7,411

See accompanying footnotes.

Convio, Inc.

Unaudited Pro Forma Consolidated Combined Statement of Operations

	Six Months Ended June 30, 2006
	Convio	GetActive	Adjustments		Total
	(in thousands, except per share amounts)
Revenue:
Subscription and services	$8,008	$5,706	$—		$13,714
Usage	1,637	113	—		1,750

Total revenue	9,645	5,819	—		15,464
Cost of revenue	3,627	3,009	508	(a)	7,144

Gross profit	6,018	2,810	(508)		8,320
Operating expenses:
Sales and marketing	5,687	2,150	—		7,837
Research and development	1,751	1,689	—		3,440
General and administrative	1,152	1,205	—		2,357
Amortization of other intangibles	—	—	725	(b)	725

Total operating expenses	8,590	5,044	725		14,359

Loss from operations	(2,572)	(2,234)	(1,233)		(6,039)
Interest income	65	35	—		100
Other income	85	—	—		85
Interest expense	(328)	(14)	—		(342)

Net loss	$(2,750)	$(2,213)	$(1,233)		$(6,196)

Net loss per share, basic and diluted	$(1.70)				$(0.86)

Weighted average common shares outstanding	1,622		5,571	(c)	7,193

	Six Months Ended June 30, 2007
	Convio	GetActive	Adjustments		Total
	(in thousands, except per share amounts)
Revenue:
Subscription and services	$16,648	$1,784	$—		$18,432
Usage	2,321	19	—		2,340

Total revenue	18,969	1,803	—		20,772
Cost of revenue	8,386	595	127	(a)	9,108

Gross profit	10,583	1,208	(127)		11,664
Operating expenses:
Sales and marketing	9,411	1,351	—		10,762
Research and development	3,070	542	—		3,612
General and administrative	2,029	597	—		2,626
Amortization of other intangibles	545	—	181	(b)	726
Restructuring expenses	283	—			283

Total operating expenses	15,338	2,490	181		18,009

Loss from operations	(4,755)	(1,282)	(308)		(6,345)
Interest income	130	5	—		135
Other expense	(833)	—	—		(833)
Interest expense	(346)	(110)	—		(456)

Net loss	$(5,804)	$(1,387)	$(308)		$(7,499)

Net loss per share, basic and diluted	$(0.38)				$(0.44)

Weighted average common shares outstanding	15,540		1,393	(c)	16,933

See accompanying footnotes.

Convio, Inc.

Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

1.      Acquisition and Basis of Presentation

          On February 16, 2007, we acquired GetActive in exchange for 8,805,392 shares of capital stock (consisting of 3,234,079 shares of preferred stock and 5,571,313 shares of common stock). We acquired GetActive to enhance our product and service offerings in the areas of advocacy campaigns and content management, to significantly expand our client base and to increase our market presence.

          The total purchase price for GetActive is as follows (in thousands, except share amounts):

	Shares	Amount
Series B convertible preferred stock	3,234,079	$8,797
Series Q common stock	564,814	892
Series R common stock	1,920,610	3,073
Series S common stock	3,085,889	3,765
Stock options exchanged	1,278,221	870
Transaction costs	—	533

Total purchase price		$17,930

          The allocation of total purchase price to the net assets of GetActive is as follows (in thousands):

Customer relationships	$7,007
Developed technology	3,049
Tradename	1,850
Noncompete agreements	110
Goodwill	5,587
Fair value of net tangible assets acquired	327

Total purchase price	$17,930

2.      Unaudited Pro Forma Combined Statement of Operations

          The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2006 and 2007 have been prepared as if the acquisition occurred as of January 1, 2006 and reflect the following pro forma adjustments:

  (a)
  To reflect the new basis and amortization period of developed technology acquired. The amortization was based upon the value of the developed technology in note 1 and a useful life of 3 years.

  (b)
  To reflect the new basis and amortization period of customer relationships, tradename, and noncompete agreements acquired. The amortization of client relationships was based upon the value of the client relationships in note 1 and a useful life of 9 years. The amortization of tradename was based upon the value of the tradename in note 1 and a useful life of 3 years. The amortization of noncompete agreements was based upon the value of the noncompete agreements in note 1 and the term of the noncompete agreements of 2 years.

  (c)
  To reflect the issuance of 5,571,313 shares of common stock to GetActive stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with the financial statements and related notes and the other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

          We believe that the separate presentation of historical financial results for Convio and GetActive may impede the ability of the users of our financial information to understand our results of operations. Therefore, in order to enhance an analysis of our operating results, we have presented our operating results on a pro forma basis for the six months ended June 30, 2006 and 2007. This pro forma presentation assumes that the acquisition of GetActive occurred as of January 1, 2006. This pro forma presentation is not necessarily indicative of what our operating results would have been had the acquisition occurred at the beginning of each pro forma period.

Overview

          We are the leading provider of on-demand software and services that enable NPOs to more effectively raise funds, influence public policy and support their missions by leveraging the Internet to build strong relationships with constituents. Our online constituent relationship management, or eCRM, solution includes a suite of on-demand software modules for fundraising, advocacy, email marketing and web content management complemented by a portfolio of best-in-class consulting services.

          We were incorporated in Delaware in October 1999 with the mission to provide products and services to the NPO industry. We offered our first commercially-available eCRM solution in 2001. Our initial solution included software modules for online fundraising, email marketing and web content management. We have since enhanced our existing modules and developed new modules, including online advocacy, event fundraising, tribute-based fundraising and personal events. We sell our solution through our direct sales force complemented by our partner network.

          As of June 30, 2007, we had more than 1,200 active clients. Our clients typically enter into multi-year agreements with us, and we recognize the revenue from these arrangements over their respective terms. Over time we have increased the average term of our client arrangements, and the average term for agreements with new clients in the six months ended June 30, 2007 was 37 months.

          We derive a substantial portion of our revenue from subscriptions of our on-demand software modules and professional services. We recognize this revenue ratably over the agreement term beginning on the date such products and services become available for use by the client, or the activation date. Our revenue has increased from $9.0 million in 2004 to $21.5 million in 2006. For the six months ended June 30, 2007, our revenue was $19.0 million. For the year ended December 31, 2006 and the six months ended June 30, 3007, we had net losses of $5.0 million and $5.8 million, respectively.

GetActive Acquisition

          We acquired GetActive in February 2007 to enhance our product and service offerings in the areas of advocacy campaigns and content management, to significantly expand our client base and to increase our market presence as the leading provider of eCRM solutions to NPOs. In consideration of the acquisition, we issued shares of our common and preferred stock and stock options having an aggregate value of $17.4 million. We also incurred acquisition costs of approximately $500,000.

          Immediately following the GetActive acquisition, we began integrating the two companies, initially focusing our integration efforts on enhancing the Convio solution with select features of the GetActive solution and reorganizing the operations of the combined company. We expect our investment in research and development to incorporate components of the former GetActive solution to continue throughout 2007.

          GetActive had more than 560 active clients as of February 16, 2007. Since completing the GetActive acquisition, these clients have continued using and we have supported the GetActive solution. As of June 30, 2007, we had retained substantially all of these GetActive clients. We do not plan to offer the former GetActive solution on a stand-alone basis to prospective clients.

          In June 2007, we began migrating former GetActive clients to the Convio solution. Until we have completed the migrations, we intend to continue to support the former GetActive solution for these clients. As we migrate clients, we hope to be able sell additional components of our solutions to these clients. We expect the substantial majority of our client migration activities to be complete by the end of 2009.

Discussion of Consolidated Financial Information

          The following discussion of our consolidated financial information is based upon Convio's results of operations for the periods presented. Unless otherwise stated below, there are no material discrepancies in the financial presentation of Convio and GetActive.

Revenue

          We derive revenue from sales of our solution to new clients, renewals of our solution and sales of additional modules and services to our existing clients. Our subscription and services revenue is comprised of fees from clients licensing our on-demand software modules and purchasing our consulting and other professional services. Our usage revenue is from agreements in which we receive a percentage of funds raised in connection with fundraising events and also from additional fees received for increased use of our solution by our clients. Our revenue per client is driven by a combination of the number of modules and services purchased by our clients and their usage of our solution.

          Subscription and Services Revenue.    We derive a significant amount of our revenue from entering into multi-year subscription agreements with clients for licenses of our on-demand software modules and for related services. Substantially all of our agreements are for a fixed term and are noncancellable. The average term of our agreements has increased over time and currently averages approximately three years. We typically agree to fees based on the number of software modules purchased, the level of services purchased and the client's estimated level of use of our solution over the term of the agreement. Subscription and services revenue is recognized ratably over the contract term beginning on the date such products and services become available for use for the client, or the activation date.

          We typically do not invoice clients the full contract amount at the time of signing a subscription agreement. Rather, we invoice our clients periodically over the term of a subscription agreement based on its terms. We recognize deferred revenue at the time of our invoicing a client and only with respect to the invoiced amount for such period.

          We also generate revenue from sales of our professional services such as consulting services and recognize this revenue according to the manner of sale of the underlying services. If we sell our services with a subscription of our on-demand software modules, we recognize revenue derived from such services ratably over the term of the related subscription agreement. When sold separately, we recognize revenue derived from time and material contracts as the services are rendered, and we recognize revenue derived from fixed price contracts as milestones are achieved and, if applicable, accepted by the client.

          We expect the revenue derived from our professional services to continue to increase on an absolute dollar basis as we grow our client base and continue to develop our professional services.

          Usage Revenue.    We also enter into agreements whereby we receive a percentage of funds raised by a client from fundraising events, such as walkathons. These amounts are determined when donations are made online and are recognized as usage revenue when billed to the client. We typically bill these clients on a monthly basis. Due to the seasonality of these fundraising events, our usage revenue tends to be highly seasonal. We recognize the substantial majority of our usage revenue from February to October of each year. Usage revenue represented 13.6%, 16.3% and 15.9% of our total revenue in 2004, 2005 and 2006, respectively. We expect usage revenue to increase as more funds for events are raised online rather than offline, as the number of participants in fundraising events grows, as we license this module to new clients and as the number of fundraising events held by clients increase.

          In addition to revenue from fundraising event agreements, we also derive usage revenue from increased use of our software modules by existing clients. We typically enter into subscription agreements that require payment of additional fees for usage of our software modules above the levels included in the subscription fee. Such fees are recognized when the usage amounts are determined and reported and billed to the client.

          No one client accounted for more than 5.0% of our total revenue in 2004, 2005 or 2006 or during the six months ended June 30, 2007. We derived 19.8% and 16.8% of our total revenue from our top 10 clients in 2006 and in the six months ended June 30, 2007, respectively.

Cost of Revenue

          An overhead expense allocation is reflected in cost of revenue and each operating expense category. We allocate overhead such as rent, employee benefits, insurance and information technology costs and depreciation on equipment other than our equipment at our datacenters, to all departments based on relative headcount. We expect our aggregate overhead expense to increase in absolute dollars as we grow our business, increase headcount, occupy additional space and incur higher fees from employee benefit providers.

          Cost of revenue includes costs related to hosting our on-demand software suite and providing our professional services as well as the amortization of acquired technology from our GetActive acquisition. These costs consist of salaries, bonuses and stock-based compensation of our consulting, deployment, client support, client education and information technology personnel and their related travel expenses. These costs also include third-party datacenter hosting fees, outside service provider costs, depreciation expense related to the hosting of our datacenters and allocated overhead. In addition, we accounted for the GetActive acquisition using the purchase method of accounting and GetActive has been included in our results of operations since February 16, 2007, the date of the closing of the acquisition. We recorded $3.0 million in acquired technology in connection with the GetActive acquisition and intend to amortize this amount on a straight-line basis over three years.

          Our cost of revenue has generally increased in absolute dollars, and we expect that it will continue to increase as we grow our professional services business, grow our client base, sell more software modules to our clients and manage additional online activity by our clients. As our client base grows, we intend to invest additional resources in technology, infrastructure and personnel to deliver our solution to support our clients. The timing of these additional expenses could affect our cost of revenue, both in terms of absolute dollars and as a percentage of revenue, in any particular quarterly or annual period.

          Prior to our acquisition of GetActive, our cost of revenue generally decreased as a percentage of revenue from year to year. The historical gross margin of GetActive was lower than our historical gross margin, so the integration of GetActive into our financials has negatively impacted our gross margin. GetActive's gross margin was lower because GetActive had lower average revenue per client. As we add new clients and if we are successful in selling new modules and services to GetActive clients, we expect our average revenue per client and our gross margin to increase. In addition, we expect cost of revenue to decrease as a percentage of revenue as we grow our client base and as we recognize a higher percentage of our revenue from renewals. Cost of revenue as a percentage of revenue will fluctuate from period to period based on the seasonality of our usage revenue.

          Because a certain level of client usage is included in our subscription agreement, we cannot effectively allocate costs between the usage included in a client's subscription agreement and any excess usage charges that a client may incur over and above that amount. Therefore, we believe it is impractical for us to separate the costs associated with subscription and services revenue as compared to the costs associated with usage revenue.

Operating Expenses

          Sales and Marketing.    Sales and marketing expenses consist of salaries, commissions, bonuses and stock-based compensation of our sales, marketing and business development personnel and their related travel. These expenses also include marketing programs, client events, corporate communications, partner referral fees and allocated overhead.

          We expense commissions paid to our sales personnel immediately upon the time of a sale of our solution. As we generally recognize the revenue associated with a sale ratably over the terms of the subscription agreement, we incur commission expenses prior to recognizing the underlying revenue. As a result, our sales and marketing expenses have historically fluctuated as a percentage of revenue, and we expect such fluctuations to occur in the future.

          We expect our sales and marketing expenses to increase in absolute dollar terms as we sell more solutions and incur related commissions, continue to hire additional personnel in these areas and increase the level of marketing activities to grow our business and brand. We believe that sales and marketing expenses as a percentage of revenue will decrease as our revenue base grows, sales and marketing personnel become more effective and as revenue from renewals and upsales increases as a percentage of revenue.

          Research and Development.    Research and development expenses consist of salaries, bonuses, stock-based compensation of our software development and quality assurance personnel and allocated overhead. We expense all research and development costs as they are incurred. We expect our research and development expenses to increase in absolute dollars as we continue to develop new features and functionality of our software, localize our software modules in various languages, upgrade and extend our service offerings and develop new technologies. We expect research and development costs to decrease as a percentage of revenue as our revenue base grows and as we complete the integration of the features and functionality of the GetActive products into our solution.

          General and Administrative Expenses.    General and administrative expenses consist of salaries, bonuses and stock-based compensation of our executive, finance and accounting, human resources and legal personnel. These expenses also include legal fees, audit and tax fees, other general corporate expenses and allocated overhead. We expect general and administrative expenses to increase in absolute dollars as we continue to add personnel and incur additional expenses as we grow our business and comply with the requirements of operating as a public company, which we expect to be at least $1.0 million per year.

          Amortization of Other Intangibles.    Other intangible assets consist of customer relationships, trade names and agreements not to compete acquired in connection with the GetActive acquisition. We accounted for the GetActive acquisition using the purchase method of accounting and GetActive has been included in our results of operations since February 16, 2007. We recorded $9.0 million in other identifiable intangibles in connection with the acquisition and intend to amortize these amounts on a straight-line basis over their estimated useful lives as follows:

	Allocated Amount	Estimated Useful Life
	(in thousands)
Customer relationships	$7,007	9 years
Tradenames	1,850	3 years
Noncompete agreements	110	2 years

Critical Accounting Policies

          Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions management believes to be reasonable under the circumstances. In many instances, management could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from those estimates. To the extent that such differences are material, our future financial statement presentation, financial condition, results of operations and cash flows may be affected.

          In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application, while in other cases, management's judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that of our significant accounting policies, which are described in note 2 of the notes to our audited financial statements, and the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates. Our management has reviewed these critical accounting policies, our use of estimates and the related disclosures with our audit committee.

Revenue Recognition

          We derive our revenue from subscriptions, professional services and usage. Because we provide our software as a service, we follow the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware. We recognize revenue when all of the following conditions are met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided to the client;

  •
  the collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the client is fixed or determinable.

          Subscription and services revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

          Consulting and other professional services revenues, when sold with a subscription of our modules, do not qualify for separate accounting as we do not have objective and reliable evidence of fair value of each deliverable. Therefore, we recognize such consulting and professional services revenue ratably over the term of the related subscription agreement.

          When we sell consulting and professional services other than with the subscription of our modules, we consider the following factors to determine the proper accounting:

  •
  availability of the consulting services from other vendors;

  •
  whether objective and reliable evidence for fair value exists for the undelivered elements;

  •
  the nature of the consulting services;

  •
  the timing of when the consulting agreement was signed in comparison to the subscription service start date; and

  •
  the contractual dependence of the subscription service on the client's satisfaction with the consulting work.

          When we sell consulting and professional services other than with the subscription of our modules, we recognize revenue under time and material contracts as the services are rendered and we recognize revenue from fixed price contracts as milestones are achieved and, if applicable, accepted by the client.

          Certain clients have contracts that provide for a percentage of donations received online to be paid to us in place of or in conjunction with the standard monthly subscription fee. In addition, certain clients have contracts which require payment of additional fees for usage above the levels included in the standard monthly subscription fee. Such fees are recognized as revenue when the usage amounts are determined and reported and billed to the client.

Allowance for Doubtful Accounts

          Based on a review of the current status of our existing accounts receivable and historical collection experience, we have established an estimate of our allowance for doubtful accounts. We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided based on our collection history and current economic trends. As a result, if our actual collections are lower than expected, additional provisions for doubtful accounts may be needed and our future results of operations and cash flows could be negatively affected. Write-offs of accounts receivable and recoveries were insignificant during each of 2004, 2005 and 2006 and for the six months ended June 30, 2007.

Valuation of Goodwill and Identifiable Intangible Assets

          We apply Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142, in accounting for the valuation of goodwill and identifiable intangible assets. In accordance with SFAS No. 142, we replaced the ratable amortization of goodwill and other indefinite-lived intangible assets with a periodic review and analysis for possible impairment. We intend to assess our goodwill on October 1 of each year or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The events and circumstances that we consider include significant changes in the business climate, legal factors, operating performance indicators and competition. In addition, we periodically review the estimated useful lives of our identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. As required by SFAS No. 142, the impairment test is accomplished using a two-stepped approach. The first step screens for impairment and, when impairment is indicated, a second step is employed to measure the impairment.

Preferred Stock Warrants

          Freestanding warrants related to shares that are redeemable are accounted for in accordance with Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS No. 150. Under SFAS No. 150, the freestanding warrants that are related to our convertible preferred stock are classified as liabilities on our balance sheets. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net. We will continue to adjust the liability for changes in fair value until the earlier of (1) the exercise or expiration of the warrants or (2) the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

Stock-Based Compensation

          Prior to January 1, 2006, we accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and Financial Accounting Standards Board, or FASB, Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25. The intrinsic value represents the difference between the per share market price of the stock on the date of grant and the per share exercise price of the respective stock option. We generally grant stock options to employees for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. Under APB No. 25, no compensation expense is recorded for employee stock options granted at an exercise price equal to the market price of the underlying stock on the date of grant.

          On January 1, 2006, we adopted the provisions of the Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, or SFAS No. 123(R). Under SFAS 123(R), stock-based compensation costs for employees is measured at the grant date, based on the estimated fair value of the award at that date, and is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis. We adopted the provisions of SFAS 123(R) using the prospective transition method. Under this transition method, non-vested option awards outstanding at January 1, 2006, continue to be accounted for under the minimum value method as stipulated by SFAS 123(R). All awards granted, modified or settled after the date of adoption are accounted for using the measurement, recognition and attribution provisions of SFAS 123(R).

          We make a number of estimates and assumptions related to SFAS 123(R). The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as an adjustment in the period estimates are revised. Actual results may differ substantially from these estimates. In valuing share-based awards under SFAS 123(R), significant judgment is required in determining the expected volatility of our common stock and the expected term individuals will hold their share-based awards prior to exercising. Expected volatility of the stock is based on our peer group in the industry in which we do business because we do not have sufficient historical volatility data for our own stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding and is calculated based on historical information. In the future, as we gain historical data for volatility in our own stock and more data on the actual term employees hold our options, expected volatility and expected term may change which could substantially change the grant-date fair value of future awards of stock options and ultimately the expense we record.

          During 2006 and the six months ended June 30, 2007, we granted options to purchase our common stock as follows:

Grant Date	Shares	Per Share Exercise Price	SFAS 123(R) Black-Scholes Fair Value	SFAS 123(R) Intrinsic Value
	(in thousands, except per share amounts)
2006
January 26	101	$0.40	$0.233	$23
March 2	37	0.60	0.350	13
April 27	453	0.70	0.408	185
June 8	98	0.70	0.408	40
July 27	151	0.70	0.408	61
August 31	23	0.70	0.408	9
October 26	228	0.70	0.408	93
December 13	32	0.70	0.408	13
2007
February 16(1)	649	$0.031-$1.244	$0.9201-$1.4319	$713
April 27	256	1.46	2.036	520
May 9	1,558	2.10	1.932	3,010
June 7	129	2.80	1.696	218

(1)
Represents unvested stock options assumed in the GetActive acquisition.

          The SFAS 123(R) Black-Scholes fair value of each grant was estimated using the following assumptions:

Grant Date	Fair Value(1)	Dividend Yield	Volatility	Expected Life (Years)	Forfeitures	Risk-Free Interest Rate
2006
January 26	$0.40	—	0.59	5.8	20%	4.7%
March 2	0.60	—	0.59	5.8	20	4.7
April 27	0.70	—	0.59	5.8	20	4.7
June 8	0.70	—	0.59	5.8	20	4.7
July 27	0.70	—	0.59	5.8	20	4.7
August 31	0.70	—	0.59	5.8	20	4.7
October 26	0.70	—	0.59	5.8	20	4.7
December 13	0.70	—	0.59	5.8	20	4.7
2007
February 16	$1.46	—	0.54	4.7	20%	4.9%
April 27	2.95	—	0.54	4.7	20	4.9
May 9	3.13	—	0.54	4.7	20	4.9
June 9	3.13	—	0.54	4.7	20	4.9

(1)
Based on the likelihood of this offering, our management reassessed for financial reporting purposes the fair value of our option grants in 2007.

          Based on the foregoing, as of June 30, 2007 we had approximately $2.7 million of unrecognized stock-based compensation expense that will be expensed over the applicable remaining vesting periods.

          The table below shows the intrinsic value of our outstanding vested and unvested options as of June 30, 2007 based upon an assumed initial public offering price of $             per share.

	Number of Shares Underlying Options	Intrinsic Value
	(in thousands)
Total vested options outstanding	2,077	$
Total unvested options outstanding	4,296
Total options outstanding	6,373

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value.

          As a private company, our board, with input from management, determined in good faith the fair value of our common stock at the time of each grant. In making this determination, our board considered a number of objective and subjective factors including our financial condition and results of operations, the price at which we sold securities to third parties, the rights, preferences and privileges of securities senior to our common stock, contemporaneous valuations from an independent valuation firm and the likelihood of an initial public offering or sale of our company.

          January and March 2006.    In connection with our option grants in January and March 2006, our board relied on input from management and its own extensive experience with private, early stage software companies to determine fair value of our common stock to be $0.40 and $0.60 per share, respectively. In so doing, our board based its determination on several factors, including:

  •
  the grants involved private, early stage company securities that were not liquid;

  •
  the prices at which our preferred stock had been issued to investors and the existence of approximately $37.3 million of liquidation preference of our preferred stock;

  •
  our incurrence in December 2005 of approximately $6.3 million of secured indebtedness to help finance our operations; and

  •
  the perceived low likelihood of achieving a liquidity event for shares of common stock given prevailing market conditions.

          April 2006 to December 2006.    Between April 27, 2006 and December 13, 2007, our board determined a fair value of our common stock of $0.70 per share. The board considered the factors described above as well as a contemporaneous valuation report, dated April 27, 2006, which valued our common stock at $0.68 per share. The board subjectively determined to set fair value at $0.70 based on the board's assessment of our business and our market in general. The board maintained this valuation during this period because the board did not believe that significant events in our business had occurred that merited raising the fair value.

          In arriving at its determination, our board analyzed fair value using an income approach and a market approach. The income approach seeks to derive the present value of an enterprise based on a discount of future economic benefits. In performing the market approach, our board used the Guideline Public Company Method and the Guideline Transactions Method. The Guideline Public Company Method attempts to determine enterprise value based on comparisons to public companies in similar lines of business. The Guideline Transactions Method attempts to determine value based on merger and acquisition transactions involving companies engaged in the same or similar lines of business.

          In considering these approaches, our board utilized an equity value to revenue multiple as the indication of value for us because we had not yet experienced positive income from operations or net income. Using the income approach, our board derived an equity value of $41.7 million. Using the Guideline Public Company Method, our board derived an equity value of $56.5 million. Using the Guideline Transactions Method, our board derived an equity value of $31.6 million based on its review of 54 transactions. Our board then weighted each valuation by 33.3% and arrived at a weighted-average equity value of $43.3 million, or $0.68 per share of our common stock.

          Following the December 2006 grants and prior to the February 2007 grants, several significant events occurred that our board believed materially impacted the fair value of our common stock:

  •
  in late December 2006, we signed an agreement with a new client which represented the single largest agreement in our history;

  •
  in February 2007, we recapitalized our company to combine all previously outstanding series of preferred stock into a single series and reduce the aggregate liquidation preferences of our preferred stock from $37.3 million to $17.3 million; and

  •
  in February 2007, we completed the GetActive acquisition which we believed would result in a more valuable combined enterprise than the two companies on a stand-alone basis due to the advantages created by the larger customer base, broader product and service offering and larger, more experienced employee base.

          Reassessment of 2007 Fair Values.    In preparation for this offering, we reassessed our determinations for financial reporting purposes of the fair value of our common stock at each of the

2007 grant dates. Based on this reassessment, we determined a fair value at each of the 2007 grant dates as follows:

Grant Date	Shares	Original Fair Value	Reassessed Fair Value
February 16	649	$1.46	$1.46
April 27	256	1.46	2.95
May 9	1,558	2.10	3.13
June 7	129	2.80	3.13

          February 2007.    In our reassessment of fair value on February 16, 2007, we determined that the original determination of fair value by our board in February 2007 was correct. For purposes of SFAS No. 123(R), our board determined a fair value of $1.46 per share of common stock in connection with our assumption in the GetActive acquisition of stock options subject to continued vesting.

          Despite the difference of $    between the fair value in February 2007 and the assumed initial public offering price of $             , many substantial risks and uncertainties related to the transaction and the business in general existed as of the closing date of the GetActive acquisition. These risks and uncertainties included the risks that the companies would not successfully integrate the businesses, the risk that anticipated synergies in the product offerings would not be realized, the risk that GetActive or our clients would not remain clients of the combined companies, the risk that we would not be able to migrate GetActive clients to the Convio solution and the risk that prospective new clients would not purchase our solution or would delay purchase decisions following the GetActive acquisition.

          In arriving at its original determination of fair value, our board analyzed the significant events since the grant of options in December 2006, the risks described above and a contemporaneous valuation to arrive at a fair value of our common stock of $1.46 per share immediately following the GetActive acquisition.

          Our board again utilized an income approach, the Guideline Public Company Method and the Guideline Transactions Method. Our board also concluded that equity value to revenue would again yield the most appropriate indication of value for us because we had not yet experienced positive income from operations or net income.

          Using the income approach, our board determined an equity value of $53.6 million. Using the Guideline Public Company Method, our board determined an equity value of $163.0 million. Using the Guideline Transactions Method, our board determined an equity value of $62.6 million based on its review of 39 transactions. Our board then weighted each valuation by 33.3% and arrived at a weighted-average enterprise valuation of $93.0 million, or $1.46 per share of common stock.

          April 2007.    In our reassessment of fair value on April 27, 2007, we determined that a fair value of $2.95 per share of common stock more accurately reflects the fair value of our common stock in light of our sale in April 2007 of Series C preferred stock. On April 7, 2007, we closed the sale and issuance of 3,242,806 shares of our Series C preferred stock at a price of $3.13 of per share. We arrived at the $3.13 price per share by soliciting term sheets from multiple third-party investors with no prior interest in GetActive or us. After receipt and negotiation of these term sheets, our existing investors elected to fully subscribe for the offering at the price negotiated with these third parties.

          This reassessed fair value of $2.95 per share of common stock on April 27, 2007 represents approximately 94.2% of the price per share of our Series C preferred stock, substantially reducing any discount for liquidation preferences and other rights, preferences and privileges of our outstanding preferred stock generally. This reassessed fair value of $2.95 per share of common stock also represents the $163.0 million valuation determined using the Guideline Public Company Method on February 16, 2007, reduced by a marketability discount of approximately 23%.

          May 2007 and June 2007.    In our reassessment of fair value on May 9, 2007 and June 7, 2007, we determined that a fair value of $3.13 per share of common stock more accurately reflects the fair value of our common stock on those dates in light of our sale in April 2007 of Series C preferred stock and our proposed initial public offering. This reassessed fair value of $3.13 per share of common stock represents the full price per share of our Series C preferred stock, excluding any discounts for liquidation preferences and other rights, preferences and privileges of our outstanding preferred stock generally.

          Significant factors contributing to the difference between fair value as of the date of grant and estimated IPO price.    We determined in June 2007 to explore an initial public offering. The assumed initial public offering price of our common stock of $                        per share exceeds the estimated fair values of 2007 grants as reassessed by management. We believe that the fair value of our common stock has increased as a result of the following developments:

  •
  We have made significant progress towards the integration of GetActive products and services, and the restructuring of the combined sales and marketing, development and finance and administration organizations.

  •
  We began migrating former GetActive clients onto the Convio solution in the last week of June 2007. To date, these migrations have been very successful, and we anticipate increasing our pace of migrations.

  •
  The absence of any liquidity discount at the time of our initial public offering.

Results of Operations

          The following table sets forth the selected statements of operations data for each of the periods indicated as a percentage of total revenue:

				Pro Forma
	Historical			Six Months Ended
	Year Ended
				June 30,	June 30,
	December 31,
	2004	2005	2006	2006	2007
Revenue:
Subscription and services	86%	84%	84%	89%	89%
Usage	14	16	16	11	11

Total revenue	100	100	100	100	100
Cost of revenue	36	38	37	46	44

Gross profit	64	62	63	54	56
Operating expenses:
Sales and marketing	96	72	57	51	52
Research and development	23	19	16	22	17
General and administrative	15	15	11	15	13
Amortization of other intangibles	—	—	—	5	4
Restructuring expenses	—	—	—	—	1

Total operating expenses	134	106	84	93	87

Loss from operations	(70)	(44)	(21)	(39)	(31)
Interest income	1	1	1	1	1
Other income (expense)	—	—	—	—	(4)
Interest expense	(1)	(1)	(3)	(2)	(2)

Net loss	(70)%	(44)%	(23)%	(40)%	(36)%

Six Months Ended June 30, 2006 (Pro Forma) Compared to Six Months Ended June 30, 2007 (Pro Forma)

          The discussion of our results of operations that follows is based upon our pro forma results of operations for the six months ended June 30, 2006 and June 30, 2007 and assumes that our acquisition of GetActive occurred as of January 1, 2006. Dollar information provided in the tables below are in thousands.

Revenue	Six Months Ended June 30,
	2006	2007
Subscription and services	$13,714	$18,432
Percent of total revenue	88.7%	88.7%
Usage	$1,750	$2,340
Percent of total revenue	11.3%	11.3%

          Subscription and Services Revenue.    Subscription and services revenue increased $4.7 million, or 34.4%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. We derived $17.9 million and $12.9 million of our subscription and services revenue from agreements for our solution with our existing clients and $488,000 and $834,000 from sales of our solution to new clients in the six months ended June 30, 2007 and the six months ended June 30, 2006, respectively.

          Usage Revenue.    Usage revenue increased $590,000, or 33.7%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase in usage revenue was attributable to a $384,000 increase in revenue derived from fundraising events and a $206,000 increase in fees for client usage above the allotments contracted for in client subscription agreements.

Cost of Revenue	Six Months Ended June 30,
	2006	2007
Cost of revenue	$7,144	$9,108

Gross profit	$8,320	$11,664

Gross margin	53.8%	56.2%

          Cost of revenue increased $2.0 million, or 27.5%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase was due to a $735,000 increase in personnel costs, a $667,000 increase in allocated overhead, a $233,000 increase in third-party datacenter hosting and service provider costs and a $150,000 increase in depreciation expense. The increase in personnel costs was attributable to a $686,000 increase in cash compensation, $49,000 increase in stock-based compensation expense as a result of our increased services personnel headcount. In addition, the increase in allocated overhead was due to an increase in the relative headcount of our services personnel and a corresponding increase in aggregate overhead as a result of costs associated with leasing additional offices in Austin, employee benefits costs, insurance costs and information technology costs and depreciation unrelated to the hosting of our datacenters. Gross margin increased 2.4 points in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 as a result of economies of scale from higher revenues.

Sales and Marketing	Six Months Ended June 30,
	2006	2007
Sales and marketing	$7,837	$10,762
Percent of total revenue	50.7%	51.8%

          Sales and marketing expenses increased $2.9 million, or 37.3%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase was attributable to $1.5 million increase in personnel costs, a $755,000 increase in sales commissions, and a $484,000 increase in allocated overhead. The increase in personnel costs was attributable to an increase in sales and marketing personnel, annual bonuses and merit increases.

Research and Development	Six Months Ended June 30,
	2006	2007
Research and development	$3,440	$3,612
Percent of total revenue	22.2%	17.4%

          Research and development expenses increased $172,000, or 5.0%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase was attributable to a $200,000 increase in allocated overhead as a result of the increase in our aggregate overhead costs.

General and Administrative	Six Months Ended June 30,
	2006	2007
General and administrative	$2,357	$2,626
Percent of total revenue	15.2%	12.6%

          General and administrative expenses increased $269,000, or 11.4%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase was due to a $336,000 increase in legal fees incurred by GetActive in connection with the GetActive acquisition, a commercial dispute with a competitor settled in April 2007 and $117,000 in retention bonuses paid to former GetActive employees. The increase was offset by a decrease in other general corporate expenses of $147,000 and a $86,000 decrease in an amortization expense associated with prior acquisitions made by GetActive.

Amortization of Other Intangibles	Six Months Ended June 30,
	2006	2007
Amortization of other intangibles	$725	$726
Percent of total revenue	4.7%	3.5%

          In connection with the GetActive acquisition, we recorded $9.0 million in intangibles, excluding goodwill and acquired technology. We expect to amortize these non-cash amounts over the applicable estimated useful lives.

Restructuring Expenses	Six Months Ended June 30,
	2006	2007
Restructuring expenses	$—	$283
Percent of total revenue	—	1.4%

          For the six months ended June 30, 2007, we incurred $283,000 in restructuring expenses related to severance costs incurred in connection with the GetActive acquisition.

Interest Income and Expense	Six Months Ended June 30,
	2006	2007
Interest income	$100	$135
Interest expense	$(342)	$(456)

Total interest income (expense), net	$(242)	$(321)

Percent of total revenue	(1.6)%	(1.5)%

          Interest income increased $35,000, or 35.0%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 due to an increase in our average cash balance held in interest bearing accounts during the six months ended June 30, 2007. Interest expense increased $114,000, or 33.3%, in the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase in interest expense was due to an increase in our average borrowings during the six months ended June 30, 2007.

Other Income (Expense)	Six Months Ended June 30,
	2006	2007
Other income (expense)	$85	$(833)
Percent of total revenue	0.5%	(4.0)%

          Other income (expense) decreased $918,000 in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 as the liability with respect to our convertible preferred stock warrants increased and we recorded the corresponding increase in fair value.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2005 and Year Ended December 31, 2005 Compared to Year Ended December 31, 2006

          The following discussion of our results of operations is based upon actual results of operations for each of the years ended December 31, 2004, 2005 and 2006. Dollar information provided in the tables below are in thousands.

Revenue	Year Ended December 31,
	2004	2005	2006
Subscription and services	$7,764	$11,093	$18,051
Percent of total revenue	86.4%	83.7%	84.1%
Usage	$1,224	$2,158	$3,407
Percent of total revenue	13.6%	16.3%	15.9%

  Subscription and Services Revenue

          2005 to 2006 Comparison.    Subscription and services revenue increased $7.0 million, or 62.7%, in 2006 as compared to 2005. The increase in subscription and services revenue was attributable to revenue recognized from an increase in the sales of our solution to new clients and an increase in sales of new products and services to existing clients.

          2004 to 2005 Comparison.    Subscription and services revenue increased $3.3 million, or 42.9%, in 2005 as compared to 2004. The increase in subscription and services revenue was attributable to revenue recognized from an increase in the sales of our solution to new clients and an increase in sales of new products and services to existing clients.

  Usage Revenue

          2005 to 2006 Comparison.    Usage revenue increased $1.2 million, or 57.9%, in 2006 as compared to 2005. The growth in usage revenue was attributable to a $1.0 million increase in revenue from fundraising events and a $202,000 increase in additional fees for client usage above the levels included in monthly subscription fees.

          2004 to 2005 Comparison.    Usage revenue increased $934,000, or 76.3%, in 2005 as compared to 2004. The growth in usage revenue was attributable to a $792,000 increase in revenue from fundraising events and a $142,000 increase in additional fees for client usage above the levels included in monthly subscription fees.

Cost of Revenue	Year Ended December 31,
	2004	2005	2006
Cost of revenue	$3,273	$5,005	$7,934

Gross profit	$5,715	$8,246	$13,524
Gross margin	63.6%	62.2%	63.0%

          2005 to 2006 Comparison.    Cost of revenue increased $2.9 million, or 58.5%, in 2006 as compared to 2005. The increase was due to a $1.6 million increase in personnel costs, a $564,000 increase in third-party datacenter hosting and service provider costs, a $299,000 increase in allocated overhead and a $182,000 increase in depreciation expense. The increase in personnel costs was attributable to an increase in cash compensation as a result of our increased services personnel headcount. The increase in allocated overhead was due to an increase in the relative headcount of our services personnel and a corresponding increase in aggregate overhead as a result of increased employee benefits costs, insurance costs and information technology costs and depreciation on equipment other than equipment at our datacenters.

          2004 to 2005 Comparison.    Cost of revenue increased $1.7 million, or 52.9%, in 2005 as compared to 2004. The increase was due to a $714,000 increase in personnel costs, a $349,000 increase in allocated overhead, a $401,000 increase in third-party datacenter hosting and service provider costs and a $76,000 increase in depreciation expense. The increase in personnel costs was entirely attributable to an increase in cash compensation as a result of our increased services personnel headcount to support our growing client base and launch of our consulting services organization. The increase in allocated overhead was due to an increase in the relative headcount of our services personnel and a corresponding increase in aggregate overhead as a result of increases in our rent related to our lease of additional office space, employee benefits costs, insurance costs and information technology costs and depreciation on equipment other than equipment at our datacenters.

Sales and Marketing	Year Ended December 31,
	2004	2005	2006
Sales and marketing	$8,638	$9,596	$12,171
Percent of total revenue	96.1%	72.4%	56.7%

          2005 to 2006 Comparison.    Sales and marketing expenses increased $2.6 million, or 26.8%, in 2006 as compared to 2005. The increase was attributable to a $1.0 million increase in personnel costs, a $1.0 million increase in sales commissions, a $218,000 increase in partner referral fees, a $100,000 increase in marketing-related costs due to the launch of our annual client conference and a $64,000 increase in allocated overhead. The increase in personnel costs was attributable to an increase in sales and marketing personnel, annual bonuses and merit increases.

          2004 to 2005 Comparison.    Sales and marketing expenses increased $958,000, or 11.1%, in 2005 as compared to 2004. The increase was due to a $625,000 increase in allocated overhead, a $260,000 increase in personnel costs, a $137,000 increase in marketing-related costs and a $110,000 increase in partner referral fees. These increases were offset by a $118,000 decrease in sales commissions due to a change in our commission plan structure in 2005. The increase in personnel costs was attributable to an increase in sales and marketing personnel and an increase in annual bonuses and merit increases.

Research and Development	Year Ended December 31,
	2004	2005	2006
Research and development	$2,065	$2,582	$3,488
Percent of total revenue	23.0%	19.5%	16.3%

          2005 to 2006 Comparison.    Research and development expenses increased $906,000, or 35.1%, in 2006 as compared to 2005. The increase was attributable to a $892,000 increase in personnel costs as a result of our increased number of employees and India-based independent contractors.

          2004 to 2005 Comparison.    Research and development expenses increased $517,000, or 25.0%, in 2005 as compared to 2004. The increase was attributable to a $767,000 increase in personnel costs as a result of our increased number of employees and India-based independent contractors, offset by a $267,000 decrease in legal fees related to defense of our intellectual property.

General and Administrative	Year Ended December 31,
	2004	2005	2006
General and administrative	$1,286	$1,936	$2,351
Percent of total revenue	14.3%	14.6%	11.0%

          2005 to 2006 Comparison.    General and administrative expenses increased $415,000, or 21.4%, in 2006 as compared to 2005. The increase was due to a $348,000 increase in personnel costs, a $124,000 increase in other general corporate expenses offset by a $71,000 decrease in legal fees. The increase in personnel costs was attributable to an increase in personnel to support the growth of our business.

          2004 to 2005 Comparison.    General and administrative expenses increased $650,000, or 50.5%, in 2005 as compared to 2004. The increase was due to a $417,000 increase in personnel costs, a $66,000 increase in allocated overhead and a $179,000 increase in legal fees related to the development of our principles of client engagement. The increase in personnel costs was attributable to an increase in personnel to support the growth of our business.

Interest Income and Expense	Year Ended December 31,
	2004	2005	2006
Interest income	$107	$211	$138
Interest expense	(120)	(136)	(724)

Total interest income (expense)	$(13)	$75	$(586)
Percent of total revenue	(0.1)%	0.6%	(2.7)%

          2005 to 2006 Comparison.    Interest income decreased $73,000, or 34.6%, in 2006 as compared to 2005 due to a decrease in the average cash balances in interest bearing accounts of approximately $1.0 million. Interest expense increased $588,000, or 432.4%, in 2006 as compared to 2005. The increase was due to new credit arrangements, a new capital lease agreement and a resulting increase in our average outstanding debt.

          2004 to 2005 Comparison.    Interest expense remained relatively unchanged in 2005 as compared to 2004. Interest income increased $104,000, or 97.2%, in 2005 as compared to 2004 due to our increased investment in short-term securities yielding a higher interest rate in 2005.

Other Income	Year Ended December 31,
	2004	2005	2006
Other income	$—	$—	$93
Percent of total revenue	0.0%	0.0%	0.4%

          We issued warrants exercisable for our convertible preferred stock in 2005 and recorded income in 2006 as the liability with respect to the warrants decreased and we recorded the corresponding decrease in fair value.

Provision for Income Taxes

          Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for income taxes for any of the periods presented other than foreign provisions for income tax. As of December 31, 2006, we had net operating loss, or NOL, carry-forwards for federal income tax purposes of $37.0 million. The NOL carry-forwards will begin to expire in 2019. Under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership, including due to this offering if aggregated with other sales of our stock before or after this offering, may limit the amount of NOL carry-forwards that can be utilized annually in the future to offset taxable income. If a change in our ownership is deemed to have occurred or occurs in the future, our ability to use our NOL carry-forwards in any year may be limited.

          We have provided a full valuation allowance against our net deferred tax assets, including all net operating loss and research and development credit carry forwards based on the determination that it is more likely than not that the benefit related to such assets will not be realized. Our accounting for deferred taxes under FASB Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was appropriate, we have considered such factors as our history of incurring operating losses and our ability to generate sufficient taxable income of the appropriate character within future years.

          Our policy is to accrue and recognize interest and penalties related to income tax matters as a component of interest expense. We had no interest or penalties recognized for the six months ended June 30, 2007 and 2006.

          We are no longer subject to U.S. federal, state and local tax examinations by tax authorities for years prior to 2004.

Quarterly Results of Operations

          The following tables set forth Convio's unaudited operating results and cash flow data for each of the six quarters ended June 30, 2007. The data has been prepared on the same basis as the audited consolidated financial statements and related notes included in this prospectus and you should read the following table in conjunction with such financial statements. The data includes all necessary adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this data. Historical results are not necessarily indicative of the results to be expected in future periods. You should read this data together with our financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007
	(in thousands)
Statement of Operations Data:
Revenue:
Subscription and services	$3,858	$4,150	$4,820	$5,223	$7,226	$9,422
Usage	576	1,061	1,151	619	826	1,495

Total revenue	4,434	5,211	5,971	5,842	8,052	10,917
Cost of revenue	1,662	1,965	2,123	2,184	3,551	4,835

Gross profit	2,772	3,246	3,848	3,658	4,501	6,082
Operating expenses:
Sales and marketing	2,641	3,046	3,067	3,417	4,405	5,006
Research and development	857	894	900	837	1,374	1,696
General and administrative	480	672	592	607	865	1,164
Amortization of other intangibles	—	—	—	—	182	363
Restructuring expenses	—	—	—	—	282	1

Total operating expenses	3,978	4,612	4,559	4,861	7,108	8,230

Loss from operations	(1,206)	(1,366)	(711)	(1,203)	(2,607)	(2,148)
Interest income	34	31	36	37	40	90
Other income (expense)	10	75	4	4	(204)	(629)
Interest expense	(134)	(194)	(195)	(201)	(157)	(189)

Net loss	$(1,296)	$(1,454)	$(866)	$(1,363)	$(2,928)	$(2,876)

Cash Flow Data:
Non-cash adjustments to net loss	$84	$226	$280	$365	$939	$1,937
Changes in operating assets and liabilities	108	524	787	1,394	1,508	(789)
Net cash provided from (used in) operating activities	(1,072)	(736)	201	396	(481)	(1,728)

          As a percentage of total revenue:

	Three Months Ended
	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007
Revenue:
Subscription and services	87%	80%	81%	89%	90%	86%
Usage	13	20	19	11	10	14

Total revenue	100	100	100	100	100	100
Cost of revenue	37	38	36	37	44	44

Gross margin	63	62	64	63	56	56
Operating expenses:
Sales and marketing	60	58	51	59	55	46
Research and development	19	17	15	14	17	16
General and administrative	11	13	10	11	11	11
Amortization of other intangibles	—	—	—	—	2	3
Restructuring expenses	—	—	—	—	3	—

Total operating expenses	90	88	76	84	88	76

Loss from operations	(27)	(26)	(12)	(21)	(32)	(20)
Interest income	1	1	—	1	1	1
Other income (expense)	—	1	—	—	(3)	(6)
Interest expense	(3)	(4)	(3)	(3)	(2)	(1)

Net loss	(29)%	(28)%	(15)%	(23)%	(36)%	(26)%

          The above tables of Convio's quarterly operating results for six quarters illustrates the following key trends and financial highlights of our business:

  •
  Subscription and services revenue.  Subscription and services revenue increased sequentially in each of the quarters presented, primarily due to adding new clients, renewals of clients and selling additional modules and services to existing clients and also due to the acquisition of GetActive on February 16, 2007. The number of our active clients has increased from 512 as of January 1, 2006 to more than 1,200 as of June 30, 2007.

  •
  Seasonality of usage revenue.  Fundraising events such as walkathons are typically held in the spring and fall, which results in our recognizing a substantial majority of our usage revenue from February to October of each year.

  •
  Commissions.  We have volatility in our sales and marketing expenses due to our recognition of commissions in the period in which we sign our agreements and the seasonality of our usage revenue.

  •
  Non-cash expenses.  In connection with the GetActive acquisition, we recorded $3.0 million in acquired technology and $9.0 million in other identifiable intangibles. We began amortizing these non-cash amounts in the first quarter of 2007.

  •
  Margin impact.  Gross margin significantly declined in the first quarter of 2007 as compared to each quarter in 2006 as a result of our acquisition of GetActive and the consolidation of our financials.

          Our quarterly results of operations may fluctuate significantly in the future and the period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of any one quarter as an indication of future performance.

Liquidity and Capital Resources

          To date, we have financed our operations and met our capital expenditure requirements primarily through the private sale of equity securities and debt financings. As of December 31, 2006 and June 30, 2007, we had $8.5 million and $14.6 million of cash and cash equivalents, respectively, and $7.5 million and $14.7 million of working capital excluding deferred revenue, respectively. As of June 30, 2007, we had an accumulated deficit of $45.8 million. We have funded this deficit through $47.4 million in net proceeds raised from the sale of our capital stock.

          The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(in thousands)
Net cash used in operating activities	$(5,466)	$(3,998)	$(1,211)	$(1,808)	$(2,209)
Net cash used in investing activities	(737)	(337)	(1,364)	(388)	(2,046)
Net cash provided by financing activities	14,342	2,772	2,306	2,196	10,376
Cash and cash equivalents (end of period)	10,346	8,783	8,514	8,783	14,635

Net Cash Used In Operating Activities

          Net cash used in operating activities increased $401,000 in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 as a result of our acquisition of GetActive and incorporation into our financials on February 16, 2007. The improvement of net cash used in operating activities from 2004 to 2006 is attributable to higher collections from increased sales of our solution and an increase in collections from annual billings relative to collections from quarterly and monthly billings.

Net Cash Used In Investing Activities

          Net cash used in investing activities increased $1.7 million in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 as a result of an additional $1.3 million of capital expenditures in 2007 and $533,000 of expenses related to our GetActive acquisition, partially offset by $187,000 of cash received in connection with the acquisition. Net cash used in investing activities decreased in 2005 compared to 2004 as a result of the release of $750,000 of restricted cash in 2005 related to a prior credit financing arrangement offset by a $350,000 increase in capital expenditures in 2005. Net cash used in investing activities increased in 2006 compared to 2005 as a result of a $277,000 increase in capital expenditures and the release of restricted cash in 2005.

Net Cash Provided By Financing Activities

          Net cash provided by financing activities increased $8.2 million in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 as a result of our receipt of $10.1 million in net proceeds from the issuance of preferred stock. Net cash used in financing activities decreased in 2005 compared to 2004 as a result of our receipt of $14.3 million in net proceeds from the issuance of preferred stock in 2004 and the repayment of prior outstanding debt in 2005 offset by our receipt of $3.0 million from the subordinated loan agreement with Horizon Technology Funding Company LLC and $1.0 million of funds from the Bridge Bank line of credit in 2005. Net cash used in financing activities decreased slightly in 2006 compared to 2005 as a result of our receipt of an additional $1.0 million in funds from Horizon Technology Funding Company LLC and the receipt of funds in connection with the ATEL Ventures capital lease in 2006.

Capital Resources

          We believe that our existing sources of liquidity will be sufficient to fund our operations for at least the next 12 months. However, to the extent that existing cash and cash equivalents, cash available under our credit facility and cash from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing, our future capital requirements will depend on many factors, including continuing market acceptance of our solutions, our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and expansion into new geographical territories, the timing of introductions of new features and enhancements to our software modules and the timing of GetActive client migrations to the Convio platform.

Contractual Obligations and Commitments

          We generally do not enter into long-term purchase commitments. Our principal commitments, in addition to those related to our credit facilities discussed below, consist of obligations under capital leases for equipment and furniture, operating leases for office space and fees for third-party datacenters. The following table summarizes our commitments and contractual obligations as of December 31, 2006:

	Payments Due by Period as of December 31, 2006
	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years	Total
Contractual Obligations:
Operating leases	$581	$3,525	$2,235	$876	$7,217
Capital leases	374	572	—	—	946
Credit facilities	2,426	2,533	—	—	4,959
Third-party datacenter fees	184	—	—	—	184

Total	$3,565	$6,630	$2,235	$876	$13,306

          In 2007 we entered into additional agreements and assumed certain contractual obligations in connection with our acquisition of GetActive. The following table summarizes our commitments and contractual obligations in connection with our acquisition of GetActive as of June 30, 2007:

	Payments Due by Period as of June 30, 2007
	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years	Total
Contractual Obligations:
Operating leases	$1,101	$4,409	$2,395	$876	$8,781
Capital leases	567	800	—	—	1,367
Credit facilities	2,426	2,533	—	—	4,959
Third-party datacenter fees	865	2,627	—	—	3,492

Total	$4,959	$10,369	$2,395	$876	$18,599

          There has been no material change in these obligations since June 30, 2007.

Credit Facilities

          We have in place a revolving line of credit with Bridge Bank of up to $4.0 million to finance working capital requirements, $1.0 million of which may be borrowed without regard to any borrowing limitations and the remaining $3.0 million of which may only be borrowed by us if such amount is equal to or less than 80% of our eligible accounts receivable and such amount is not being utilized to secure any outstanding letters of credit. The amounts borrowed under this facility may be repaid and reborrowed at any time prior to December 27, 2007 at which time the entire principal balance outstanding becomes due and payable. Any advances under the $1.0 million line bear interest at a rate of prime plus 1.75% and any advances from the formula-based $3.0 million line bear interest at a rate of prime plus 0.5%. As of June 30, 2007, we had $959,000 outstanding under the $1.0 million line and no amounts outstanding under the formula-based $3.0 million line. In December 2006, we utilized $1.9 million of the formula-based $3.0 million line for a standby letter of credit for the benefit of our landlord to secure our new facility lease agreement, reducing the availability under the line to $1.1 million. This facility is secured by substantially all of our assets, including our intellectual property.

          Additionally, in December 2005, we entered into a subordinated loan agreement with Horizon Technology Funding Company LLC and as of June 30, 2007 had $3.2 million outstanding under such promissory notes. $2.4 million of that balance bears interest at 11.87% and the remaining $800,000 bears interest at 12.32%. The remaining amortization period is 24 months as of June 30, 2007. These promissory notes mature on July 1, 2009 and principal payments are made based on thirty equal installments which began on February 1, 2007 and continue through July 1, 2009. These loans are secured by substantially all of our assets, including intellectual property. This security interest is subordinated to the security interest of Bridge Bank.

          In addition to the above agreements, we entered into a capital lease agreement with ATEL Ventures on March 15, 2006 to fund certain purchases of equipment. The ability to borrow under this lease agreement expired on March 31, 2007. As of June 30, 2007, our outstanding capital lease obligation was $1.5 million.

          We are in compliance with all the related financial covenants and restrictions included in these agreements.

Off-Balance Sheet Arrangements

          During 2004, 2005 and 2006 and the six months ended June 30, 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

          In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, or FIN No. 48, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of whether it is more likely than not that a tax position will be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN No. 48 also provides guidance on the recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. We adopted FIN No. 48 on January 1, 2007 and the impact did not have a material effect on our consolidated financial position, results of operations, or cash flows.

          In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157. The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect, if any, the adoption of SFAS No. 157 will have on our consolidated financial statements, results of operations, or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

          We had cash and cash equivalents of $8.8 million and $8.5 million at December 31, 2005 and 2006, respectively, and $14.6 million at June 30, 2007. There amounts were held primarily in cash or money market funds. Cash and cash equivalents are held for working capital purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, will reduce future interest income. If overall interest rates fell by 10% in 2006, our interest income would not have been materially affected.

          At December 31, 2005 and 2006 and June 30, 2007, we had $1.0 million of debt outstanding subject to variable interest rates that adjust periodically based on the prime rate. If overall interest rates increased by 10% in 2006, our interest expense would have increased by approximately $10,000.

Foreign Currency Risk

          Our results of operations and cash flows are not subject to fluctuations due to changes in foreign currency exchange rates. We bill our clients in U.S. dollars and receive payment in U.S. dollars, and substantially all of our operating expenses are denominated in U.S. dollars.

BUSINESS

Industry Background

Large and Evolving Nonprofit Sector

          NPOs play an indispensable role in improving lives and communities around the world, whether supporting the vulnerable and needy, caring for victims of natural disasters, advocating for change or fostering the arts and sciences. The past decade has seen a substantial heightening of awareness and involvement in the nonprofit sector. NPOs are increasingly active in a wide range of areas, including social issues, the environment, animal welfare, health and human services, religion, education, politics and professional and trade associations.

          In 2006, approximately 1.5 million NPOs in the United States reported over $1.6 trillion in aggregate revenue according to the Internal Revenue Service, representing 12.2% of the U.S. gross domestic product. More than 83,000 NPOs reported 2006 revenue of $1 million or more according to the Internal Revenue Service. NPOs typically receive revenue from charitable giving, government funding, product sales and for-fee services, such as fees paid to hospitals and universities. Estimated total charitable giving in the United States in 2006 was $295 billion, according to Giving USA Foundation in its "Annual Report on Philanthropy for the Year 2006."

          Central to an NPO's success in advancing its mission is its ability to communicate, manage relationships and garner support from a wide variety of individual constituents including donors, activists, volunteers and alumni. However, we believe traditional methods of constituent engagement, such as direct mail, events, telemarketing, television and radio, are insufficient.

          The Internet is enabling a fundamental shift in the ways NPOs engage constituents, raise funds and mobilize advocates. For example, the ePhilanthropy Foundation estimates that total online giving in the United States increased 51% from 2005 to 2006, driven by significant increases in online giving for both small and large NPOs and the unprecedented use of the Internet by individuals to make donations. Despite this increase, online giving is just emerging, totaling only $6.9 billion in the United States in 2006 according to the ePhilanthropy Foundation.

Limitations of Traditional Constituent Engagement

          Traditional approaches to constituent engagement are often "one-way" and solicitation-oriented which limit an NPO's ability to develop long-term constituent relationships. While we expect NPOs to continue to utilize traditional methods, we believe traditional constituent engagement methods suffer from a number of limitations, including the following:

  •
  Limited ability to expand constituent base.  In order to reach potential constituents, many NPOs rent mailing lists from other NPOs and list-brokers. This approach can result in lower response rates and can lead to limited expansion in the overall pool of potential constituents, especially among nontraditional donor demographics such as younger constituents. In addition, for NPOs that rely on fundraising events, such as walkathons, it can also be difficult for constituents participating in events to solicit funds and support from others through pledge forms and other traditional methods.

  •
  High constituent acquisition cost.  Traditional constituent acquisition methods can be costly due to factors such as escalating postal rates and limited response rates. For example, in 2004 the average donation from a new donor received via direct mail was $36.83 and the corresponding cost of that initial gift was $62.29, according to a 2005 report entitled "DMA Response Rate Report" by The Direct Marketing Association.

  •
  Difficulty in retaining constituents.  The high cost of acquiring new constituents makes retention of existing constituents critical to an NPO. However, NPOs generally experience high constituent attrition. For example, NPOs experience donor attrition rates of approximately 70% in the first year following an initial gift, according to a 2006 report entitled "Donor Loyalty: The Holy Grail of Fundraising" by Craver, Matthews, Smith.

  •
  Poor constituent experience.  Traditional approaches can be impersonal in nature due to limited constituent information and the high cost of personalized offline communications. In addition, these approaches are often solicitation-oriented and fail to inform constituents of how their contributions are being spent.

  •
  Limited ability to respond in real-time to current events.  Major current events such as natural disasters and political developments can generate a significant number of new donors and advocates due to the resultant emotional reactions and associated sense of urgency. Traditional approaches can limit the ability of NPOs to rapidly mobilize constituents around major current events. For example, NPOs can spend weeks designing, assembling and executing an effective direct mail campaign before receiving meaningful responses.

          NPOs have managed these traditional offline approaches with back-end systems known as donor databases that store, analyze and retrieve donor information. The majority of these systems are based on legacy client-server architectures and have primarily been used to support programs such as direct mail, special events and major gift fundraising.

The Internet is Enabling a New Model for Constituent Engagement

          We believe that the Internet is forcing NPOs to rethink how they engage with constituents. The Internet is enabling NPOs to benefit from the following:

  •
  Broad constituent reach.  The Internet provides organizations with an effective medium to reach a larger number of constituents. The Internet allows organizations to better attract new constituents, in particular younger constituents, through their websites, peer-to-peer communications, search engines and social networks.

  •
  Cost-effective communication with constituents.  Internet-based communications can cost significantly less per interaction than traditional approaches, enabling NPOs to more frequently engage and better understand their constituents. For example, a 2006-2007 study by The Direct Marketing Association entitled "The Power of Direct Marketing" indicated that in 2006 the return on investment per dollar spent on commercial email fundraising solicitation of $48.29 far exceeded that of telemarketing and direct mail of $5.26 and $2.81, respectively.

  •
  Ability to act rapidly.  The Internet allows NPOs and their constituents to respond and mobilize quickly to current events, such as natural disasters and political developments. For example, an Internet-based campaign can be initiated within minutes of a major event.

  •
  Improved segmentation and personalization.  The Internet enables NPOs to collect and analyze large quantities of constituent data based on their online interactions. Such constituent data can provide NPOs with the ability to build profiles of their constituents and more effectively personalize communications and campaigns. Constituent data collected online can also be leveraged to improve the organizations' offline marketing efforts by interfacing with legacy donor databases.

  •
  Constituent empowerment.  The Internet can empower constituents to connect more easily with causes, create fundraising campaigns, promote advocacy, drive grass-roots support efforts and advocacy and evangelize causes to others.

          When combined with traditional methods, the Internet can significantly improve the overall effectiveness of an NPO's fundraising and advocacy efforts. Although many NPOs have implemented some elements of online communication, such as publishing websites, we believe only a small minority are fully leveraging the Internet for effective fundraising, advocacy and constituent engagement, for the following reasons:

  •
  Significant limitations to current systems.  Many NPOs have adopted custom or point tools for managing websites and other discrete online communication functions. Custom systems can be expensive to design, build, implement, maintain and upgrade. Point tools, both custom-built and third-party, can provide limited functionality, can be difficult to integrate with other applications and provide an incomplete view of constituent profiles and relationships.

  •
  Lack of in-house expertise.  Many NPOs have limited in-house technical and marketing expertise, making it difficult for them to manage in-house systems, fully utilize the Internet and integrate their online communications with their traditional programs.

  •
  Organizational silos.  Larger NPOs are often comprised of several distinct constituent-facing departments, including fundraising, marketing communications, volunteer management and public affairs. These departments are often independent and can lack an integrated system to cross-promote and engage constituents across departments. These issues can be particularly acute for national NPOs with multiple chapters.

          We believe there is a significant market opportunity for an integrated online constituent relationship management solution delivered through an on-demand model to enable NPOs to effectively leverage the Internet.

Our Solution

          We are the leading provider of on-demand software and services that enable NPOs to more effectively raise funds, influence public policy and support their missions by leveraging the Internet to build strong relationships with constituents. Our online constituent relationship management, or eCRM, solution includes a suite of on-demand software modules for fundraising, advocacy, email marketing and web content management complemented by a portfolio of best-in-class consulting services.

          The diagram below illustrates our eCRM approach.

Convio's eCRM Approach

          We have developed this approach based on our interactions with more than 1,200 active NPO clients. As of June 30, 2007, our clients include 22 of the 50 largest charities in the United States, according to a November 2006 Forbes article entitled "America's 200 Largest Charities."

          We believe our solution offers the following key competitive advantages:

  •
  Measurable client value.  We drive results for our clients by enabling them to increase their online constituent base, improve the performance of their online and offline fundraising activities, increase event participation and advocacy, grow sales of products and services and improve the cost effectiveness of constituent engagement efforts. Our clients also use our solution to increase constituent retention rates, frequency of gifts and average gift size, thereby increasing the loyalty and lifetime value of constituents. For example, our clients as of January 1, 2006 grew their online constituent base on average 56% over the subsequent twelve months.

  •
  Integrated, modular architecture.  We have developed a suite of integrated software modules built around our core platform called Constituent360, which enables our clients to leverage constituent data across each of our modules. Our clients license one or more modules, such as fundraising, event fundraising, tributes, e-commerce and advocacy, all of which are designed to be intuitive and easy to use by our clients and their constituents. Our clients also utilize our communication tools, including email marketing and web content management. This modular architecture allows us to provide clients with functionality suited to their unique needs and requirements.

  •
  Flexible, easy-to-deploy on-demand model.  We license our solution on a subscription basis via our on-demand model significantly reducing the costs and risks associated with traditional software implementation. Our on-demand model enables rapid deployment of our solution which allows our clients to quickly realize value from their investment and to access real-time upgrades that help our clients keep pace with rapidly evolving technology.

  •
  Innovative services designed for client success.  We provide specialized consulting services designed to help clients achieve success through the development and execution of an effective Internet strategy. These consulting services include setting operational goals, developing strategies and tactics, advising on user experience and information architecture and running and analyzing online campaigns. In addition, we have established educational programs such as our Nonprofit Online Academy to ensure our clients and prospects are aware of and are adopting the latest best practices. We also encourage and facilitate client interactions and best practices sharing through our annual user conference, online communities and regularly scheduled client conference calls. We believe these activities position us as a thought leader among NPOs.

  •
  Rich and scalable technology infrastructure.  Many of the largest NPOs in the United States depend on our on-demand solution to manage online interactions with millions of constituents daily. We have built a robust information technology, or IT, infrastructure to ensure the high availability and performance of our software. We also actively manage key IT processes on behalf of our clients, including maintaining acceptable delivery rates of email by monitoring performance and managing relationships with Internet Service Providers, managing the complex process of delivering electronic messages to legislators, monitoring client websites for intrusion and fraud and dynamically allocating bandwidth and other IT resources to meet the spikes in Internet traffic resulting from successful advocacy and fundraising campaigns.

Our Strategy

          Our objective is to continue to be the leading provider of eCRM solutions for NPOs worldwide and to lead the market in innovation, best practices and client service. Key elements of our strategy include:

  •
  Continue to grow our client base.  We believe the market for our eCRM solution is large and underpenetrated. We intend to continue to expand our client base and increase our market penetration by growing our sales and marketing efforts, collaborating with our strong partner network and expanding geographically. We intend to increase penetration in key vertical segments and believe our relationships with prominent clients in these segments provide a significant advantage due to the highly reference-based nature of our market. We believe there are significant additional opportunities in large multi-chapter NPOs for organization-wide sales. Additionally, we intend to expand our international sales efforts. We recently entered the Canadian market and have long-term plans to enter into Europe, Australia and Asia.

  •
  Retain and grow revenue from our client base.  We have historically experienced high client renewal rates, reflecting a high degree of stability in our client base. Our revenue per client is driven by a combination of the number of modules licensed and services purchased by our clients and their usage of our solution. We plan to sell additional modules and services to existing clients to help them more fully utilize our solution and to grow their online constituent base. We also intend to take advantage of our recent acquisition of GetActive by selling our integrated modules and services into our combined client base.

  •
  Continue to develop new products and services.  We intend to continue our focus on research and development of new product and service offerings for the NPO sector by leveraging emerging technologies and Internet trends. We also intend to expand our benchmarking, data-oriented analytics and reporting capabilities by developing products and services that leverage the constituent data resident in our on-demand system. We intend to develop additional application programming interfaces that will allow third-party software products to be more closely integrated with our platform.

  •
  Leverage our partner network and make targeted acquisitions.  We intend to strengthen our partner network to leverage the resources, relationships and technologies of our partners in order to more effectively sell our solution and rapidly develop products. In addition, we will selectively consider acquisition opportunities that we believe will complement our solution and add long-term stockholder value.

Products

          Our products consist of integrated modules built on our core Constituent360 platform. We also provide communication tools, including email marketing and web content management, and enable integration with offline databases. A client's base configuration typically includes one or more licensed modules and Constituent360, email marketing and web content management. We provide our products exclusively in an on-demand model.

Convio's eCRM Products

Constituent360 Platform

          Our Constituent360 platform serves as the platform for all modules and captures, builds and houses profiles of constituents. Constituent360 allows NPOs to gain insight into online constituent behavior by tracking key online activities, including online donations, purchases, page visits, event registrations, surveys and certain advocacy activities. The platform provides query and reporting tools to enable clients to retrieve and analyze this information to design more effective online fundraising and advocacy campaigns. Constituent360 also includes features shared by all modules, including reporting services, a personalization engine, social networking widgets, a points-based loyalty system and extensive configuration options. The platform becomes more valuable when an organization employs additional modules together, allowing for a single view of all online interactions in a single constituent profile.

          Our DataSync software enables synchronization of constituent information between Constituent360 and our clients' offline donor databases. DataSync connects constituent information with more than 30 different offline donor databases, allowing clients to integrate online and offline constituent communications and fundraising programs. We also provide the Convio Connector, which provides real-time integration capabilities with the most widely-used legacy donor databases.

Our Communication Tools

  Email Marketing

          Our Email Marketing tool allows clients to create and deliver branded email communications and content tailored to individual constituent interests based on the profiles captured in our Constituent360 platform. Our Email Marketing also allows our clients to generate, send and track personalized, graphical email messages, online newsletters and electronic greeting cards. Key features include:

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  a graphical editor that allows non-technical authors to create sophisticated emails that include graphics, links and formatted text;

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  testing tools to assess message effectiveness and to better ensure delivery; and

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  the ability to manage multiple email messages as part of a single campaign.

  Content Management

          Our content management tools which enable clients to professionally manage website content, include authoring tools, editorial workflow, personalization, search and document management. We offer two web content management tools, PageBuilder and Convio Content Management Systems, or CMS. CMS is designed for larger NPOs generally with over one thousand web pages and multiple content contributors, while PageBuilder is designed for NPOs with smaller websites and fewer content contributors.

Modules

  Fundraising

          Our Fundraising module allows clients to easily build and tailor online fundraising campaigns, such as annual pledge drives or capital campaigns, and to quickly create specialized websites to motivate giving in response to current events, such as natural disasters. This module has the following features:

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  highly configurable donation forms that incorporate best practices developed from our base of more than 1,200 active clients, including options such as matching gifts, gift premiums and recurring gifts;

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  personalized appeals and suggested gift amounts to encourage higher contributions; and

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  campaign reporting and analytics to measure real-time fundraising progress and to provide trend information for planning future campaigns.

  TeamRaiser

          Our TeamRaiser module empowers participants in fundraising events, such as walkathons, to raise funds on an NPO's behalf using personal web pages and web tools. This module manages online elements and processes related to fundraising events, including recruitment, pledge processing and gift acknowledgment. By leveraging an NPO's existing constituents and their personal networks, event administrators empower participants to introduce new donors and manage their fundraising efforts toward a goal. Our TeamRaiser module has the following features:

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  a participant center that allows constituents to manage their fundraising efforts, including setting up personal web pages, sending emails and viewing progress;

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  tools for mobilizing participants, including automated email reminders and best practices for volunteer fundraisers; and

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  configurability that scales to meet the needs of NPOs that manage hundreds of events simultaneously.

  Advocacy

          Our Advocacy module is designed to allow NPOs to manage grass-roots advocacy campaigns online. This module includes tools for building advocacy-focused web pages, creating and sending email communications to activists and delivering constituent messages to legislators. Our Advocacy module has the following features:

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  the ability to quickly configure online action alerts and multiple response options, including email, fax and forms on legislators' websites;

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  searchable federal and state legislator databases that include contact information, committee memberships and voting history, enabling clients to rate legislators and allowing constituents to deliver messages to the appropriate decision-makers; and

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  the ability to target specific groups of constituents based on a variety of criteria, such as state of residence or activism history.

  Tributes

          Our Tributes module allows constituents to set up personal websites to raise money on behalf of an NPO, typically in memory or honor of a friend or loved one. This module provides NPOs with a means to acquire new constituents, generate funds and create rich content and community around their websites.

  eCommerce

          Our eCommerce module provides tools that enable NPOs to create online stores to sell merchandise and intangible items, such as a gift that would feed a needy child for one year. This module's features include multiple online catalogs, a cross-promotion engine to market-related merchandise or donations and promotional discount codes.

  Personal Events

          NPOs can receive support from constituents who organize personal fundraising and advocacy events. Our Personal Events module enables constituents to create listings and registration forms for these events on an NPO's website.

  Clubs

          Our Clubs module enables small, local affiliates of NPOs, such as local alumni clubs of a university, to provide a set of simplified web tools that allow volunteers to create basic web and email communications.

  Directory

          Our Directory module allows member-based organizations, such as an alumni association of a university, to create and provide a searchable member directory for constituents.

Services

          Professional services are an integral part of our solution. We believe the scope and quality of our professional services, which have been developed and refined based on our experience with more than 1,200 active clients as of June 30, 2007, significantly differentiate us from our competitors.

Client Success Services

          Our client success services team provides fee-based Internet strategy and interactive services designed to help clients achieve success in their online programs. Client success services provide:

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  Strategic planning.  We develop Internet marketing roadmaps outlining key metrics, targets, strategies, tactics and recommended resources;

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  Campaign management.  We assist clients in executing on their Internet roadmap by providing campaign strategy, project management, creativity and production;

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  Internet Marketing Academy.  We provide a classroom-based education program, designed to educate clients and prospective clients on best practices for online marketing;

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  Interactive development.  We assist clients with more advanced projects such as interactive development, mobile device support and video formatting;

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  Information architecture and user experience.  We advise clients on content strategies, site navigation, segmentation, user pathways and site usability;

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  Visual design.  We provide clients with graphic design expertise for web and email communications;

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  Launch consulting.  We serve as advisor and solution design resource during deployment to ensure optimal configuration of our solution;

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  Benchmarking.  We provide benchmarking services to our clients using a standard set of metrics to monitor against which clients can compare their results. These metrics are developed from other clients' results, and are categorized by vertical, organization size and online maturity;

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  Campaign analytics.  We analyze campaign results and identify potential areas of improvement based on established benchmarks;

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  Web analytics.  In conjunction with our information architecture and user experience services, we provide user flow analytics;

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  Search engine optimization.  We assist clients in maximizing their reach through search engines; and

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  Virtual administration.  We provide outsourced administration services.

Account Management Services

          Our account management services team is responsible for our clients overall satisfaction with our solution after sales are completed. Account managers are a key point of contact for clients, provide guidance on best practices, monitor and manage client satisfaction, are responsible for renewals and have a significant role in up-sells in conjunction with the sales team. Account managers often have experience in online marketing and in many cases have worked for NPOs.

Deployment Services

          Our deployment services team engages with clients immediately after contract signing and is responsible for ensuring the successful launch of our solution. The team applies processes that include collecting client specifications and requirements, configuring the client's software modules, migrating web content and other data and implementing integration with offline donor databases. This team includes project managers who act as a single point of client contact during the deployment and technical consultants who provide the technical services needed to deploy and configure the software.

Client Support Services

          Our client support services team provides standard and premium support services. Clients receive standard support services as part of their purchase of our solution. With standard support services, support analysts handle basic inquiries and refer more technically complex cases to support engineers. With premium support services, we provide direct access to senior support engineers and offer reduced resolution times.

Client Education Services

          Our client education services team provides comprehensive classroom and online training on the features and functionality of our products. We also provide customized training programs at client sites.

Clients

          We had more than 1,200 active clients as of June 30, 2007, which include leading NPOs in each of the principal vertical markets within the nonprofit industry. Our clients include 22 of the 50 largest charities by funds raised, according to a November 2006 Forbes article entitled "America's 200 Largest Charities." We define a client as an organization with which we have a billing relationship. In some cases, we bill individual chapters of a federated NPO and, in other cases, we have a single billing relationship with a federated NPO that covers multiple chapters. We have adopted a policy of working with all NPOs supporting a wide range of ideological missions, other than those that promote violence, hatred, or racial or religious intolerance. The substantial majority of our clients are located in the United States. No single client or group of affiliated clients accounted for more than 5% of our annual revenue in 2004, 2005 and 2006.

          The following organizations represent our largest clients, as defined by the number of online constituents, within each vertical segment:

Animal welfare

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People for the Ethical Treatment of Animals (PETA)
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The Humane Society of the United States
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American Society for the Prevention of Cruelty To Animals (ASPCA)
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North Shore Animal League
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Humane Society International

Associations and unions

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AFL-CIO
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National Association of Realtors
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Service Employees International Union (SEIU)
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Society for Human Resource Management (SHRM)
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American Association of Retired Persons (AARP)

Cultural

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National Public Radio
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Greater Washington Educational Television Association (WETA)
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American Film Institute (AFI)
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American Museum of Natural History
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KQED

Environment

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Natural Resources Defense Council
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National Wildlife Federation
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Sierra Club
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Environmental Defense
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Save Our Environment

Faith-based

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Presidential Prayer Team
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Lifeline Communications
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Sojourners
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Faithful America (National Council of Churches of Christ)
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Turning Point for God

Health

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Susan G. Komen Foundation
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National Multiple Sclerosis Society
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Cancer Research UK
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American Diabetes Association
•
American Cancer Society

Higher education

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University of California
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Ohio State University
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California Alumni Association
•
University of Texas
•
University of Connecticut Foundation

Human and social services

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San Francisco AIDS Foundation
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America's Second Harvest
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Bread for the World
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Project Bread — The Walk for Hunger
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National Relief Charities

International relief

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American Red Cross
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Save the Children
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Oxfam America
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Children International
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Feed the Children Inc.

Public affairs

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Working Assets
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Save Darfur Coalition
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GreatSchools.net
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Human Rights Campaign
•
Paralyzed Veterans of America

Client Case Studies

          The selected client case studies below demonstrate the variety of benefits that many NPOs have experienced using our solution, including:

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  scalability;

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  maximizing overall donor value;

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  ability to expand base of constituents or advocates;

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  real-time response;

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  special event planning; and

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  constituent empowerment.

          The American Red Cross.    The organization helps people prevent, prepare for and respond to emergencies. In 2006, almost a million volunteers and 35,000 employees helped victims of almost 75,000 disasters, taught lifesaving skills to millions and helped U.S. service members separated from their families stay connected. This NPO needed a scalable online solution that could perform under the demands created by donor response to major disasters and have the ability to distribute online solutions to hundreds of chapters nationwide. Key results using our solution in the first 20 months included:

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  successful deployment of more than 15 local chapter sites, 500 corporate giving sites, 43 celebrity-sponsored donation sites, and a Spanish donation site; and

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  raised more than $130 million online from individuals and corporations and delivered more than 72 million emails.

          SPCA of Texas.    An animal welfare agency in North Texas with annual revenues of $10.9 million in 2006. This NPO sought to integrate the Internet with its direct mail programs to maximize overall donor value. Key results using our solution include:

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  a quantitative study conducted by StrategicOne and us and using data supplied by SPCA of Texas found that by adding an online donation and solicitation channel for donors who were acquired offline increased giving by $44.71, or 39%, per donor over 12 months; and

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  the study also found that donors receiving online communication and solicitation were found to have a value more than double of those who were not receiving online communications.

          Citizens for Global Solutions.    A national grass-roots NPO focused on mobilizing constituents around a range of issues. This NPO faced the challenges of reaching younger constituents and integrating online advocacy and fundraising for greater overall support. Key results using our solution include:

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  in 2006, the organization ran an online contest that drove 9,000 new registrants to its website; 75% of the total email address file is now comprised of constituents under age 30; and

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  by integrating fundraising within an advocacy campaign, the organization converted advocates to donors while doubling the average gift size.

          The Polly Klaas Foundation.    A national NPO that helps find missing children, prevents children from going missing and promotes laws and services that protect children such as Amber Alert. This NPO needed an online solution that would allow staff to quickly update web content with information about missing children, and also needed to grow its online constituency. Key results using our solution include:

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  grew list of online members, activists, volunteers and concerned parents from 326 email addresses to more than 60,000 in five years;

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  increased the number of Child Safety Kits ordered from about 17,000 per year in 2002 to more than 70,000 in 2005 by creating an online order form, placing a banner on the home page and promoting in monthly online news, press interviews and press releases; and

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  launched an online volunteer recruitment campaign for members to download posters of missing children and distribute them to their communities. More than 600 people registered within 48 hours of launching the product.

          Project Bread.    A leading anti-hunger NPO dedicated to alleviating, preventing and ultimately ending hunger in Massachusetts. This NPO needed to maximize results from its annual one-day fundraiser, "The Walk for Hunger." Key results using our solution include:

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  increased online donations associated with the walk almost 200% in two years, exceeding $1 million in 2007;

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  increased the number of online donations by 161%, with the average gift size increasing 12% from $37.83 to $42.44 in two years;

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  increased web traffic during walking season by more than 50%; and

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  increased the number of participants by 106% in two years.

          League of Conservation Voters.    A national NPO that conducts advocacy around environmental issues. This NPO needed to drive increased constituent empowerment and advocacy around key issues and manage larger scale websites. Key results using our solution include:

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  launched "Hands Off Our Coast" web pages, with email and advocacy campaigns to oppose offshore drilling, resulting in 77,000 letters sent to U.S. senators;

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  launched its first fundraising and advocacy campaigns within two weeks of implementing our solution; and

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  created three interactive websites, composed of more than 3,500 pages.

Sales and Marketing

          We sell our software and related services through our direct sales force. As of June 30, 2007, we had approximately 85 sales, marketing and business development employees, 36 of whom comprised our direct sales force. These sales and marketing professionals are located at our headquarters in Austin, Texas, regional offices in Washington, D.C. and Berkeley, California and in metropolitan areas throughout the United States. Account executives are organized by geography, size of NPO and market segment.

          Sales opportunities are generated through a combination of sales prospecting, marketing programs, word-of-mouth referrals and our extensive partner network. The NPO community is highly networked, and client referrals can shorten the sales cycle.

          We complement our direct sales personnel with a network of over 150 partners serving the NPO industry, including interactive agencies, direct marketing agencies, public affairs firms and complementary technology companies. Our partner network helps us to grow our client base and we believe enables us to provide a more complete solution for our clients. Our relationships with professional service firms help increase awareness of our solution, provide access to decision makers and generate new business opportunities. We typically compensate our partners with referral fees based upon the revenue that they generate for us.

          We conduct a variety of marketing programs that are designed to create brand recognition and market awareness for our solution. Our marketing efforts include membership and board participation in industry associations, participation at industry conferences, company-sponsored seminars and webinars, white papers, media relations, development of case studies and online marketing. We also get significant exposure from our "powered by" logo program, which allows us to place our logo on web pages and emails created and sent by our clients. To enhance client loyalty and generate opportunities for additional sales, we have a client advisory board, conduct an annual client summit, host an online client community and have implemented an Internet Marketing Academy designed to educate clients and prospects on best practices for online marketing.

Research and Development

          We have made substantial investments in research and development. Our on-demand model provides us with the ability to bring new functionality to the market quickly. Since 2000, we have delivered on average at least two major releases per year complemented by interim releases. We have a structured process for gathering feedback from clients, partners and industry thought leaders. We believe we have robust processes for software development and deployment that have been adapted from industry best practices. As of June 30, 2007, we had 42 employees working on research and development and 15 independent contractors located in India. Our research and development expenses 2004, 2005 and 2006 were $2.1 million, $2.6 million and $3.5 million, respectively.

Competition

          The market for online constituent relationship management software and services is fragmented and rapidly evolving. Our principal competitors are companies that focus on NPOs, including public companies such as Blackbaud, Inc. and Kintera, Inc. and, to a significantly lesser extent, various smaller private companies. We also compete indirectly with providers of custom web development services and content management, email marketing and other point tools. We may also face future competition from other large, established companies, such as Microsoft Corporation, Oracle Corporation, Salesforce.com, Inc. and The Sage Group plc.

          We believe the principal competitive factors in our industry include the following:

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  breadth, depth and configurability of solution;

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  service offerings that drive tangible results;

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  deep domain expertise and thought leadership in the nonprofit sector;

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  client satisfaction and market reputation;

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  on-demand software delivery model;

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  track record of innovation;

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  ease-of-use;

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  ability to integrate with third-party applications; and

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  performance and reliability.

          We believe we compete favorably with respect to these factors. We believe our on-demand model and deep domain expertise in the nonprofit sector are significant competitive differentiators. However, some of our existing and potential competitors have substantially greater name recognition, longer operating histories, larger marketing budgets and significantly greater resources. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can to ours, which could allow them to respond more quickly to new technologies and changes in client needs. Additionally, our competitors may offer or develop products or services that are superior to ours or that achieve greater market acceptance.

Technology

          Our software was designed from the outset to be a multi-tenant solution delivered by the on-demand model, requiring only a web browser for client access. In addition, our technology strategy was designed to meet the stringent standards of NPOs, including scalability, performance, reliability and security.

          Our technology is designed to be scalable, both in the number of clients that can be hosted and in the volume of traffic and transactions processed by our solution. Scalability is achieved through multiple methods:

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  our multi-tier production topology employs dedicated devices separated into multiple tiers of web servers, application servers, email appliances, accelerator appliances, database servers and file servers; and

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  each tier can be expanded horizontally to add capacity.

          Performance is another key requirement for clients, particularly as it relates to the traffic and transaction spikes associated with constituent response to current events. We address this need in several ways:

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  our production topology improves performance and scalability by providing load balancing and failover, encryption acceleration, caching of static content, compression of text-based content and multiplexing; and

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  our email server farm utilizes specialized appliances to provide capacity in excess of 500,000 personalized email messages per hour.

          Over the past two years, we have been able to achieve on average over 99.7% system uptime, excluding scheduled maintenance and third-party vendors, through the use of industry-standard failover and redundancy technologies. There are several specific components to this reliability, including:

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  dedicated storage arrays and data replication technology; and

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  redundant application servers that allow individual servers to be rotated in and out of service for routine maintenance without causing downtime.

          Security is a key requirement for our clients because of the sensitive and sometimes controversial missions of NPOs. We designed our solution to provide a high level of security for clients in several ways:

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  a comprehensive security model built into the architecture which allows a fine-grained level of permissions to particular data, thus allowing for secure delegation of authority to administrators based on role;

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  use of security standards, including DES for encryption and the HTTPS protocol for secure transfer of data; and

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  as a further safeguard, we do not store constituents' credit card numbers.

Operations

          We serve our clients from two third-party hosting facilities in Austin, Texas and Sacramento, California. These facilities provide around-the-clock manned operations and security staff. Access is limited to authorized individuals and both sites are served by both interior and exterior video surveillance equipment. Electrical and environmental controls are all fully redundant and Internet connectivity is maintained by multiple peering and physical access points within each facility. We own or lease and operate all of the hardware on which our applications run in each facility.

          We continuously monitor internally and externally the availability and performance of our systems using custom and commercially available tools. In order to prevent service loss from hardware failure, we maintain redundant servers within each tier of our production environment. Web servers are operated in load-balanced server pools and databases and file servers are replicated to standby servers which can provide near real-time failover in the event of a failure with primary hardware. Databases and file servers are backed up daily with tapes being rotated to separate secure offsite storage facilities.

Government Regulation

          We are subject, directly and indirectly, to various laws and governmental regulations due to the nature of our business, including those regulating email communications and the collection, use and disclosure of personal information obtained from customers and other individuals. For example, in the United States, many of the email communications generated by our clients using our solution are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act's main provisions include:

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  prohibiting false or misleading email header information;

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  prohibiting the use of deceptive subject lines;

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  ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request;

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  requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and

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  requiring that the sender include a valid postal address in the email message.

          The CAN-SPAM Act also prohibits unlawful acquisition of email addresses, such as through directory harvesting, and transmission of commercial emails by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages. Violations of the CAN-SPAM Act's provisions can result in significant criminal and civil penalties. In addition, although we believe that the CAN-SPAM Act preempts most state restrictions specific to email, some states have adopted email regulations that, if deemed not to be preempted by the CAN-SPAM Act, could impose liabilities and compliance burdens in addition to those imposed by the CAN-SPAM Act.

          We also are subject to certain laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and other individuals. Our clients can use our products and services to store personal or identifying information regarding their constituents. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and other individuals. Our standard terms and conditions require our clients to comply with laws and regulations applicable to their email marketing campaigns and to implement any required regulatory safeguards. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our products and services and reduce overall demand for our solution.

          We are also subject to certain state registration requirements related to companies that provide fundraising consulting services. Under these registration requirements, we could incur fines, penalties or other damages that could harm our reputation and our operating results. In addition, the states in which we are registered may impose new requirements and additional states may adopt registration requirements that may increase our compliance expenses.

          In addition, the legal environment of the Internet is evolving rapidly in the United States and elsewhere. Due to the increasing popularity and use of the Internet, governmental authorities in the

United States and abroad may continue to adopt laws and regulations to govern Internet activities, including email messaging, collection and use of end user information, ownership of intellectual property, solicitation of charitable contributions and other activities important to conducting our business online. The adoption of any additional laws or regulations may impair the growth of the Internet or online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business, operating results and financial condition.

Intellectual Property and Other Proprietary Rights

          Our intellectual property rights are important to our business. We rely primarily on a combination of patent, trademark, trade secret, confidentiality procedures, contractual restrictions and other similar measures to protect our proprietary technology, processes and other intellectual property. As of June 30, 2007, we have four pending patent applications in the United States, including functionality in web campaigning, email tracking and web page and document authoring. We have not pursued patent or trademark protection in any international jurisdictions. We also hold trademarks and service marks identifying features of our solution. We license our software modules directly to clients. These license agreements, which address our technology, documentation and other proprietary information, include restrictions intended to protect and defend our intellectual property. We also require all of our employees, contractors and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements. We believe that due to the frequent improvement of our existing products and services, the unpatented proprietary know-how of our personnel and our trade secrets are particularly important.

          We attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing unauthorized use of our solution and intellectual property rights is difficult and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

          We believe that the frequency of assertions of patent infringement is increasing as patent holders, including entities that are not in our industry and who purchase patents as an investment or to monetize such rights by obtaining royalties, use such actions as a competitive tactic as well as a source of additional revenue. Any claim of infringement from a third party, even those without merit, could cause us to incur substantial costs defending against such claims, and could distract our management from running our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful.

Employees

          As of June 30, 2007, we had 301 employees, all of whom were in the United States. Of the total employees, there were 114 in sales, marketing, account management and business development, 42 in research and development, 123 in services, support and operations and 22 in general and administration. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our employee relations to be good.

Properties

          We lease office space for our corporate headquarters located in Austin, Texas. This lease expires in September 2013. We also lease additional office space in Berkeley, California and Washington, D.C. We believe our facilities are adequate for our current needs and may add new facilities and expand our existing facilities as we add employees. We believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

          We are not currently involved in any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business.

MANAGEMENT

Executive Officers, Key Employees and Directors

          Our executive officers, key employees and directors and their ages and positions as of August 29, 2007 are as follows:

Name	Age	Position
Gene Austin*	48	Chairman, Chief Executive Officer and Director
James R. Offerdahl*	51	Chief Financial Officer and Vice President of Administration
Vinay K. Bhagat*	37	Chief Strategy Officer and Director
David G. Hart*	49	Vice President, Products and Operations
Randall N. Potts*	52	Vice President, Sales
Frederick P. Waugh*	43	Vice President, Marketing
Sheeraz D. Haji*	34	President and Director
Richard A. Tusia*	47	Vice President, Services
Thomas J. Krackeler*	35	Vice President, Product Management
David C. Crooke**	36	Chief Technology Officer
William S. Pease**	53	Chief Scientist
Angela G. McDermott**	47	Vice President, Human Resources
C. Thomas Ball(1)	40	Director
Christopher B. Hollenbeck(1)(2)	39	Director
M. Scott Irwin(1)(2)	32	Director
George H. Spencer III(2)	44	Director

*
Executive officer

**
Key employee

(1)
Member of the compensation committee.

(2)
Member of the audit committee.

          Gene Austin has served as our Chief Executive Officer and as Chairman of our board of directors since July 2003. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell, Inc. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet-based recruiting. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis.

          James R. Offerdahl has served as our Chief Financial Officer and Vice President of Administration since February 2005. From April 2004 to February 2005, Mr. Offerdahl was a private investor and an independent consultant. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services to enterprises. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions for independent software vendors, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software. Mr. Offerdahl holds a B.S. in Accounting from Illinois State University and an M.B.A. in Management and Finance from the University of Texas.

          Vinay K. Bhagat co-founded our company and has served as a member of our board of directors since our inception. Since July 2003, Mr. Bhagat has served as our Chief Strategy Officer. From October 1999 to July 2003, Mr. Bhagat served as our Chief Executive Officer. From 1998 to 1999, Mr. Bhagat was Director of E-Commerce at Trilogy Software, Inc., an e-commerce applications company. Mr. Bhagat holds an M.A. from Cambridge University in Electrical and Information Sciences, an M.S. in Engineering-Economic Systems from Stanford University and an M.B.A. from Harvard Business School.

          David G. Hart has served as our Vice President, Products and Operations since March 2000. From 1998 to 2000, Mr. Hart served as Consulting Engineer for Tivoli Systems, Inc. and as Development Director from 1995 to 1998. Mr. Hart holds a B.A. in Mathematics from Brown University and an M.S. in Software Engineering from the University of Texas.

          Randall N. Potts has served as our Vice President, Sales since September 2003. From October 2002 to September 2003, Mr. Potts consulted as Vice President of Sales for Entrieva, Inc., a provider of advertising software technology solutions. From 1999 to 2002, Mr. Potts was Vice President of Sales of CareerBuilder, Inc. Mr. Potts holds a B.B.A. in Petroleum Land Management from the University of Texas.

          Frederick P. Waugh has served as our Vice President, Marketing since January 2000. From 1998 to 1999, Mr. Waugh served in product management and strategy roles at Tivoli Systems, Inc. From 1997 to 1998, Mr. Waugh was a product manager at Compaq Computer. From 1994 to 1997, Mr. Waugh was a marketing manager at Sun Microsystems. Mr. Waugh holds a B.S. in Journalism from Boston University and an M.B.A. from the University of Pittsburgh.

          Sheeraz D. Haji has served as our President and as a member of our board of directors since February 2007. From October 2001 to February 2007, Mr. Haji served as the Chief Executive Officer of GetActive. From 2000 to 2001, Mr. Haji served as the Senior Vice President, Corporate Development of GetActive. From 1999 to 2000, Mr. Haji served as Product Manager at Digital Impact, Inc., a provider of online direct marketing solutions for enterprises. From 1997 to 1999, Mr. Haji served as a consultant for McKinsey & Company Inc.. From 1994 to 1996, Mr. Haji served as a consultant for Environ International. Mr. Haji holds a B.S. in Civil/Environmental Engineering from Brown University and an M.S. in Civil/Environmental Engineering from Stanford University.

          Richard A. Tusia has served as our Vice President, Services since September 2006. From April 2005 to September 2006, Mr. Tusia served as Vice President of Professional Services at United Devices, Inc., a distributed software and services company. From November 2001 to April 2005, Mr. Tusia was Senior Vice President of Worldwide Customer Services for PlanView, Inc., an information technology management solution provider. Mr. Tusia holds an A.S. degree in Electrical Engineering Technology from Thames Valley State Technical College.

          Thomas J. Krackeler has served as our Vice President, Product Management since February 2007. From April 2004 to February 2007, Mr. Krackeler served as Senior Vice President of Products at GetActive. Mr. Krackeler served as GetActive's Vice President, Products from December 2001 to April 2004 and Director of Product Management from April 2000 to December 2001. From 1998 to 2000, Mr. Krackeler served as a Senior Web Developer at Environmental Defense, a nonprofit organization. From 1994 to 1996, Mr. Krackeler was a consultant with Accenture Ltd. Mr. Krackeler holds a B.A. in Political Science and Philosophy from Duke University and an M.P.P. in Public Policy from the University of California, Berkeley.

          David C. Crooke co-founded our company and has served as our Chief Technology Officer since November 1999. From 1998 to 1999, Dr. Crooke provided us services as an information technology consultant. During 1998, Dr. Crooke was a senior consultant at Trilogy Software, Inc.

Dr. Crooke holds an M.A. in Computer Science from the University of Cambridge and a Ph.D. in Parallel Software Engineering from the University of Edinburgh.

          William S. Pease has served as our Chief Scientist since February 2007. From 2002 to 2007, Dr. Pease served as the Chief Technology Officer of GetActive. From 2000 to 2001, Dr. Pease served as the Chief Executive Officer of GetActive. From 1995 to 2000, Dr. Pease was Director of Internet Projects at Environmental Defense. Dr. Pease holds a B.A. in English Literature and History, the Arts and Letters from Yale University, an M.S. in Energy and Resources from the University of California, Berkeley and a Ph.D. in Environmental Health Sciences from the University of California, Berkeley.

          Angela G. McDermott has served as our Vice President, Human Resources since February 2006. From 2001 to 2005, Dr. McDermott founded and was President of McDermott Consulting, a leadership development firm. From 1995 to 2001, Dr. McDermott served in various leadership development roles at Dell, Inc. From 1988 to 1995, Dr. McDermott served as a personnel research consultant at Procter & Gamble Co. Dr. McDermott holds a B.S., an M.A. and a Ph.D. in Industrial/Organizational Psychology from the University of Houston.

          C. Thomas Ball has been a member of our board of directors since December 2006. Since April 2005, Mr. Ball has been a Venture Partner at Austin Ventures, L.P. From November 2001 to December 2004, Mr. Ball was Chief Executive Officer of Openfield Technologies, Inc., a provider of e-commerce and business management software and technology solutions that Mr. Ball co-founded. Mr. Ball holds a B.S. in Finance from the University of Florida and an M.B.A. from the Stanford University Graduate School of Business.

          Christopher B. Hollenbeck has been a member of our board of directors since March 2001. Since 1998, Mr. Hollenbeck has served as a Managing Director of Granite Ventures, LLC. Prior to joining Granite Ventures, Mr. Hollenbeck held various positions in the venture capital, corporate finance and merger and acquisition groups at Hambrecht & Quist Group, Inc., an investment bank. Mr. Hollenbeck holds a B.A. in American Studies from Stanford University.

          M. Scott Irwin has been a member of our board of directors since February 2007. Mr. Irwin served as a member of the board of directors of GetActive from September 2004 to February 2007. Since February 2005, Mr. Irwin has served as a General Partner of El Dorado Ventures, L.P. and was a Principal from June 2000 to January 2005. From 1997 to 1999, Mr. Irwin held software engineering and product management positions with Accenture, Ltd. Mr. Irwin holds a B.S. in Systems Engineering from the University of Virginia and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

          George H. Spencer III has been a member of our board of directors since 2004. Since January 2007, Mr. Spencer has served as Senior Managing Director of Seyen Capital, a venture capital firm. Since October 2006, Mr. Spencer has been a senior consultant with Adams Street Partners, LLC and was a Partner from January 2001 to October 2006. Mr. Spencer holds a B.A. from Amherst College and an M.B.A. from The Amos Tuck School of Business at Dartmouth College.

Board Composition

Independent Directors

          Our board of directors is currently comprised of seven members. Messrs. Ball, Hollenbeck, Irwin and Spencer qualify as independent directors in accordance with the listing requirements of the NASDAQ Global Market. The definition of independence under the rules of The NASDAQ Stock Market LLC, or NASDAQ rules, includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members, has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities as they may relate to us and our management.

          The NASDAQ rules require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The NASDAQ rules and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, require that the audit committee of a listed company be comprised solely of independent directors. Mr. Hollenbeck is not independent under Rule 10A-3 of the Exchange Act due to his affiliation with Granite Ventures, one of our principal stockholders. We intend to rely on the transition periods provided by Rule 4350(a)(5) of the NASDAQ rules and Rule 10A-3 of the Exchange Act, which provide for phase-in compliance for companies that are listing on the exchange in connection with their initial public offering. As a result, we plan to have a majority of independent members on our audit committee within 90 days of the closing of this offering and we plan to have our audit committee comprised solely of independent directors within one year of our listing.

Selection Arrangements

          The election of the members of our board of directors is currently governed by an investors' rights agreement that we entered into with certain holders of our common stock and preferred stock. The provisions of this investors' rights agreement relating to the election of directors will terminate upon the closing of this offering, and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Classified Board

          Our amended and restated certificate of incorporation that will become effective as of the closing of this offering provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. Commencing in 2008, a portion of our board of directors will be elected each year for three-year terms. Upon the closing of this offering:

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  Messrs.                     and                     will be designated Class I directors whose term will expire at the 2008 annual meeting of stockholders;

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  Messrs.                     and                     will be designated Class II directors whose term will expire at the 2009 annual meeting of stockholders; and

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  Messrs.                     and                     will be designated Class III directors whose term will expire at the 2010 annual meeting of stockholders.

          Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective as of the closing of this offering provide that the number of authorized directors shall be determined from time to time by resolution of the board of directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

Board Committees

          Our board of directors has established an audit committee and a compensation committee and intends to establish a nominating and corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. The independent members of our board of directors also will hold separate executive session meetings regularly at which only independent directors are present, generally at the regularly scheduled meetings of the board of directors. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will report, as appropriate, their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our website at www.convio.com. The inclusion of a reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit Committee

          The current members of our audit committee are Messrs. Hollenbeck, Irwin and Spencer. Each member satisfies the independence requirements under the NASDAQ rules and each of Messrs. Irwin and Spencer has been determined to be independent under Rule 10A-3(b) of the Exchange Act. The chairman of our audit committee is Mr. Spencer. Prior to becoming subject to Rule 10A-3, we expect to appoint a chairman who will qualify as an "audit committee financial expert" within the meaning of the Securities and Exchange Commission, or SEC, regulations. Each member of our audit committee meets the requirements for financial literacy under the NASDAQ rules. In arriving at this determination, the board has examined Mr. Hollenbeck's, Mr. Irwin's and Mr. Spencer's scope of experience and the nature of their employment in the corporate finance sector.

          The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The functions of our audit committee include:

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  reviewing and providing oversight over the qualification, independence and performance of our independent registered public accounting firm and determining whether to retain or terminate their services;

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  approving the terms of engagement of our independent registered public accounting firm and pre-approving the engagement of our independent registered public accounting firm to perform permissible non-audit services;

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  reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm's review of our annual and quarterly financial statements and reports;

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  reviewing with management and our independent registered public accounting firm matters that have a significant impact on our financial statements;

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  reviewing with management its evaluation of the effectiveness and adequacy of our internal control and procedures for financial reporting and reviewing with our independent registered public accounting firm the attestation to and report on the assessment made by management;

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  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

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  reviewing and approving all related party transactions.

Compensation Committee

          The current members of our compensation committee are Messrs. Ball, Hollenbeck and Irwin. Mr. Hollenbeck is the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Each of Messrs. Ball, Hollenbeck and Irwin satisfies the independence requirements of the NASDAQ rules. The functions of our compensation committee include:

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  determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

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  reviewing and approving corporate and personal performance goals and objectives relevant to such compensation;

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  administering our equity incentive plans and granting awards of options and other awards to our executive officers, directors and employees under our equity incentive plans;

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  reviewing and approving appropriate insurance coverage for our officers and directors;

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  reviewing and discussing with management our compensation discussion and analysis and compensation committee report required by the rules of the SEC; and

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  evaluating and recommending to our board of directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Nominating and Corporate Governance Committee

          The members of the nominating and corporate governance committee are Messrs.                           and                           . Each of Messrs.                            and                          have been determined to be independent within the meaning of the NASDAQ rules. The functions of our nominating and corporate governance committee include:

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  developing and maintaining a current list of functional needs and qualifications of members of our board;

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  identifying, evaluating and recommending to our board of directors candidates to serve as members of our board of directors;

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  evaluating director performance on our board and our board committees and determining whether continued service on our board or any such board committees is appropriate for such director;

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  evaluating stockholder nominations of candidates for election to our board of directors;

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  determining criteria relating to selection of director candidates and members of committees of our board of directors; and

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  reviewing and making recommendations to our board of directors regarding corporate governance principles and director compensation.

Code of Business Conduct and Ethics

          Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct and ethics will be posted on our website at www.convio.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee has at any time during the prior three years been an officer or employee of ours. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

          Mr. Hollenbeck and one of our former directors, Mr. William Wood, were members of our compensation committee in 2006. For a discussion of certain transactions we had with each member in his capacity as an affiliate of one of our principal stockholders, see "Certain Relationships and Related Party Transactions."

Limitation of Liability and Indemnification

          Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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  any transaction from which the director derived an improper personal benefit.

          These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.

          Our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective upon the closing of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have obtained such a directors' and officers' liability insurance policy. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

          The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

          We currently do not pay our directors any cash or equity compensation for their services as members of our board of directors or any committee of our board of directors. We have a policy of reimbursing our directors for travel, lodging and other expenses incurred in connection with their attendance at our board or committee meetings. We anticipate that we will adopt a director compensation policy to provide compensation to our non-employee directors for their services in that capacity following the closing of this offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. Our named executive officers include our principal executive officer, principal financial officer and each of the three most highly compensated executive officers who earned or were paid in excess of $100,000 during 2006. This discussion contains forward-looking statements based on our current plans, considerations, expectations and determinations regarding future compensation programs. See "Forward Looking Statements."

Compensation Philosophy and Objectives

          Our mission is to deliver our products and services to nonprofit organizations, or NPOs, to strengthen and broaden relationships with their constituents. The goal of our executive compensation program is to attract, motivate and retain individuals with the unique skills and qualities necessary to support our mission and to grow our business. We have designed our executive compensation program to achieve the following objectives:

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  attract and retain talented executives experienced at developing and delivering products and services such as our own;

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  attract and retain individuals uniquely supportive of our goal to assist NPOs, thereby fostering a culture of client focus, trust, collaboration, community and innovation;

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  motivate and reward executives whose experience, skills and performance are critical to our success;

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  reward performance at levels equal to and beyond our expectations; and

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  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and client success.

Determination of Compensation

          The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our executive officers lies with our compensation committee, which consists entirely of non-employee directors. See "Management — Board Committees — Compensation Committee." Our compensation committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

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  evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

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  established a practice, in accordance with the rules of The NASDAQ Stock Market LLC, or NASDAQ rules, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer independent of input from him;

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  established a policy, in accordance with the NASDAQ rules, to review on an annual basis the performance of our other executive officers with assistance from our Chief Executive Officer and determining what we believe to be appropriate total compensation for these executive officers; and

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  establish an option grant policy for both new hire and annual retention equity awards as a public company.

          We primarily rely upon the experience and expertise of management and the members of our compensation committee to set the appropriate level of compensation to achieve the objectives of our compensation program. Messrs. Ball, Hollenbeck and Irwin, each of whom are members of our compensation committee, are partners with venture capital firms and have served on the boards of directors and compensation committees of other private technology companies. Our compensation committee generally considers our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above.

          We have not traditionally relied upon any independent benchmark studies or surveys in establishing executive compensation. In determining our 2006 and 2007 executive compensation, the compensation committee reviewed a report from management of publicly-disclosed compensation of executive officers of comparable public companies. Comparable companies included: Blackbaud, Inc., Concur Technologies, Inc., Kenexa Corporation, Kintera, Inc., Motive, Inc., Perficient, Inc., Pervasive Software Inc., Phase Forward Incorporated, Rightnow, Inc., The Ultimate Software Group, Inc., Unica Corporation, Vignette Corporation, Visual Sciences, Inc., and Vocus, Inc. Our compensation committee reviewed this report in late 2005 and 2006 in determining base salary and cash bonuses for 2006 and 2007, respectively. The committee also reviewed this report in early 2006 and 2007 in considering equity awards to our executive officers. We did not apply any formulas to benchmark our executive compensation against the compensation of our comparable companies. Instead, our compensation committee considered the total compensation of respective officers of these comparable companies, in addition to the other general factors described above, in establishing our 2006 and 2007 executive compensation programs. In the future, our compensation committee intends to use an updated version of the management report or other widely-available survey data in determining executive compensation and may retain the services of third-party executive compensation specialists from time to time, in its sole discretion and as it deems advisable.

          In performing its responsibilities, our compensation committee typically invites, for all or a portion of each meeting, our Chief Executive Officer and other members of management to its meetings. For compensation decisions relating to our executive officers other than our Chief Executive Officer, the compensation committee typically considers recommendations from our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources.

Components of Executive Compensation

          Our executive compensation program has four primary components — base salary, cash incentive bonuses, sales commissions, and stock option awards granted pursuant to our equity plans described below under "Executive Compensation — Equity Benefit Plans." Our compensation committee has not adopted any formal or informal policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

  Base Salary

          Base salaries for our executive officers are reviewed on a annual basis. Although we believe that, for private technology companies, base salary is not the primary factor in attracting, motivating and retaining executive officers, we set the base salary of each executive officer at a level that we believe properly motivates and retains the officer. Our compensation committee considers a number of factors, including an executive officer's role and responsibilities and general economic conditions. In accordance with our objective to reward performance, we also consider an executive officer's performance in prior years in setting base salary. We rely on the experience and expertise of management and our compensation committee members in setting the base salary of our executive officers. We also currently intend to use widely-available survey data in the future to guide our determinations, but do not intend to apply specific formulas to determine increases.

          In considering 2006 base salaries, our compensation committee reviewed the above factors and chose to increase the salaries of Messrs. Austin, Offerdahl, Bhagat, Hart and Potts by 30.4%, 10.0%, 4.6%, 7.9% and 6.7%, respectively. The increases were due to our initial use of a management report on total compensation of similarly-situated officers of comparable companies. We realized that many of our officers, and particularly our Chief Executive Officer and Chief Financial Officer, were compensated at rates below the comparable data. We therefore adjusted the base salary of each officer to better align such officer's total compensation with the comparable data for retention purposes.

          For 2007, our compensation committee reviewed the above factors and increased the base salaries of Messrs. Austin, Offerdahl, Bhagat, Hart and Potts by 4.0%, 4.5%, 5.0%, 7.0% and 6.7%, respectively. For each officer, we chose a general increase based on inflation, prior year successes of these executive officers, and the potential increase of their responsibilities in connection with managing a public company. We chose to further increase the base salary for Mr. Hart based on his additional responsibilities as a result of the growth of our operations personnel. We also further increased the base salary for Mr. Potts based on the compensation committee's judgment that an increase was warranted upon its review of the total compensation paid to similar officers of comparable companies.

  Cash Incentive Bonus Plan

          Consistent with our objective of aligning the interest of our executive officers with the interest of our stockholders and clients, we establish each year a cash incentive bonus plan called our Success Sharing Plan which is designed to compensate all of our executive officers, other than Mr. Potts, for achieving our company financial goals and individual performance goals identified to create stockholder value and client success. We pay cash bonuses under the plan twice each year. We make one payment in August based on the achievement of target goals for the first six months of the year and a second payment in February based on achievement of goals for the previous full year. We believe that paying cash bonuses twice each year maximizes the incentive of our executive officers to achieve the established goals under the plan.

          Our compensation committee recommends our cash incentive bonus plan prior to the beginning of the year for adoption by our board and administers the plan throughout its term. Early in the year, the Committee approves goals and sets bonus targets after consultation with management and board approval of the annual internal business plan. Our compensation committee has the discretion to amend, suspend or terminate the cash incentive bonus plan at any time in its sole discretion as the committee deems necessary to retain and reward our employees and has done so in the past. The cash incentive bonus plan is a combination of company goals and individual performance goals. In line with our decision to pay semi-annual bonuses, we set company goals and individual performance goals for the first six months of the year and for the entire year. The bonus target is a percentage of an officer's base salary and represents a combined bonus target for executive officers equally weighted upon the achievement of company goals and individual performance goals.

          Company Goals.    Our compensation committee selects specific and objectively measurable company financial goals under the plan appropriate to focus our employees on key company objectives. We base these objectives on financial metrics contained in the internal business plan adopted by our board of directors. Our compensation committee has selected the following financial metrics as the company financial goals: (a) the total contract value from sales of our solution to new clients as well as additional sales of our products and services to existing clients, or bookings, and (b) operating income. We believe that we should reward contributions to bookings in order to encourage revenue growth and contributions to operating income to encourage achieving such growth in a cost-effective manner. Our operating income goal is calculated as a base GAAP operating income target reduced by any stock-based compensation expenses, amortization of intangibles and commissions paid for bookings in excess of our internal business plan. We believe that the use of non-GAAP operating income is more meaningful in reflecting our operational performance than the use of GAAP operating income.

          Individual Performance Goals.    To accomplish our compensation objective of rewarding individual performance, our compensation committee also establishes individual performance objectives for each executive officer with input from the Chief Executive Officer. These objectives vary according to the responsibilities of each officer and by department, but may include achievement of departmental revenue, achievement of departmental gross margin, successful capital raising efforts, delivery of high quality software releases and updates, development of our services offerings, and other departmental-specific objectives.

          Determination of Cash Bonuses.    Each executive officer is eligible to receive the combined bonus target upon the achievement of the established company goals and individual performance goals. However, we must achieve certain threshold levels of achievement of our company goals to pay any bonuses under our plan irrespective of the achievement of individual performance goals.

          Our combined bonus target for each executive officer is weighted at 50% on the achievement of the operating income goal and 50% on the achievement of the bookings goal. The percentage of an executive officer's combined bonus target is determined according to the level of achievement of each company goal as follows:

Percentage of Combined Bonus Target

	Percentage Achievement of Bookings Goal
Percent Achievement of Operating Income Goal	0% - 94.9%	95.0% - 99.9%	100% and above
0% - 94.9%	0%	25%	50%
95.0% - 99.9%	25%	50%	75%
100% and above	50%	75%	100%

          Upon our achievement of company goals, each executive officer becomes eligible to receive a cash bonus equal to the applicable percentage of the combined bonus target. Based on the achievement of individual performance goals, each executive officer's ultimate cash bonus may be increased or decreased relative to the cash bonus amount for which such executive officer became eligible. Although the amount of any increase is generally unrestricted, the amount of any decrease cannot be larger than half of the eligible cash bonus amount. The increase or decrease to an executive officer's bonus is a non-formulaic, subjective determination based on each officer's overall achievement of individual performance goals. Our Chief Executive Officer recommends the appropriate adjustment for all executive officers other than himself to the compensation committee and our compensation committee approves the adjustments for all executive officers.

          For the first half of 2006, the full year of 2006 and the first half of 2007, we set our operating income goals to be losses of $2,490,000, $4,000,000 and $3,150,000, respectively. Our compensation committee sets our an operating income goal and a bookings goal that, based on management's and its experience and expertise, was 80% likely to be achieved assuming the continued productivity and performance of employees and, in the case of 2007, the successful integration of GetActive.

          2006 Bonus Payments.    Our compensation committee set a combined bonus target of 30% of base salary for each bonus period for Mr. Austin and 20% for each of Messrs. Offerdahl, Bhagat and Hart. For the first half of 2006, we achieved our company goals and each executive officer became eligible to receive the combined bonus target amount. The following table sets forth the combined bonus target, eligible bonus amount and actual bonus payment for each named executive officer as a percentage of such officer's base salary for the first half of 2006:

	Combined Bonus Target	Eligible Bonus Amount	Actual Bonus Amount
Gene Austin	30%	30%	30%
James R. Offerdahl	20	20	20
David G. Hart	20	20	20
Vinay K. Bhagat	20	20	20

          Our compensation committee reviewed the achievement of individual performance goals for each named executive officer and the performance of such officers relative to each other. The committee determined that all of the officers performed at expected levels and equally well relative to each other in the first half of 2006. As a result, no adjustments were made to the eligible bonus amounts of any named executive officer.

          For the second half of 2006, we achieved our bookings goal but did not achieve our operating income goal due to higher commissions paid for bookings in excess of the internal business plan. After excluding these excess commissions to avoid penalizing our executive officers for excess bookings, our compensation committee deemed the operating income goal to have been achieved. The following table sets forth the combined bonus target, eligible bonus amount and actual bonus payment for each named executive officer as a percentage of such officer's base salary for the second half of 2006:

	Combined Bonus Target	Eligible Bonus Amount	Actual Bonus Amount
Gene Austin	30%	30%	32%
James R. Offerdahl	20	20	23
Vinay K. Bhagat	20	20	22
David G. Hart	20	20	18

          Based on the recommendation of our Chief Executive Officer, our compensation committee approved an increase to the bonus amounts of Mr. Offerdahl and Mr. Bhagat and a decrease to the bonus amount of Mr. Hart. The compensation committee determined that Mr. Offerdahl over-achieved according to his performance goals and successfully undertook additional responsibilities related to the GetActive acquisition. Mr. Bhagat was deemed to have likewise over-achieved according to his performance goals by assisting in a large number of strategic sales for the period. Upon a review of achievement of performance goals by each executive officer, our compensation committee determined that Mr. Hart did not over-achieve during the period to the level of the other executive officers and adjusted his bonus payment downward. The compensation committee also determined in its sole discretion to increase the bonus amount of Mr. Austin based on his achievement of individual performance goals and our overall success in the period.

          2007 Bonus Payments.    For the first half of 2007, we achieved our bookings goal but did not achieve our operating income goal due to higher commissions paid for bookings in excess of the internal business plan and amortization of intangibles and restructuring expenses related to our GetActive acquisition. After excluding these excess commissions, intangibles amortization and the restructuring expenses, our compensation committee deemed the operating income goal to have been achieved. The following table sets forth the combined bonus target, eligible bonus amount and actual bonus payment for each named executive officer as a percentage of such officer's base salary for the first half of 2007:

	Combined Bonus Target	Eligible Bonus Amount	Actual Bonus Amount
Gene Austin	30%	30%	30%
James R. Offerdahl	20	20	19
Vinay K. Bhagat	20	20	20
David G. Hart	20	20	15

          For the first half of 2007, our compensation committee determined that each of Messrs. Austin, Offerdahl and Bhagat had achieved their individual performance goals. However, the compensation committee decreased the bonus amount of Mr. Offerdahl upon his request to allocate a portion of bonus amounts to other employees in his organization. The compensation committee also decreased the bonus amount of Mr. Hart upon its determination that he did not meet all of his performance goals.

  Sales Commission Plan

          We also establish sales commission plans to encourage and reward contributions to our long-term revenue growth. Mr. Potts, our Vice President, Sales, and Mr. Bhagat, our Chief Strategy Officer, are the only named executive officers that are eligible to receive compensation from our sales commission plans.

          Potts Commission Plan.    In 2006, we adopted a commission plan in which Mr. Potts is eligible to receive quarterly commission payments based on his achievement of two sales components: (a) bookings and (b) the cumulative average monthly revenue of all agreements signed during the period, determined with respect to each agreement using only elements of monthly revenue that are scheduled to recur over a minimum 12-month period and excluding revenue derived from those non-recurring sources such as deployment services fees or usage, or MRR. We chose bookings as a component to encourage sales of our solution generally, and MRR to encourage sales on favorable terms to support our long term revenue growth. Our compensation committee equally weighted the two components and set quarterly and annual quotas for total bookings and MRR that the committee believed would be 80% likely to be achieved assuming the continued productivity and performance of employees. In 2006, our compensation committee determined a target commission rate, for each component equal to the ratio of the target bonus commission divided by the component's target for 2006. At less than 80% of the target for each component, Mr. Pott's commission rate would be 50% of the target commission rate. From 80% to 200% of the target for each component, Mr. Potts' commission rate would range from 70% to 195% of the target commission rate. The maximum commission rate is 195% of the target commission rate, but there is no maximum payment under the arrangement as the commission paid is equal to the product of such commission rate and bookings or MRR, neither of which are capped.

          In 2007, we selected bookings as the only sales goal under Mr. Potts' commission plan because our compensation committee determined that retaining MRR as a goal was no longer necessary because the term of our subscription agreements had stabilized and that bookings would sufficiently reward performance and facilitate our administration of the commission plan. Otherwise, the design of Mr. Potts' commission arrangement in 2007 remained relatively unchanged from 2006.

          Bhagat Commission Plan.    In addition to his participation in the cash incentive bonus plan, Mr. Bhagat is eligible to receive a monthly commission payment equal to a fixed percentage of sales of our solution to certain key clients and prospects identified by Mr. Austin and Mr. Potts. We primarily identify new prospects to encourage Mr. Bhagat's participation in assisting the sales team to broaden our client base. We pay Mr. Bhagat a commission as we believe that Mr. Bhagat is particularly valuable in educating NPOs on the value of our solution as our founder and as an individual with deep domain expertise in the NPO community. For 2006 and 2007, the maximum annual amount eligible to be paid to Mr. Bhagat under this commission plan was $45,000.

  Long-Term Equity Incentive Plan

          Our base salary, cash incentive bonus plan and sales commission plans are intended to compensate and motivate for the short-term. Although we do not implement any stock ownership guidelines with respect to our executive officers, we believe that providing our executive officers with an ownership stake through the issuance of equity awards will encourage long-term performance and better help align their interests with those of our stockholders. We also believe that our equity incentive plan is an important retention tool for our employees.

          We have only granted stock options since we believe that these types of equity awards are what is considered competitive in our industry and are best understood by our executive officers and employees. We also believe that the use of stock options currently provides tax and other advantages to our executive officers relative to other forms of equity compensation. We have historically granted stock options under our 1999 Stock Option/Stock Issuance Plan. A description of each the plan is set forth below in "Executive Compensation — Equity Benefit Plans." Our board of directors is the administrator of the plan and has the authority to grant stock options to our executive officers thereunder. We generally grant stock options to any newly-hired executive officers at the commencement of employment and to our existing executive officers in the first or second quarter of each year after completing our internal review of our financial performance and their individual performance over the prior fiscal year. Because our executive officers are awarded stock options with exercise prices equal to the fair market value of our common stock on the date of grant, these options will only have value to our executive officers if the value of our common stock increases after the date of grant.

          We have not adopted any plan, program or other obligation requiring us to make equity grants to any employee. In addition, we have coordinated our equity grants with our completion of performance reviews and not with the release of material non-public information because we have not been a public company. We may implement policies of this nature in the future.

          In 2006, the board of directors reviewed and approved stock option awards to Messrs. Bhagat, Hart and Potts based upon its assessment of individual performance in 2005, a review of existing long-term incentives and retention considerations. These grants are described in the "Executive Compensation — Grant of Plan-Based Awards For 2006." The board of directors did not grant either of Messrs. Austin and Offerdahl stock options at this time because the board of directors believed that such officers' significant equity ownership was sufficient for motivation and retention.

          At the beginning of 2007, the compensation committee reviewed and approved stock option awards to executive officers based on its assessment of individual performance in 2006, a review of existing long-term incentives and retention considerations, and a review of a management report containing comparable company data. Based on such review, our compensation committee believed it was in our best interests to provide additional stock options to certain of our named executive officers to incentivize them and to provide additional retention value. We granted the following stock options to certain of our named executive officers in May 2007 as follows:

	Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)
Gene Austin	240,000	(1)	$2.10
James R. Offerdahl	125,000	(1)	$2.10
David G. Hart	80,000	(2)	$2.10
Randall N. Potts	110,000	(2)	$2.10

(1)
This option is subject to an early exercise provision and is immediately exercisable subject to our right to repurchase the unvested shares. This option vests as to 50% of the underlying shares of common stock on the second anniversary of the date of grant and as to 50% of the shares on the fourth anniversary of the date of grant, subject to continued employment.

(2)
This option vests and becomes exercisable as to 50% of the underlying shares of common stock on the second anniversary of the date of grant and as to 50% of the shares on the fourth anniversary of the date of grant, subject to continued employment.

          The stock options granted to Messrs. Austin and Offerdahl may be exercised prior to the vesting of such options, providing such executives with certain tax advantages. If an executive officer exercises and holds the underlying shares for over a year after such exercise and over two years after the date of grant, the executive officer may be able to take advantage of the lower tax rates applicable to long term capital gains. Our standard stock options to our non-executive employees do not contain this immediately exercisable feature. Our belief is that this practice of granting immediately exercisable options for executive officers is fairly standard across our industry and, as a result, is another mechanism to retain our executives and ensure that their compensation packages are competitive. These grants were made because our board believes it is an appropriate incentive mechanism to encourage retention in the long term.

  Change of Control and Severance Benefits

          In addition to benefits upon a change in control under our equity benefit plans described below under "Executive Compensation — Equity Benefit Plans," we also provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their offer letters and option agreements. We provide this opportunity to attract and retain necessary talent in these key positions. Our severance and change in control provisions for the named executive officers are summarized below in "Executive Compensation — Potential Payments Upon Termination or Change of Control."

  General Benefits

          Generally, we provide the opportunity for our named executive officers to receive health and welfare benefits and participate in our defined contribution 401(k) plan on terms generally available to all of our employees. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Accounting and Tax Considerations

          Internal Revenue Code Section 162(m) limits the amount that a publicly-held company may deduct for compensation paid to certain executive officers to $1,000,000 per person, unless certain requirements are satisfied. Exemptions to this deductibility limit may be made for various forms of "performance-based" compensation. In the past, Section 162(m) did not apply to us because we were not publicly-held, and annual cash compensation has been deductible. However,

Section 162(m) will apply once we become publicly-held. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to consider the impact of Section 162(m) in maintaining an approach to executive compensation that strongly links pay to performance.

Summary Compensation Table for 2006

          The following table provides information regarding the compensation earned by or paid to our named executive officers during the year ended December 31, 2006.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Gene Austin Chairman and Chief Executive Officer	$291,250	—	$93,000	(2)	$384,250
James R. Offerdahl Chief Financial Officer and Vice President of Administration	217,500	—	47,000	(2)	264,500
Vinay K. Bhagat Chief Strategy Officer	169,062	$3,248	75,538	(2)(3)	247,848
David G. Hart Vice President, Products and Operations	176,375	1,343	37,800	(2)	215,518
Randall N. Potts Vice President, Sales	148,750	1,296	240,794	(4)	390,840

(1)
Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, calculated in accordance with SFAS No. 123(R), for awards of stock options to our named executive officers. See note 2 of notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)
This amount includes bonuses earned in 2006 and paid in 2007 under our 2006 cash incentive bonus plan.

(3)
Mr. Bhagat earned $41,538 of this amount during 2006 through sales commissions under our 2006 sales compensation plan.

(4)
Mr. Potts earned this amount during 2006 solely through sales commissions.

Grants of Plan-Based Awards for 2006

          The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2006.

						All Other Option Awards: Number of Securities Underlying Options (#)(2)
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Exercise Price of Option Awards ($/Sh)
										Grant Date Fair Value of Option Awards(3)
Name
	Threshold	Target	Maximum		Grant Date
Gene Austin	$11,250	$90,000	$90,000		—	—			—		—
James R. Offerdahl	5,500	44,000	44,000		—	—			—		—
Vinay K. Bhagat	9,875 —	79,000 —	79,000 —		— 7/27/2006	— 75,000	(5)	$	— 0.70	$	— 30,623
David G. Hart	4,450 —	35,600 —	35,600 —		— 4/27/2006	— 34,000	(6)		— 0.70		— 13,882
Randall N. Potts	5,688 —	130,000 —	— —	(4)	— 4/27/2006	— 34,000	(6)		— 0.70		— 13,882

(1)
The threshold, target and maximum payments above are determined in accordance with our 2006 cash incentive bonus plan. The maximum bonus payment amounts are subject to increase at the discretion of the compensation committee. See "Executive Compensation — Compensation Discussion and Analysis" for a description of the 2006 cash incentive bonus plan and the terms and conditions thereunder.

(2)
Each option was granted pursuant to our 1999 Stock Option/Stock Issuance Plan.

(3)
Amounts reflect the total fair value of stock options granted in 2006, calculated in accordance with SFAS No. 123(R). See note 2 of notes to financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(4)
Amount represents commission that is not capped. As such, there is no maximum payment.

(5)
This option is immediately exercisable. The option vests as to all of the underlying shares of common stock on December 31, 2008, subject to continued service.

(6)
This option vests monthly as to 1/24th of the underlying shares of common stock commencing on the second anniversary of the date of grant, subject to continued service.

Outstanding Equity Awards at December 31, 2006

          The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2006.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Exercised Options That Have Not Vested (#)		Option Exercise Price ($)	Option Expiration Date
Gene Austin	603,172 125,000 —	(2) (3)	— — —		— — 110,305	(4)	$0.40 0.40 —	8/3/2014 8/30/2015 —
James R. Offerdahl	90,000 —	(5)	— —		— 202,500	(6)	0.40 —	3/2/2015 —
Vinay K. Bhagat	378,187 160,000 272,000 75,000	(7) (8) (9) (10)	— — — —		— — — —		0.30 0.40 0.40 0.70	8/14/2013 8/3/2014 6/2/2015 7/26/2013
David G. Hart	4,000 9,500 6,500 10,320 76,535 76,988 — —	(11) (11) (11) (11) (12) (13)	— — — — 22,754 54,992 60,000 34,000	(12) (13) (14) (14)	— — — — — — — —		0.30 0.30 0.30 0.30 0.30 0.40 0.40 0.70	11/6/2013 11/6/2013 11/6/2013 11/6/2013 11/20/2013 8/3/2014 8/30/2015 4/26/2016
Randall N. Potts	83,638 21,401 76,562 — —	(15) (16) (17)	35,456 11,737 54,688 70,000 34,000	(15) (16) (17) (18) (18)	— — — — —		0.30 0.30 0.40 0.40 0.70	10/23/2013 5/2/2014 8/3/2014 8/30/2015 4/26/2016

(1)
Each stock option was granted pursuant to our 1999 Stock Option/Stock Issuance Plan. The vesting schedule and exerciability of each stock option is described in the footnotes below for each stock option. Unless otherwise noted, each stock option expires ten years from the date of grant.

(2)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 351,850 shares were fully vested and 251,322 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(3)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/24th of the underlying shares of common stock commencing on the second anniversary of the date of grant, subject to continued service. As of December 31, 2006, none of the shares were vested.

(4)
Shares of common stock acquired pursuant to the early exercise of options, but which are unvested and, therefore, subject to our right of repurchase as of December 31, 2006. Our right of repurchase is at a price per share of $0.40.

(5)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock, subject to continued service. As of December 31, 2006, none of the shares were vested.

(6)
Shares of common stock acquired pursuant to the early exercise of options, but which are unvested and, therefore, subject to our right of repurchase as of December 31, 2006. Our right of repurchase is at a price per share of $0.40.

(7)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 362,429 shares were fully vested and 15,758 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(8)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 93,333 shares were fully vested and 66,667 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(9)
This option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 102,000 shares were fully vested and 170,000 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(10)
This option is subject to an early exercise provision and is immediately exercisable. The option vests as to all of the underlying shares of common stock on December 31, 2008, subject to continued service. As of December 31, 2006, none of the shares were vested. The option expires seven years from the date of grant.

(11)
As of December 31, 2006, all of the shares were fully vested.

(12)
This option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 76,535 shares were fully vested and 22,754 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(13)
This option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 76,988 shares were fully vested and 54,992 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(14)
This option vests monthly as to 1/24th of the underlying shares of common stock commencing on the second anniversary of the date of grant, subject to continued service. As of December 31, 2006, none of the shares were vested.

(15)
This option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 86,638 shares were fully vested and 35,456 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(16)
This option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 21,401 shares were fully vested and 11,737 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(17)
This option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2006, 76,562 shares were fully vested and 54,688 shares will vest ratably over the remainder of the vesting period, subject to continued service.

(18)
This option vests monthly as to 1/24th of the underlying shares of common stock commencing on the second anniversary of the date of grant, subject to continued service. As of December 31, 2006, none of the shares were vested.

Option Exercises During 2006

          The following table presents certain information on an aggregated basis concerning the exercise of options by each of our named executive officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
Gene Austin	756,374	(2)
James R. Offerdahl	450,000	(3)
Vinay K. Bhagat	—		—
David G. Hart	—		—
Randall N. Potts	70,000

(1)
The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying the option on the date of exercise, based on the assumed initial public offering price of $             per share, and the aggregate exercise price of the option.

(2)
As of December 31, 2006, 110,305 of the 756,374 shares with a value of $             , based on the assumed initial public offering price of $             per share, were unvested and subject to repurchase by us at a price per share of $0.40.

(3)
As of December 31, 2006, 202,500 of the 450,000 shares with a value of $             , based on the assumed initial public offering price of $             per share, were unvested and subject to repurchase by us at a price per share of $0.40.

Equity Benefit Plans

1999 Stock Option/Stock Issuance Plan

          We have granted stock options to purchase shares of common stock to our employees, directors and consultants under our 1999 Stock Option/Stock Issuance Plan, or 1999 Plan. Stock options granted by us under the 1999 Plan have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest 25% on the first anniversary and monthly thereafter, based upon continued employment over a four-year period. We have generally granted stock options with a ten year term, but adopted a general practice of granting stock options with a seven year term in July 2006. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. Shares of common stock may also be issued under our 1999 Plan. We intend to terminate our 1999 Plan upon the effective date of this offering for purposes of granting any future equity awards. As of June 30, 2007, stock options to purchase 5,347,398 shares of our common stock were outstanding under the 1999 Plan.

          In the event we are acquired by merger or asset sale, any then-outstanding options or stock issuances under our 1999 Plan may be assumed or substituted by any successor corporation or its parent corporation. If the successor corporation or its parent does not assume or substitute for such options or stock issuances under our 1999 Plan, the options and stock issuances will be subject to accelerated vesting. Options and stock issuances held by participants who have completed less than one year of service at the time of the merger or asset sale will receive one year of vesting credit. Options and stock issuances held by participants who have completed at least one year of service at the time of the merger or asset sale will immediately vest with respect to 50% of any unvested shares.

          Certain options and stock issuances under our 1999 Plan may provide for additional acceleration if a participant is terminated without cause or resigns for good reason within 18 months following certain significant corporate transactions. Pursuant to the terms of our form of option agreement we enter into with each of our named executive officers, if a named executive officer is terminated for any reason other than for cause or resigns for good reason following a change in control, then such officer would be entitled to an acceleration of all of the unvested shares underlying the option grants subject to such agreements as of the time of such termination or resignation. "Cause" is defined in this form of option agreement as fraud, illegal acts, a material violation of any agreements between such officer and us or a material failure of the executive officer to perform to a reasonable standard after notice of such failure and failure to cure within a set time period. "Good reason" is defined in this form of option agreement as, without the consent of such officer, a material adverse change in such officer's duties after a change in control, a reduction of base salary or relocation of principal place of employment to a location more than 35 miles from such location prior to the change in control.

GetActive 2000 Stock Option Plan and 2006 Equity Incentive Plan

          In connection with our acquisition of GetActive in February 2007, we assumed all outstanding options issued under the 2000 Stock Option Plan, or the GetActive 2000 Plan, and the 2006 Equity Incentive Plan of GetActive, or the GetActive 2006 Plan. The vesting terms of these outstanding options were continued upon our assumption. Outstanding stock options under these plans typically vest 25% on the first anniversary and monthly thereafter, based upon continued employment over a four-year period, and generally expire ten years after the date of grant. No future equity awards may be granted under the GetActive 2000 Plan and GetActive 2006 Plan. As of June 30, 2007, stock options to purchase 1,025,850 shares of our common stock were outstanding under these plans.

          In the event of certain significant corporate transactions, any then-outstanding equity awards under the GetActive 2000 Plan or the GetActive 2006 Plan, may be assumed or substituted for by any surviving or acquiring corporation. If the surviving or acquiring corporation elects not to assume or substitute for the equity awards under such plans, equity awards held by individuals whose service has not terminated prior to the consummation of the corporate transaction will be accelerated in full. Certain options granted under the GetActive 2000 Plan may provide for additional acceleration if the optionee is terminated within a specified time period after a change in control transaction.

2007 Equity Incentive Plan

          Our board of directors adopted our 2007 Equity Incentive Plan, or 2007 Plan, in             2007 and our stockholders approved the 2007 Plan in              2007. The 2007 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants.

          Share Reserve.    A total of                          shares have been reserved for issuance under the 2007 Plan with an evergreen provision that allows for an annual increase equal to the lesser of (a)     % of our outstanding shares, (b)                            shares or (c) any lesser amount determined by our board of directors. In the event of any stock split, stock dividend or similar transaction, the shares subject to our 2007 Plan and any outstanding awards will automatically be adjusted.

          Administration.    Our board of directors or a committee of our board administers our 2007 Plan. Different committees may administer our 2007 Plan with respect to different groups of participants. In the case of options intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the timing of exercise of awards or waive any restrictions or conditions of an award. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with a lower exercise price, or outstanding awards may be transferred to a third party.

          Stock Options.    Our 2007 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and nonqualified stock options. The exercise price of options granted under our 2007 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

          After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. If termination is for cause, the option terminates in its entirety on the date of such termination. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

          Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options.

          Restricted Stock Awards and Units.    Restricted stock may be granted under our 2007 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose any conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

          Restricted stock awards may be granted under our 2007 Plan. Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

          Phantom Stock.    Stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both may be granted under our 2007 Plan. Phantom stock does not entitle the holder to any rights as a stockholder.

          Performance Awards.    Performance awards may be granted under our 2007 Plan to participants entitling the participants to receive cash, shares of our common stock or a combination of both, upon the achievement of performance goals and other conditions determined by the administrator. The performance goals may be based on our operating income or on one or more other business criteria selected by the administrator.

          Transferability.    Unless the administrator provides otherwise, our 2007 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

          Change in Control Transaction.    In the event of certain significant corporate transactions, including a change in control of Convio, any then-outstanding equity award or option under our 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity, or its parent company. If the surviving or acquiring entity or its parent company elects to assume, continue or substitute for such awards or options and the holder of such equity award or option is terminated without cause or resigns for good reason within 18 months of a change of control of Convio, such equity awards or options shall be subject to accelerated vesting. Similarly, if the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for the equity awards or options under our 2007 Plan, all outstanding equity awards and options under such plan will become subject to accelerated vesting. In the event that accelerated vesting is triggered, in most cases 50% of the award that is outstanding at the time of the triggering event will become vested and exercisable. However, the amount of the award subject to accelerated vesting may be more or less than 50%, depending on certain circumstances, including but not limited to, the terms of the grant agreement governing the award and the duration of the grantee's service to Convio.

          Plan Amendment and Termination.    Our 2007 Plan will automatically terminate with respect to the grant of equity awards in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2007 Plan provided such action does not impair the rights of any participant.

401(k) Plan

          We maintain a retirement plan, the 401(k) Plan, which is intended to be a tax-qualified retirement plan. The 401(k) Plan covers substantially all of our employees. Participants may elect to defer a percentage of their eligible pretax earnings each year up to the maximum contribution permitted by the Internal Revenue Code. All participants' interests in his or her deferrals are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to participants until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Offer Letters

          We are party to the following agreements contained in employment offer letters with our named executive officers.

Gene Austin

          On June 24, 2003, Mr. Austin executed our written offer of employment to serve as our Chief Executive Officer. The written offer of employment specifies that Mr. Austin's employment with us is "at will." The letter provided for an initial base salary and bonus eligibility, which has subsequently been increased at the discretion of the board. Pursuant to the offer letter, Mr. Austin received an option to purchase 756,374 shares of our common stock. The option vests 1/4th on the one year anniversary of the July 1, 2003 vesting commencement date and then 1/48th per month thereafter. Mr. Austin is also entitled to certain payments and acceleration of vesting upon termination as described under "Executive Compensation — Potential Payments Upon Termination or Change in Control."

James R. Offerdahl

          On February 2, 2005, Mr. Offerdahl executed our written offer of employment to serve as our Chief Financial Officer and Vice President of Administration. The written offer of employment specifies that Mr. Offerdahl's employment with us is "at will." The letter provided for an initial base salary and bonus eligibility, which has subsequently been increased at the discretion of the board. Pursuant to the offer letter, Mr. Offerdahl received an option to purchase 540,000 shares of our common stock. The option vests 1/4th on the one year anniversary of the February 14, 2005 vesting commencement date and then 1/48th per month thereafter. Mr. Offerdahl is also entitled to certain payments and acceleration of vesting upon termination as described under "Executive Compensation — Potential Payments Upon Termination or Change in Control."

Potential Payments Upon Termination or Change in Control

          Pursuant to the offer letters entered into with Mr. Offerdahl and Mr. Austin, such officers are entitled to certain payments if they are terminated without cause or as a result of a change in control. Upon termination without cause, and not as a result of death or disability, each of such officers is entitled to receive a payment of base salary for six months following termination of employment and such officer will be entitled to continue to receive coverage under medical and dental benefit plans for six months or until such officer is covered under a separate plan from another employer. Upon a termination other than for cause or for good reason within 12 months following a change in control, each of such officers will be entitled to the same benefits as upon termination without cause and will also be entitled to certain acceleration of such officer's outstanding unvested options at the time of such termination.

          "Cause" is defined in these offer letters as fraud, illegal acts, a material violation of any agreements between such officer and us or a material failure of the executive officer to perform to a reasonable standard after notice of such failure and failure to cure within a set time period. "Good reason" is defined in these offer letters as, without the consent of such officer, a material adverse change in such officer's duties after a change in control, a reduction of base salary or relocation of principal place of employment to a location more than 35 miles from such location prior to the change in control.

          In addition to the cash severance payments provided pursuant to their offer letters, each of Mr. Austin and Mr. Offerdahl is entitled to certain acceleration of the stock options granted pursuant to such officer's offer letter. Upon a termination for any reason other than cause or for good reason within 12 months of a change of control, 50% of Mr. Austin's then unvested option shares and 100% of Mr. Offerdahl's then unvested option shares, not otherwise subject to acceleration under our 1999 Plan, will immediately vest and become exercisable.

          Mr. Austin, Mr. Offerdahl and our other named executive officers may also be entitled to additional acceleration of unvested options upon a change of control pursuant to our 1999 Plan. For a description of such change of control benefits, please see "Management — Executive Compensation — Equity Benefit Plans."

          We believe these severance and change of control arrangements including the timing an amounts of acceleration, are standard in our industry and are intended to attract and retain qualified executives.

          Had each of Mr. Austin and Mr. Offerdahl been terminated without cause, on December 31, 2006, such officer would have been entitled to the following:

Name	Severance	Health Benefits	Equity Acceleration	Total
Gene Austin	$150,000	$5,671	—	$155,671
James R. Offerdahl	110,000	4,760	—	114,760

          Had each of our named executive officers been terminated other than for cause or resigned for good reason after a change of control, in each case, on December 31, 2006, such named executive officer would have been entitled to the following:

Name	Severance	Health Benefits	Equity Acceleration(1)	Total
Gene Austin	$150,000	$5,671	$	$
James R. Offerdahl	110,000	4,760
Vinay K. Bhagat	—	—
David G. Hart	—	—
Randall N. Potts	—	—

(1)
The amount indicated is calculated as the spread value of the options or shares subject to repurchase subject to accelerated vesting on December 31, 2006 but assuming a price per share equal to the assumed initial public offering price of $             .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Since January 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the "Executive Compensation" section of this prospectus, and the transactions described below.

GetActive Acquisition

          In connection with our acquisition of GetActive, entities affiliated with El Dorado Ventures, a stockholder of GetActive and a holder of more than 5% of our capital stock, received 1,740,260 shares of our Series B preferred stock and 303,934 shares of our Series Q common stock. Mr. Irwin serves on our board of directors and is affiliated with El Dorado Ventures.

Private Placement Financings

          The following table summarizes purchases of our preferred stock since January 1, 2004 by holders of more than 5% of our capital stock and their affiliated entities. Certain of such purchased shares of preferred stock were converted into shares of a new series of our preferred stock and common stock on February 16, 2007, in connection with our acquisition of GetActive. The following table illustrates the aggregate purchase price paid and the amount of holdings of such holders of more than 5% of our capital stock and their affiliated entities as a result of their original purchases.

	Number of Shares of Preferred Stock
Purchasers	Convio Series D(5)	Convio Series C	Aggregate Purchase Price
Entities affiliated with Austin Ventures(1)	1,356,532	159,744	$2,749,997
Entities affiliated with Granite Ventures(2)	2,411,613	458,182	5,434,107
Entities affiliated with El Dorado Ventures(3)	—	1,246,006	8,729,055
Adams Street Partners V, L.P.(4)	3,014,517	194,438	5,608,589
LMIA Coinvestment L.P.	1,356,533	165,272	2,767,301
Silverton Partners III, LP	904,355	112,891	1,853,348
Dates of Purchase	July 2, 2004	April 10, 2007
Sale Price Per Share	$1.65864	$3.13

(1)
Mr. Ball serves on our board of directors and is affiliated with Austin Ventures.

(2)
Mr. Hollenbeck serves on our board of directors and is affiliated with Granite Ventures.

(3)
Mr. Irwin serves on our board of directors and is affiliated with El Dorado Ventures.

(4)
Mr. Spencer serves on our board of directors and is affiliated with Adams Street Partners V, L.P.

(5)
In February 2007, in connection with our acquisition of GetActive, each share of Convio Series D preferred stock was converted into 0.5390579 of a share of Convio Series A preferred stock and 0.46094202 of a share of Convio Series P common stock.

          Immediately prior to the closing of this offering, all of our preferred stock will convert into common stock.

Investors' Rights Agreement

          In connection with the private placements referenced above, we have entered into an amended and restated investors' rights agreement with our founders, Mr. Austin, Mr. Offerdahl and our preferred stockholders. Pursuant to this agreement, we granted such parties certain registration rights with respect to shares of our common stock and common stock issuable upon conversion of the shares of the preferred stock held by them. For more information regarding this agreement, see the section titled "Description of Capital Stock — Registration Rights." The amended and restated investors' rights agreement also provides for certain information rights and rights of first refusal. The provisions of the amended and restated investors' rights agreement, other than those relating to registration rights, will terminate upon the closing of this offering.

          In addition to the registration rights, the amended and restated investors' rights agreement also concerns the composition of our board of directors, and requires parties to it to vote in favor of certain designees of our stockholders. Upon the closing of this offering, the voting provisions of the investors' rights agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Stockholders' Agreement

          We have entered into an amended and restated stockholders' agreement with our founders, Mr. Austin, Mr. Offerdahl and our preferred stockholders. This agreement provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the stockholders' agreement will terminate.

Indemnification Agreements

          We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Offer Letters

          Certain of our executive officers have signed offer letters describing certain terms of their employment. See the section titled "Executive Compensation — Offer Letters" for additional information.

Stock Options Granted to Executive Officers and Directors

          We have granted stock options to our executive officers and directors. For more information regarding these stock options, see the section titled "Executive Compensation — Compensation Discussion and Analysis."

Procedures for Related Party Transactions

          Under our code of business conduct and ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and audit committee charter may be found at our website www.convio.com. The inclusion of a reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information regarding the beneficial ownership of our common stock as of August 15, 2007 by:

  •
  each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our current executive officers and directors as a group; and

  •
  each selling stockholder.

          The percentage ownership information shown in the table is based upon (i) 36,028,144 shares of common stock outstanding as of August 15, 2007, which assumes the conversion of all outstanding shares of our preferred and common stock into a single series of common stock immediately prior to the closing of this offering and (ii) after the offering, the issuance of                           shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' over-allotment option.

          Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of August 15, 2007 through the exercise of any option or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the SEC, that only the person or entity whose ownership is being reported has exercised options into shares of our common stock.

          Unless otherwise indicated, the principal address of each of the stockholders below is c/o Convio, Inc., 11400 Burnet Road, Building 5, Suite 200, Austin, Texas 78758.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered Hereby
Name of Beneficial Owner
	Number	Percent		Number	Percent
Named Executive Officers and Directors
Gene Austin(1)	1,724,546	4.7%				%
James R. Offerdahl(2)	665,000	1.8
Vinay K. Bhagat(3)	1,435,187	3.9
David G. Hart(4)	242,775	*
Randall N. Potts(5)	324,221	*
C. Thomas Ball(6)	—	—
Christopher B. Hollenbeck(7)	7,562,087	21.0
M. Scott Irwin(8)	3,290,200	9.1
George H. Spencer III(9)	—	—
All executive officers and directors as a group (13 persons)(10)	16,259,671	45.1
5% Stockholders
Entities affiliated with Granite Ventures(11)	7,561,737	21.0
Entities affiliated with Austin Ventures(12)	5,636,658	15.6
Entities affiliated with El Dorado Ventures(13)	3,290,200	9.1
Adams Street Partners V, L.P.(14)	3,208,954	8.9
LMIA Coinvestment L.P.(15)	2,727,615	7.6
Silverton Partners III, LP(16)	1,863,122	5.2

*
Represents less than one percent.

(1)
Consists of (i) 1,256,374 shares held of record by Mr. Austin, 47,621 shares of which are subject to a repurchase option we hold as of August 15, 2007 and (ii) options to purchase 468,172 shares exercisable within 60 days of August 15, 2007, none of which are vested.

(2)
Consists of (i) 450,000 shares held of record by Mr. Offerdahl, 123,750 shares of which are subject to a repurchase option we hold as of August 15, 2007 and (ii) options to purchase 215,000 shares exercisable within 60 days of August 15, 2007, none of which are vested.

(3)
Consists of (i) 1,088,187 shares held of record by Mr. Bhagat and (ii) options to purchase 347,000 shares exercisable within 60 days of August 15, 2007, 125,332 of which are vested.

(4)
Consists of (i) 10,320 shares held of record by Mr. Hart and (ii) options to purchase 232,455 shares exercisable within 60 days of August 15, 2007, all of which are vested.

(5)
Consists of (i) 103,333 shares held of record by Mr. Potts and (ii) options to purchase 220,888 shares exercisable within 60 days of August 15, 2007, all of which are vested.

(6)
Mr. Ball is a Venture Partner of the Austin Ventures. Mr. Ball does not hold voting, economic or investment power over the shares held by Austin Ventures.

(7)
Consists of (i) 350 shares held by Mr. Hollenbeck and (ii) an aggregate of 7,561,737 shares held by entities affiliated with Granite Ventures. Mr. Hollenbeck is a Managing Director of Granite Ventures, LLC, the managing member of the general partners of the Granite Ventures funds that hold an aggregate of 7,561,737 shares of our capital stock, as disclosed in footnote 11 of this table. Mr. Hollenbeck disclaims beneficial ownership of the shares held by the Granite Ventures funds, except to the extent of his pecuniary interest therein. The address for Mr. Hollenbeck is One Bush Street, Suite 1350, San Francisco, California 94104.

(8)
Mr. Irwin is a General Partner of the El Dorado Ventures funds that hold an aggregate of 3,290,200 shares of our capital stock, as disclosed in footnote 13 of this table. Mr. Irwin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9)
Mr. Spencer is a Senior Consultant of the Adams Street fund that holds an aggregate of 3,208,954 shares of our capital stock, as disclosed in footnote 14 of this table. Mr. Spencer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(10)
Consists of (i) 14,262,439 shares held of record by our current directors and executive officers, 171,371 of which are subject to repurchase rights we hold as of August 15, 2007 and (ii) options to purchase 1,997,232 shares exercisable within 60 days of August 15, 2007, 1,097,600 of which are vested.

(11)
Consists of (i) 3,402,783 shares of record held by Adobe Ventures IV, L.P. (ii) 3,803,778 shares held of record by Granite Ventures, L.P. and (iii) 355,176 shares held of record by Todd U.S. Ventures, LLC. Granite Ventures, LLC is the managing member of each entities' general partner. Jacqueline Berterretche, Thomas Furlong, Christopher Hollenbeck, Samuel Kingsland, Standish O'Grady, Leonard Rand and Eric Zimits are Managers of Granite Ventures LLC and share voting and investment control over these shares. The Managers of Granite Ventures LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address for these entities is One Bush Street, Suite 1350, San Francisco, California 94104.

(12)
Consists of (i) 5,482,467 shares held of record by Austin Ventures VI, L.P. and (ii) 154,191 shares held of record by Austin Ventures VI Affiliates Fund, L.P. AV Partners VI, L.P. is the general partner of Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P. and has sole voting and investment power over the shares held by such entities. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Blaine F. Wesner and Jeffery C. Garvey are the general partners of AV Partners VI, L.P. and may be deemed to have shared voting and investment power with respect to the shares held by Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P Such persons and entities disclaim beneficial ownership of the shares held by funds affiliated with Austin Ventures, except to the extent of their pecuniary interest therein. The address for these entities is 300 West Sixth Street, Suite 2300, Austin, Texas 78701.

(13)
Consists of (i) 3,192,821 shares held of record by El Dorado Ventures VI, L.P. and (ii) 97,379 shares held of record by El Dorado Technology '01, L.P. El Dorado Ventures VI, LLC is the General Partner of El Dorado Ventures VI, L.P. and El Dorado Technology '01, L.P. Mr. Irwin is a Managing Member of El Dorado Ventures VI, LLC and may be deemed to have shared voting and investment power of the shares held by El Dorado Ventures VI, L.P. and El Dorado Technology '01, L.P. Mr. Irwin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for these entities is 2440 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(14)
Consists of 3,208,954 shares held of record by JPMorgan Chase bank as Custodian to Adams Street V, L.P. Adams Street Partners, LLC is the general partner of Adams Street V, L.P. Mr. Spencer is a senior consultant of Adams Street Partners, LLC. Mr. Spencer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for this entity is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606.

(15)
The address for this entity is 175 Berkeley Street, Boston, Massachusetts 02117.

(16)
The address for this entity is 1000 Rio Grande, Austin, Texas 78701.

DESCRIPTION OF CAPITAL STOCK

General

          The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

          Following the closing of this offering, our authorized capital stock will consist of             shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

          As of August 15, 2007, assuming the conversion of all outstanding shares of our preferred stock and common stock into a single series of common stock, we had outstanding 36,028,144 shares of common stock held of record by 225 stockholders.

Common Stock

          Upon the closing of this offering:

  •
  15,354,337 shares of our Series P common stock will be renamed "common stock;"

  •
  564,814 shares of our Series Q common stock will be converted into the same number of shares of common stock;

  •
  1,920,610 shares of our Series R common stock will be converted into the same number of shares of common stock; and

  •
  3,085,889 shares of our Series S common stock will be converted into the same number of shares of common stock.

          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to convertible preferred stock, if any, then outstanding. See the section titled "Dividend Policy." In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of convertible preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

Preferred Stock:

          Upon the closing of this offering,

  •
  8,625,609 shares of our Series A preferred stock will be converted into 8,625,609 shares of our common stock;

  •
  3,234,079 shares of our Series B preferred stock will be converted into 3,234,079 shares of our common stock; and

  •
  3,242,806 shares of our Series C preferred stock will be converted into 3,242,806 shares of our common stock.

          Our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Warrants

          As of August 15, 2007, we had outstanding warrants to purchase:

  •
  25,000 shares of our Series P common stock at an exercise price of $0.70 per share, which warrant expires upon the closing of this offering;

  •
  5,084 units, which consists of 2,366 shares of our Series P common stock and 2,718 shares of our Series A preferred stock, at an exercise price of $4.03874 per unit, which warrant after this offering will remain outstanding and will become exercisable for 5,084 shares of our common stock through February 21, 2008;

  •
  50,961 units, which consists of 44,087 shares of our Series P common stock and 6,874 shares of our Series A preferred stock at an exercise price of $1.07923 per unit, which warrant after this offering will remain outstanding and will become exercisable for 50,961 shares of our common stock through April 3, 2010;

  •
  19,999 units, which consists of 9,218 shares of our Series P common stock and 10,781 shares of our Series A preferred stock at an exercise price of $1.66233 per unit, which warrant after this offering will remain outstanding and will become exercisable for 19,999 shares of our common stock through December 21, 2011;

  •
  273,144 units, which consists of 125,890 shares of our Series P common stock and 147,224 shares of our Series A preferred stock at an exercise price of $1.65864 per unit, which warrant after this offering will remain outstanding and will become exercisable for 273,204 shares of our common stock through July 2, 2011;

  •
  265,274 units, which consists of 122,276 shares of our Series P common stock and 142,998 shares of our Series A preferred stock at an exercise price of $1.65864 per unit, which warrants after this offering will remain outstanding and will become exercisable for 265,274 shares of our common stock through December 27, 2015;

  •
  18,086 units, which consists of 8,337 shares of our Series P common stock and 9,749 shares of our Series A preferred stock at an exercise price of $1.65864 per unit, which warrant after this offering will remain outstanding and will become exercisable for 18,086 shares of our common stock through December 27, 2012; and

  •
  60,289 units, which consists of 27,790 shares of our Series P common stock and 32,499 shares of our Series A preferred stock at an exercise price of $1.65864 per unit, which warrant after this offering will remain outstanding and will become exercisable for 60,289 shares of our common stock through March 31, 2016.

Registration Rights

          The holders of an aggregate of 19,229,282 shares of our common stock, including shares of common stock issuable upon the conversion of our convertible preferred stock, are entitled to the "Demand," "Piggyback" and "Form S-3" registration rights set forth below with respect to registration of the resale of such shares under the Securities Act pursuant to an investors' rights agreement by and among us and certain of our stockholders. In addition, the holders of an additional 317,626 shares of common stock issued or issuable upon exercise of warrants are also entitled to certain registration rights.

          Registration of shares of common stock in response to exercise of the following rights would result in the holders being able to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally must pay all expenses, other than underwriting discounts, taxes and commissions, related to any registration effected pursuant to the exercise of these registration rights.

          The registration rights terminate with respect to the registration rights of each individual holder when the holder can sell all of such holder's registrable securities in any three-month period without registration, in compliance with Rule 144 of the Securities Act or another similar exception.

Demand Registration Rights

          If, at any time after the earlier to occur of 180 days after the closing of this offering or April 10, 2010, the holders of at least two-thirds of the registrable securities request in writing that an amount of securities having an aggregate offering price of at least $5 million be registered, we may be required to register their shares. We are obligated to effect two registrations in response to these demand registration rights for the holders of registrable securities. Depending on certain conditions, however, we may defer such registration for up to 90 days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons.

Piggyback Registration Rights

          If at any time we propose to register any shares of our common stock under the Securities Act after this offering, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their share of registrable securities in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 Registration Rights

          Any holder of the registrable securities may request in writing that we effect a registration on Form S-3 under the Securities Act, when registration of our shares under Form S-3 becomes possible, and when the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $500,000, subject to certain exceptions.

Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law

          Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following transactions more difficult:

  •
  acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

  •
  removal of our incumbent officers and directors.

          These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

          Classified Board.    Our amended and restated certificate of incorporation that will become effective as of the closing of this offering provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. Commencing in 2008 a portion of our board of directors will be elected each year for three-year terms. Upon the closing of this offering:

  •
  Messrs.                    and                     will be designated Class I directors whose term will expire at the 2008 annual meeting of stockholders;

  •
  Messrs.                    and                     will be designated Class II directors whose term will expire at the 2009 annual meeting of stockholders; and

  •
  Messrs.                    and                     will be designated Class III directors whose term will expire at the 2010 annual meeting of stockholders.

          Election and Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

          Special Stockholder Meetings.    Under our amended and restated bylaws, only the chairperson of our board of directors, our Chief Executive Officer or a majority of the authorized number of our directors may call special meetings of stockholders.

          Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

          Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination of interested stockholder status did own, 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

          Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

          No Cumulative Voting.    Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of director's decision regarding a takeover.

          Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

          These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Computershare Shareholder Services, Inc. and its address is P.O. Box 43078, Providence, RI 02940-3078.

NASDAQ Global Market Listing

          We have applied for listing of our common stock on the NASDAQ Global Market under the trading symbol "CNVO."

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

          The following is a summary of material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-United States holder. For purposes of this discussion, a non-United States holder is any beneficial owner that for United States federal income tax purposes is not a United States person; the term United States person means:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

          An individual may, in certain cases, be treated, for the taxable year of a disposition, as a resident of the United States, rather than as a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that taxable year and for an aggregate of at least 183 days during the three-year period ending in that taxable year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to United States federal income tax as if they were United States citizens. Such individuals are urged to consult their own tax advisors regarding the United States federal income tax consequences of the sale, exchange or other disposition of our common stock.

          If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

          This discussion assumes that non-United States holders will acquire our common stock pursuant to this offering and will hold our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special tax situations. United States expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not consider the tax consequences for partnerships, entities classified as a partnership for United States federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for United States federal income tax purposes. This discussion does not address any United States federal gift tax consequences, or state or local or non-United States tax consequences. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

Dividends

          We do not plan to pay any dividends on our common stock for the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

          The gross amount of any dividend (out of earnings and profits) paid to a non-United States holder of common stock generally will be subject to United States withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to receive a reduced treaty rate, prior to the payment of a dividend a non-United States holder must provide us with an IRS Form W-8BEN (or successor form) certifying qualification for the reduced rate.

          Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder (and dividends attributable to a non-United States holder's permanent establishment in the United States if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-United States holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder (or dividends attributable to a corporate non-United States holder's permanent establishment in the United States if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty).

          A non-United States holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

          A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

          A non-United States holder generally will not be subject to United States federal income tax on gain realized on the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a United States trade or business of the non-United States holder (or attributable to a permanent establishment in the United States if an income tax treaty applies), which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes;

  •
  the non-United States holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We believe that we are not currently, and we are not likely to become, a "United States real property holding corporation" for United States federal income tax purposes.

          If we were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a non-United States holder would be subject to United States federal income tax on any gain from the sale, exchange or other disposition of shares of our common stock, by reason of such United States real property holding corporation status, only if such non-United States holder actually or constructively owned, more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. Any such non-United States holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder's own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our common stock if we were to be or to become a United States real property holding company.

Backup Withholding and Information Reporting

          Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-United States holder's country of residence.

          Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

          Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Federal Estate Tax

          An individual non-United States holder who is treated as the owner, or has made certain lifetime transfers, of an interest in our common stock will be required to include the value thereof in his or her gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax or other treaty provides otherwise.

          This discussion is for general purposes only. Prospective investors are urged to consult their own tax advisors regarding the application of the United States federal income and estate tax laws to their particular situations and the consequences under United States federal gift tax laws, as well as foreign, state, and local laws and tax treaties.

SHARES ELIGIBLE FOR FUTURE SALE

          Before this offering, there has not been a public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after the restrictions lapse, or the possibility of the sales, could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

          Upon the closing of this offering, we will have outstanding             shares of our common stock, assuming that there are no exercises of outstanding options or warrants after              , 2007. Of these shares, all of the             shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below.

          The remaining             shares of our common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Section 4(1) or Rules 144 or 701 promulgated under the Securities Act. These rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144 and Rule 701, these restricted securities will be available for sale in the public market as follows:

Number of Shares	Date of Availability for Sale
Upon effectiveness
180 days after the date of this prospectus, subject to reduction or extension
Thereafter

Lock-Up Agreements

          In connection with this offering, all of our officers, directors, employees and stockholders have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co., which period may be extended for up to an additional 34 days under certain limited circumstances. For additional information, see "Underwriting."

Rule 144

          In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

          Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

          In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date these shares of our common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements, those shares may be sold immediately upon the completion of this offering.

Rule 701

          Any employee, officer or director of, or consultant to us who purchased shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

Registration Rights

          At any time after 180 days following this offering, certain holders of common stock may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see "Description of Capital Stock — Registration Rights." All of such shares to be included are subject to lock-up agreements. Following the expiration of the applicable lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

          We have agreed not to file any registration statements during the 180-day period after the date of this prospectus with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable into common stock, other than one or more registration statements on Form S-8 covering securities issuable under our stock plans, without the prior written consent of Goldman, Sachs & Co.

Form S-8 Registration Statement

          Following the effective date of this offering, we will file a Registration Statement on Form S-8 registering             shares of common stock outstanding, subject to outstanding options or reserved for future issuance under our stock plans. As of             , 2007, options to purchase a total of             shares were outstanding. Effective on the date of this offering, we have             shares reserved for issuance under our equity plans. See the section titled "Executive Compensation — Equity Benefit Plans." Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Thomas Weisel Partners LLC
William Blair & Company L.L.C.
JMP Securities LLC
Pacific Crest Securities Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                          shares from the company and selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                          additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of the company's common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. The agreement does not apply to any existing employee benefit plans. See the section titled "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, then in each case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on date of release of the earnings results or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application has been made to list the common stock on the NASDAQ Global Market under the symbol "CNVO."

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorised person, apply to the issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $              million.

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

INDUSTRY AND MARKET DATA

          We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

LEGAL MATTERS

          DLA Piper US LLP, Austin, Texas, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Cooley Godward Kronish LLP, Palo Alto, California, is representing the underwriters in this offering.

EXPERTS

          The financial statements of Convio, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 and the financial statements of GetActive Software, Inc. as of December 31, 2006 and for the year ended December 31, 2006 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          The financial statements of GetActive Software, Inc. as of December 31, 2005 and for the year ended December 31, 2005 appearing in this prospectus and registration statement have been audited by Burr, Pilger & Mayer LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

          We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.

          You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the website maintained by the SEC at www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Convio, Inc.

          We have audited the accompanying balance sheets of Convio, Inc. (the "Company") as of December 31, 2005 and 2006, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Convio, Inc. at December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with United States generally accepted accounting principles.

          As discussed in Note 2 to the financial statements, the Company changed its method of accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006. As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standards Board Staff Position 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, during the year ended December 31, 2005.

/s/ Ernst & Young LLP

Austin, Texas
August 24, 2007

CONVIO, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,783	$8,514
Accounts receivable, less allowance of $48 and $78 at December 31, 2005 and 2006, respectively	3,418	4,688
Prepaid expenses and other current assets	371	594

Total current assets	12,572	13,796
Property and equipment, net	1,327	1,870
Deferred debt issuance costs, net	358	528
Other assets	42	149

Total assets	$14,299	$16,343

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$179	$243
Accrued liabilities	395	678
Accrued compensation	968	1,805
Deferred revenue	5,199	8,641
Current portion of capital lease obligations	—	323
Current portion of long-term debt	—	959
Current portion of subordinated debt	—	1,467
Liability for early exercise of stock options	—	114
Convertible preferred stock warrant liability	691	705

Total current liabilities	7,432	14,935
Long-term capital lease obligation, net of current portion	—	465
Long-term debt, net of current portion	959	—
Subordinated debt, net of current portion	3,000	2,533

Total liabilities	11,391	17,933
Commitments and Contingencies (note 6)
Series A convertible preferred stock: $0.001 par value; 1,502,396 shares authorized, 1,502,394 shares issued and outstanding at December 31, 2005 and 2006	4,600	4,600
Series B convertible preferred stock: $0.001 par value; 3,097,128 shares authorized, 2,977,416 shares issued and outstanding at December 31, 2005 and 2006	12,025	12,025
Series C convertible preferred stock: $0.001 par value; 5,193,516 shares authorized, 5,142,552 shares issued and outstanding at December 31, 2005 and 2006	5,549	5,549
Series D convertible preferred stock: $0.001 par value; 9,387,363 and 9,740,608 shares authorized at December 31, 2005 and 2006, respectively; 9,103,840 shares issued and outstanding at December 31, 2005 and 2006	15,100	15,100
Stockholders' deficit:
Common stock: $0.001 par value; 50,000,000 shares authorized, 958,030 and 2,481,056 shares issued and outstanding at December 31, 2005 and 2006, respectively	1	3
Additional paid-in capital	562	1,041
Accumulated deficit	(34,929)	(39,908)

Total stockholders' deficit	(34,366)	(38,864)

Total liabilities and stockholders' deficit	$14,299	$16,343

See accompanying notes.

CONVIO, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2005	2006
Revenue:
Subscription and services	$7,764	$11,093	$18,051
Usage	1,224	2,158	3,407

Total revenue	8,988	13,251	21,458
Cost of revenue(1)	3,273	5,005	7,934

Gross profit	5,715	8,246	13,524
Operating expenses:
Sales and marketing(1)	8,638	9,596	12,171
Research and development(1)	2,065	2,582	3,488
General and administrative(1)	1,286	1,936	2,351

Total operating expenses	11,989	14,114	18,010

Loss from operations	(6,274)	(5,868)	(4,486)
Interest income	107	211	138
Other income	—	—	93
Interest expense	(120)	(136)	(724)

Net loss	$(6,287)	$(5,793)	$(4,979)

Net loss per share, basic and diluted (note 2)	$(7.90)	$(6.10)	$(2.71)

Shares used in computing basic and diluted net loss per share	931	949	1,840

Pro forma net loss per share, basic and diluted (note 2)			$(0.22)

Shares used in computing pro forma basic and diluted net loss per share			21,876

(1)
Includes stock-based compensation expenses as follows:

	Year Ended December 31,
	2004	2005	2006
Cost of revenue	$—	$—	$13
Sales and marketing	—	27	25
Research and development	—	—	4
General and administrative	—	47	23

Total stock-based compensation expense	$—	$74	$65

See accompanying notes.

CONVIO, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

(in thousands, except share amounts)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balance at January 1, 2004	930,262	$1	$525	$(21,783)	$(21,257)
Issuance of stock to employees upon exercise of options	6,563	—	2	—	2
Issuance of warrant	—	—	336	—	336
Accretion to redemption value of preferred stock	—	—	—	(1,066)	(1,066)
Net loss	—	—	—	(6,287)	(6,287)

Balance at December 31, 2004	936,825	1	863	(29,136)	(28,272)
Issuance of stock to employees upon exercise of options	21,205	—	6	—	6
Amortization of deferred stock compensation	—	—	74	—	74
Issuance of stock options to nonemployees	—	—	1	—	1
Reclassification of preferred stock warrants to liability	—	—	(382)	—	(382)
Net loss	—	—	—	(5,793)	(5,793)

Balance at December 31, 2005	958,030	1	562	(34,929)	(34,366)
Issuance of stock to employees upon exercise of options	1,523,026	2	402	—	404
Amortization of deferred stock compensation	—	—	65	—	65
Issuance of warrant as charitable contribution	—	—	12	—	12
Net loss	—	—	—	(4,979)	(4,979)

Balance at December 31, 2006	2,481,056	$3	$1,041	$(39,908)	$(38,864)

See accompanying notes.

CONVIO, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities
Net loss	$(6,287)	$(5,793)	$(4,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	445	641	821
Amortization of debt issuance costs	3	50	150
Revaluation of warrants to fair value	—	—	(93)
Stock-based compensation	—	74	65
Non-employee stock-based compensation	—	1	12
Changes in operating assets and liabilities:
Accounts receivable	(1,168)	(652)	(1,270)
Prepaid expenses and other assets	59	(347)	(543)
Accounts payable	(275)	(31)	64
Accrued liabilities	697	302	1,120
Deferred revenue	1,060	1,757	3,442

Net cash used in operating activities	(5,466)	(3,998)	(1,211)

Cash flows from investing activities
Restricted cash	—	750	—
Purchase of property and equipment	(737)	(1,087)	(1,364)

Net cash used in investing activities	(737)	(337)	(1,364)

Cash flows from financing activities
Proceeds from issuance of long-term debt and capital lease obligations	1,753	4,542	1,962
Payments made on long-term debt	(1,760)	(1,776)	(174)
Proceeds from issuance of convertible preferred stock, net of issuance costs	14,347	—	—
Proceeds from issuance of common stock upon exercise of options	2	6	518

Net cash provided by financing activities	14,342	2,772	2,306

Net change in cash and cash equivalents	8,139	(1,563)	(269)
Cash and cash equivalents at beginning of year	2,207	10,346	8,783

Cash and cash equivalents at end of year	$10,346	$8,783	$8,514

Supplemental information:
Interest paid	$107	$86	$574

Reclassification of preferred stock warrants to liability	$—	$382	$—

Issuance of warrants to purchase preferred and common stock	$336	$287	$119

See accompanying notes.

CONVIO, INC.

NOTES TO FINANCIAL STATEMENTS

1. The Company

          Convio, Inc. (the "Company") is a provider of on-demand software and services that enable nonprofit organizations ("NPOs") to more effectively raise funds, influence public policy and support their missions by leveraging the Internet to build strong relationships with constituents. The Company's online constituent relationship management ("eCRM") solution includes a suite of on-demand software modules for fundraising, advocacy, email marketing and web content management complemented by a portfolio of consulting services. The Company was incorporated in Delaware on October 12, 1999 and currently markets its products and services throughout North America.

2. Summary of Significant Accounting Policies

Segments

          Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a company-wide basis. Accordingly, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information, we have determined that we have a single reporting segment and operating unit structure.

Use of Estimates

          The preparation of financial statements in conformity with United States generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the Company's financial statements.

Cash and Cash Equivalents

          Cash and cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased and are stated at cost.

Accounts Receivable

          In the ordinary course of business, the Company extends credit to its clients. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

          In estimating the allowance for doubtful accounts, the Company considers the length of time receivables balances have been outstanding, historical write-off experience, current economic conditions and client-specific information. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands):

	Balance at Beginning of Period	Charged to Expense, Net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2004	$6	$20	$(6)	$20
Year ended December 31, 2005	20	227	(199)	48
Year ended December 31, 2006	48	133	(103)	78

Concentration of Credit Risks, Significant Clients and Suppliers and Geographic Information

          Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are placed with high-credit, quality financial institutions. The Company's accounts receivable are derived from sales to its clients who primarily operate in the nonprofit sector. The Company generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations.

          No one client accounted for more than 10% of the Company's revenue for the years ended December 31, 2004, 2005 or 2006. Additionally, no one client balance accounted for more than 10% of the Company's accounts receivable balance at December 31, 2005 or 2006.

          As of December 31, 2005 and 2006, all of the Company's long-lived assets were located in the United States. In 2004, 2005 and 2006, substantially all of the Company's revenue was derived from customers in the United States.

          The Company serves its clients from a third-party datacenter located in Austin, Texas, which is leased from SunGard Availability Services LP. The Company does not control the operation of this facility, which is vulnerable to damage or interruption. Even with disaster recovery arrangements, the Company's service could be interrupted.

Fair Value of Financial Instruments

          The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their respective fair values. The values of the Company's debt instruments approximate their carrying values based on rates available to the Company at the respective balance sheet date.

Preferred Stock Warrants

          Freestanding warrants related to shares that are redeemable are accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). Under SFAS No. 150, the freestanding warrants that are related to the Company's preferred stock are classified as liabilities on its balance sheets. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of (1) the exercise or expiration of the warrants or (2) the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

Property and Equipment

          Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which are generally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the estimated useful life of the improvements. Amortization of assets recorded under capital leases is included with depreciation expense. Maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

          The Company evaluates its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets ("SFAS No. 144"). Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination is made.

Debt Issuance Costs

          Costs incurred in connection with the organization of long-term debt on notes payable are deferred and amortized over the life of the debt instrument.

Advertising Costs

          The Company expenses advertising costs as incurred. Advertising expenses were approximately $70,000, $45,000 and $17,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Stock-Based Compensation

          Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and Financial Accounting Standards Board ("FASB"), Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25. The intrinsic value represents the difference between the per share market price of the stock on the date of grant and the per share exercise price of the respective stock option. The Company generally grants stock options to employees for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. Under APB No. 25, no compensation expense is recorded for employee stock options granted at an exercise price equal to the market price of the underlying stock on the date of grant.

          On January 1, 2006, the Company adopted the provisions of the SFAS No. 123(R), Share-Based Payments ("SFAS No. 123(R)"). Under SFAS 123(R), stock-based compensation costs for employees is measured at the grant date, based on the estimated fair value of the award at that date, and is recognized as expense over the employee's requisite service period, which is generally over the vesting period, on a straight-line basis. The Company adopted the provisions of SFAS No. 123(R) using the prospective transition method. Under this transition method, non-vested option awards outstanding at January 1, 2006, continue to be accounted for under the minimum value method as stipulated by SFAS No. 123(R). All awards granted, modified or settled after the date of adoption are accounted for using the measurement, recognition and attribution provisions of SFAS No. 123(R). The Company recognizes expense on all share-base awards on a straight-line basis over the vesting period of the award. As a result of adopting SFAS No. 123(R), the Company's net loss was increased by approximately $37,000, or $0.02 per share, in 2006.

          The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for the year ended December 31, 2006.

Weighted-average grant-date fair value of options	$0.45
Risk-free interest rate	4.7%
Expected volatility	0.59
Expected life in years	5.78
Dividend yield	—

Revenue Recognition

          The Company derives its revenue from subscriptions, professional services and usage. Because the Company provides its software as a service, it follows the provisions of SEC Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware. The Company recognizes revenue when all of the following conditions are met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided to the client;

  •
  the collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the client is fixed or determinable

          The Company's arrangements do not contain general rights of return.

          Subscription and services revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

          Consulting and other professional services revenues, when sold with a subscription of the Company's modules do not qualify for separate accounting as the Company does not have objective and reliable evidence of fair value of each deliverable. Therefore, it recognizes such consulting and professional services revenue ratably over the term of the related subscription agreement.

          When the Company sells consulting and professional services other than with the subscription of its modules, the Company considers the following factors to determine the proper accounting:

  •
  availability of the consulting services from other vendors;

  •
  whether objective and reliable evidence of fair value exists for the undelivered elements;

  •
  the nature of the consulting services;

  •
  the timing of when the consulting agreement was signed in comparison to the subscription service start date; and

  •
  the contractual dependence of the subscription service on the client's satisfaction with the consulting work.

          When the Company sells consulting and professional services other than with the subscription of its modules, the Company recognizes revenue under time and material contracts as the services are rendered and the Company recognizes revenue from fixed price contracts as milestones are achieved and, if applicable, accepted by the client.

          Certain clients have contracts that provide for a percentage of donations received online through its modules to be paid to the Company in place of or in conjunction with the standard monthly subscription fee. In addition, certain clients have contracts which require payment of additional fees for usage above the levels included in the standard monthly subscription fee. Such fees are recognized as revenue when the usage amounts are determined and reported and billed to the client.

Deferred Revenue

          Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company's subscription service described above and is recognized as the revenue recognition criteria are met. The Company generally invoices its customers in annual or quarterly installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.

Cost of Revenue

          Cost of revenue consists primarily of labor costs for the Company's hosting, consulting and professional services organizations, third-party costs and equipment depreciation relating to the Company's hosting services as well as allocated facilities and equipment costs. These amounts are expensed as incurred.

Research and Development

          The Company follows the guidance of EITF Issue No. 00-2. Accounting for Website Development Costs ("EITF 00-2"), and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's

Hardware ("EITF 00-3"). EITF 00-2 sets forth the accounting for website development costs based on the website development activity. EITF 00-3 sets forth the accounting for software in a hosting arrangement. As such, the Company follows the guidance set forth in Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), in accounting for the development of its on-demand application service. SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. Costs incurred after the application development stage for substantial enhancements should be capitalized. Costs incurred to improve or enhance the Company's products in 2004, 2005 and 2006 have been expensed since the Company cannot separate internal costs on a reasonably cost-effective basis between maintenance, minor upgrades and enhancements. As of December 31, 2005 and 2006, there were no capitalized costs on the balance sheet related to website development costs or internal use software.

Income Taxes

          The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Indemnifications

          FASB Interpretation ("FIN") No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires that the Company recognize the fair value for certain guarantee and indemnification arrangements issued or modified by the Company. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Some of the software licenses granted by the Company contain provisions that indemnify clients of the Company's software from damages and costs resulting from claims alleging that the Company's software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

          The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as the Company's director or officer or that person's services provided to any other company or enterprise as the Company's request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid.

Net Loss Per Share and Pro Forma Net Loss Per Share

          Net loss per share is computed using the weighted average number of shares of common stock outstanding. Due to losses incurred in all periods presented, the shares associated with stock options, warrants and preferred stock are not included because they are anti-dilutive.

          Pro forma net loss per share has been presented to give effect to (i) the change in the Company's capital structure which occurred in February 2007 (See note 9) and (ii) to give effect to the conversion of the convertible preferred stock using the if-converted method into common stock as though the conversion had occurred on the original dates of issuance. Specifically as a result of the change in its capital structure, the Company issued an additional 11,410,564 shares of common stock to its preferred stockholders. The pro forma effect does not include the impact of shares issued to former stockholders of GetActive which was acquired by the Company in February 2007.

	Year Ended December 31,
	2004	2005	2006
Net loss	$(6,287)	$(5,793)	$(4,979)
Accretion to redemption value of preferred stock	(1,066)	—	—

Net loss attributable to common stockholders	$(7,353)	$(5,793)	$(4,979)

Weighted average number of common shares outstanding	931	949	2,238
Less: Weighted average number of common shares subject to repurchase	—	—	398

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	931	949	1,840

Net loss per common share, basic and diluted	$(7.90)	$(6.10)	$(2.71)

Pro forma net loss per common share (unaudited):
Net loss attributable to common stockholders			$(4,979)
Add:
Change in the value of convertible preferred stock warrant liability			93

Net loss used to compute pro forma net loss per common share (unaudited)			$(4,886)

Basic and diluted weighted average shares used above			1,840
Effect of additional shares of common stock issued in change in capital structure (unaudited)			11,410
Assumed conversion of convertible preferred stock after effect of change in capital structure (unaudited)			8,626

As adjusted shares used in computing pro forma basic and diluted net loss per common share (unaudited)			21,876

Pro forma net loss per common share, basic and diluted (unaudited)			$(0.22)

Cumulative Effect of Change in Accounting Principle

          On June 29, 2005, the FASB issued Staff Position 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable ("FSP 150-5"), which affirms that warrants of this type are subject to the requirements of FSP 150-5, regardless of the timing of the redemption feature or the redemption price. Therefore, under FSP 150-5, the freestanding warrants to purchase the Company's convertible preferred stock are liabilities that must be recorded at fair value. The Company previously accounted for freestanding warrants to purchase its convertible preferred stock under EITF No. 96-18. The Company adopted FSP 150-5 and accounted for the cumulative effect of the change in accounting principle as of the beginning of the third quarter of 2005. For 2005, the impact of the change in accounting principle was not significant. In 2006, the Company recorded $93,000 of income in other income to reflect the decrease in fair value during 2006. In December 2005, the Company issued additional warrants to purchase 250,203 shares of Series D convertible preferred stock and recorded an initial value of these warrants of $287,000. In 2006, the Company issued additional warrants to purchase 93,450 shares of Series D convertible preferred stock and recorded an initial fair value of these warrants of $107,000.

          The pro forma effect of the adoption of FSP No. 150-5 on the Company's results of operations for 2004 and 2005, if applied retroactively, assuming FSP No. 150-5 had been adopted in that year, would not have been material on the reported amounts.

Recent Accounting Pronouncements

          In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes ("FIN No. 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of whether it is more likely than not that a tax position will be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN No. 48 also provides guidance on the recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position, results of operations or cash flows.

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 157 will have on its financial statements.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of FASB Statement No. 115 ("SFAS No. 159"), which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to measure at fair value will be recognized in earnings. SFAS No. 159 also establishes additional disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided that the entity also adopts SFAS No. 157. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 159 will have on its financial statements.

3. Property and Equipment

          Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31,
	2005	2006
Computer software	$625	$694
Computer equipment (including equipment under capital lease in 2006 of $970)	2,362	3,512
Furniture and fixtures	521	628
Leasehold improvements	112	150

	3,620	4,984
Less: Accumulated depreciation and amortization	(2,293)	(3,114)

	$1,327	$1,870

4. Long-term Debt and Subordinated Debt

          Long-term debt consists of the following (in thousands):

	December 31,
	2005	2006
Notes expired or cancelled during 2005:
$750,000 term loan from a bank to combine term notes existing in December 2004 to finance the acquisition of property and equipment into one note with maturity date of April 2006 — Bears interest at prime plus 1.25%	$—	$—
$2,500,000 term loan from a bank to finance the acquisition of property and equipment — outstanding principal balance at December 31, 2004 becomes payable in equal monthly installments beginning in January 2005 and maturing in December 2007 with the remaining principal draws outstanding at December 31, 2005 becoming payable in equal monthly installments beginning in January 2006 and maturing in December 2008. Bears interest at prime + 1.25%	—	—
$1,000,000 term loan to refinance debt extinguished in March 2003 from another bank — outstanding principal balance payable in equal monthly installments beginning in October 2003 and maturing in September 2005. Bears interest at prime + 1.25%	—	—
Bank line of credit of $1,000,000 to finance working capital requirements — outstanding principal balance becomes due and payable in April 2007. Bears interest at prime + 1.0%	—	—
Notes entered into during 2005:
Bank revolving line of credit of up to $4,000,000 to finance working capital requirements: $1,000,000 of the amount is non-formula based and may be borrowed without regard to any borrowing base limitations. Amounts borrowed may be repaid and reborrowed at any time prior to December 27, 2007 at which time the entire principal balance outstanding becomes due and payable. The non-formula advances bear interest at a rate of prime + 1.75% and the remaining balance thereof, at a rate of prime + 0.5%. All amounts outstanding at December 31, 2005 and 2006 are non-formula advances and bear interest at a rate of 9.25%	959	959

	959	959
Less current portion	—	959

Long-term portion	$959	$—

Available for future borrowings under term loans and lines of credit	$2,596	$1,100

          Borrowings on the $1,000,000 line of credit were subject to a borrowing base limitation of 80% of eligible accounts receivable. Borrowings on the $2,500,000 term loan were subject to a software limitation of 80% of approved software invoices with an aggregate maximum of $370,000. All borrowings were secured by substantially all of the Company's assets, including accounts receivable, trademarks and intellectual property. These term loans and the line of credit contained certain financial covenants and restrictions as to various matters including the Company's ability to pay dividends and effect mergers or acquisitions without the bank's prior approval. The Company was also required to maintain its primary operating accounts with the bank, and maintain a minimum cash balance of $750,000. This minimum cash requirement was reflected as restricted cash on the balance sheets at December 31, 2004. These bank arrangements were terminated as of December 28, 2005.

          Borrowings on $3,000,000 of the $4,000,000 line of credit are subject to a borrowing base limitation of 80% of eligible accounts receivable. All borrowings are secured by substantially all of the Company's assets, including accounts receivable, trademarks and intellectual property. This line of credit contains certain financial covenants and restrictions as to various matters including the Company's ability to pay dividends and effect mergers or acquisitions without the bank's prior approval. As of December 31, 2006, the Company was in compliance with all such covenants.

          In December 2005, the Company issued a subordinated promissory note in the principal amount of $3,000,000, bearing interest at 11.87% annually to Horizon Technology Funding Company LLC and the Company had a commitment that would provide an additional subordinated promissory note in the principal amount of $1,000,000 should the Company elect to execute it on or prior to March 31, 2006, at which time, the commitment expired if unexercised. The Company executed this additional subordinated promissory note on March 29, 2006. The promissory note matures on July 1, 2009, and principal payments are made based on thirty (30) equal installments beginning on February 1, 2007, and continuing through July 1, 2009. As of December 31, 2006, the Company was in compliance with all covenants and restrictions related to the subordinated promissory note.

          In conjunction with entering into the remaining $1,000,000 promissory note, the Company issued a warrant to purchase up to 33,160 shares of Series D convertible preferred stock. The warrant value was recorded as debt issuance costs. See Note 7 for details of this transaction.

          Total interest expense incurred during the years ended December 31, 2004, 2005 and 2006 was approximately $120,000, $136,000 and $724,000, respectively.

          As of December 31, 2006, the minimum principal payments due under all of the Company's debt arrangements were as follows (in thousands):

2007	$2,426
2008	1,600
2009	933
2010	—

Total	$4,959

5. Income Taxes

          As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $37,020,000 and a federal research and development credit carryforward of approximately $514,000. The net operating loss and research and development credits will begin to expire in 2019 if not utilized.

          Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31 are as follows (in thousands):

	December 31,
	2005	2006
Deferred tax assets:
Current deferred tax assets
Bad debt	$18	$27
Accrued liabilities	52	156

Gross current deferred tax assets	70	183
Valuation Allowance	(69)	(181)

Net current deferred tax assets	1	2

Noncurrent deferred tax assets
Net operating loss	11,808	13,040
Research & development credit carryforwards	415	692
Deferred revenue	416	135
Depreciation and amortization	160	222
Other	—	12
Deferred compensation	33	—

Gross noncurrent deferred tax assets	12,832	14,101
Valuation Allowance	(12,719)	(13,986)

Net noncurrent deferred tax assets	113	115

Deferred tax liabilities:
Current deferred tax liabilities
Prepaid expenses	(114)	(117)

Total current deferred tax liabilities	(114)	(117)

Net current deferred tax assets (liability)	$(113)	$(115)

Net noncurrent deferred tax assets	$113	$115

          The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. During the year ended December 31, 2006, the valuation allowance increased by approximately $1,379,000 primarily due to the continued losses from operations.

          The Company's provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the years ended December 31, 2005 and 2006, primarily as a result of the following (in thousands):

	December 31,
	2004	2005	2006
Tax at statutory rate of 34%	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(3.0)	(3.0)	(0.3)
Permanent items	0.3	0.3	0.8
Research and development tax credit	(0.8)	(1.3)	(2.8)
Stock compensation	—	—	0.3
Other	(0.5)	—	(1.9)
Change in state rate	—	—	10.7
Deferred assets not benefited	38.0	38.0	27.2

Provision for income taxes	—%	—%	—%

6. Commitments and Contingencies

          The Company leases its current facilities under an operating lease agreement which expires in 2008. In November 2006, the Company entered into an additional operating lease agreement for new office facilities which expires in 2013. The Company will begin occupying this facility during the second quarter of 2007.

          Rental expense was approximately $209,000 and $290,000 for the years ended December 31, 2005 and 2006, respectively. Rent expense is recognized on a straight-line basis over the life of the lease.

          In March 2006, the Company entered into a capital lease agreement with ATEL Ventures, Inc. to fund certain purchases of equipment. The Company received funding under two equipment schedules during the year for approximately $970,000, resulting in a total lease obligation of approximately $1,200,000 of which approximately $946,000 remains outstanding as of December 31, 2006. The lease agreement provides for equal monthly rental payments over a 36 month period beginning the first full month following funding.

          In conjunction with the capital lease agreement, the Company issued a warrant to purchase up to 60,290 shares of Series D convertible preferred stock. The warrant value was recorded as debt issuance cost. See Note 7 for details.

          Future minimum payments as of December 31, 2006, under operating and capital lease obligations are as follows (in thousands):

	Capital Leases	Operating Leases
2007	$374	$581
2008	374	1,423
2009	198	1,034
2010	—	1,068
2011	—	1,101
Thereafter	—	2,010

Total minimum lease payments	946	$7,217

Less: amount representing interest	(158)

Present value of capital lease obligations	788
Less: current portion of capital lease obligation	323

Long-term capital lease obligation	$465

          From time to time, the Company is subject to various claims that arise in the normal course of business. In the opinion of management, the Company is unaware of any pending or unasserted claims that would have a material adverse effect on the financial position, liquidity or results of the Company.

          Certain executive officers are entitled to certain payments if they are terminated without cause or as a result of a change in control. Upon termination without cause, and not as a result of death or disability, each of such officers is entitled to receive a payment of base salary for six months following termination of employment and such officer will be entitled to continue to receive coverage under medical and dental benefit plans for six months or until such officer is covered under a separate plan from another employer. Upon a termination other than for cause or for good reason within 12 months following a change in control, each of such officers will be entitled to the same benefits as upon termination without cause and will also be entitled to certain acceleration of such officer's outstanding unvested options at the time of such termination.

7. Stockholders' Equity

Series A, B, C and D Convertible Preferred Stock

          The Company has authorized classes of Preferred Stock up to a maximum of 20,000,000 shares. As of December 31, 2006, the Company had authorized 1,502,396 shares of Series A convertible preferred stock, $.001 par value, 3,097,128 shares of Series B convertible preferred stock, $.001 par value, 5,193,516 shares of Series C convertible preferred stock, $.001 par value, and 9,740,608 shares of Series D convertible preferred stock, $.001 par value.

          In November 1999, the Company issued 1,469,735 shares of Series A convertible preferred stock to fund its initial operations. The stock was issued for $4,500,000 cash, excluding related offering expenses of $28,000. In January 2000, the Company subsequently issued 33,000 shares of Series A convertible preferred stock to fund continued research and development. The stock was issued for $100,000 cash, excluding related offering expenses of $9,000. In March 2001, the Company issued 2,977,416 shares of Series B convertible preferred stock to fund expansion of the Company's sales and marketing efforts. The stock was issued for $12,025,000 cash, excluding related offering expenses of $60,000. In February 2003, the Company issued 5,142,552 shares of Series C convertible preferred stock to fund continued operations. The stock was issued for $5,549,000 cash, excluding related offering expenses of $67,000. In July 2004, the Company issued 9,103,840 shares of Series D convertible preferred stock to fund continued operations. The stock was issued for $15,100,000 cash, excluding related offering expenses of $1,066,000.

          The Company's Board of Directors has the authority to fix the powers, designations, preferences, and rights of each series of preferred stock. This includes, without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preferences, and the qualifications, limitations or restrictions on such preferences or rights.

          The holders of the Series A, B, C and D convertible preferred stock are entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on dividends paid in preference of any other outstanding shares of the Company at a rate of approximately $0.245, $0.323, $0.086 and $0.130 per share, respectively. The dividends are non-cumulative. As of December 31, 2006, no dividends have been declared by the Board.

          The holders of Series A, B, C and D convertible preferred stock have voting rights equal to common stock on an "as-if-converted" basis. Each share of Series A, B, C and D convertible preferred stock may be converted into common stock at the option of the holder on an as-converted basis, subject to adjustment to protect against dilution. The conversion prices of the Series A, B, C and D convertible preferred stock are $2.482, $3.055, $1.079 and $1.659 per share, respectively. The conversion of the preferred stock into common stock is permitted at any time up to or simultaneously with the consummation of a sale, merger, consolidation or other transaction.

          The Series A, B, C and D convertible preferred stock will be automatically converted into common stock at the aforementioned conversion rate in the event of an underwritten public offering with aggregate proceeds of not less than $20,000,000 and a price not less than $6.635 per share (as adjusted to reflect subsequent stock dividends, stock splits, reverse stock splits and the like), or upon a two-thirds vote by the holders of Series A, B, C and D convertible preferred stock, voting together as a single class, on an as-converted basis and seventy percent (70%) of the then outstanding shares of Series D convertible preferred stock, voting together as a single class, on an as-converted basis. Accordingly, the Company has reserved 20,036,000 shares of common stock for the conversion of Series A, B, C and D convertible preferred stock.

          In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series A, B, C and D convertible preferred stock are entitled to receive an amount of $3.062, $4.039, $1.079 and $1.659 per share, respectively, plus all declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The merger or consolidation of the Company into another entity in which the stockholders of the Company own less than 50% of the voting stock of the surviving company or the sale, transfer or lease of substantially all of the assets of the Company shall be deemed a liquidation, dissolution or winding up of the Company (a liquidation event). As the "redemption" event is outside of the Company's control, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company has also considered SFAS No. 150 and concluded that since the convertible preferred shares are not mandatorily redeemable, but rather are only contingently redeemable, and given that the redemption event is not certain to occur, the shares have not been accounted for as a liability in any of the periods presented.

Stock Warrants

          In conjunction with the bank debt facilities executed during 2000 and 2001, the Company issued two warrants to issue up to an aggregate of 3,846 shares of Series A convertible preferred stock which were adjusted by the terms of the warrant agreements to be exercisable for Series B convertible preferred stock in connection with the sale and issuance of the Company's Series B convertible preferred stock. The price per share as defined in the warrant agreements initially contained a variable pricing feature based on the timing of and amount of funds raised in connection with the sale and issuance of the Company's Series B convertible preferred stock. During 2002, the Company closed its sale and issuance of the Series B convertible preferred stock, thus fixing the warrant price at $3.03 per share. The warrants expire on October 26, 2007 and February 21, 2008, respectively. The Company valued the warrants at approximately $11,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 6.5% and expected life of 7 years. The value of the warrants was recorded as a debt issuance cost and was amortized to interest expense over the term of the underlying debt agreements. The debt issuance cost was fully amortized during the year ended December 31, 2003.

          In conjunction with the bank debt facilities executed during 2003, the Company issued a warrant to issue up to 50,962 shares of Series C convertible preferred stock. The price per share as defined in the warrant agreement is $1.08 per share. The warrant expires on April 3, 2010; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to that date, the warrant expiration date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering. The Company valued the warrants at approximately $38,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.49% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying debt agreement. During the year ended December 31, 2005, approximately $11,000, was amortized to interest expense. The debt issuance cost was fully amortized during the year ended December 31, 2005.

          In conjunction with the bank debt facilities executed during 2004, the Company issued a warrant to issue up to 20,000 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $1.66 per share. The warrant expires on December 21, 2011; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to that date, the warrant expiration date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering. The Company valued the warrants at approximately $23,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying debt agreement. In December 2005, the Company repaid the bank debt facility in full using proceeds from its new debt facility. As such, the entire debt discount was allocated to interest expense during the year ended December 31, 2005.

          In conjunction with the issuance of Series D convertible preferred stock in July 2004, the Company issued a warrant to issue up to 273,115 shares of Series D convertible preferred stock as a broker fee to Piper Jaffray & Company. The price per share as defined in the warrant agreement is $1.66 per share. The warrant expires on the earlier of: (i) July 2, 2011; (ii) the sale of all or substantially all of the Company's assets or the acquisition of the Company by another entity; or (iii) the second anniversary of the closing of the Company's initial public offering with aggregate gross proceeds of not less than $20,000,000 and which results in mandatory conversion of the Company's convertible preferred stock. The Company valued the warrants at approximately $313,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The value of the warrant was recorded as an offering expense offset against the proceeds of the Series D convertible preferred stock offering in the accompanying balance sheets.

          In conjunction with the bank debt facilities executed in December 2005, the Company issued a warrant to issue up to 18,087 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $1.66 per share. The warrant expires on December 27, 2012. The Company valued the warrants at approximately $21,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying debt agreement.

          In conjunction with the subordinated promissory note executed in December 2005, the Company issued two warrants to issue up to an aggregate of 232,116 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreements is $1.66 per share. The warrants expire on December 27, 2012. The Company valued the warrants at approximately $266,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The value of the warrants was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying promissory note.

          In March 2006, in conjunction with entering into the remaining $1,000,000 of the subordinated promissory note executed in December 2005, the Company issued a warrant to issue up to 33,160 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $1.66 per share. The warrant expires on March 29, 2016. The Company valued the warrant at approximately $38,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying promissory note.

          In conjunction with the capital lease agreement executed in March 2006, the Company issued a warrant to issue up to 60,290 shares of Series D convertible preferred stock. The price per share as defined in the warrant agreement is $1.66 per share. The warrant expires on March 31, 2016. The Company valued the warrant at approximately $69,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 3.89% and expected life of 7 years. The warrant value was recorded as a debt issuance cost and is being amortized to interest expense over the term of the underlying promissory note.

          In May 2006, the Company issued a warrant to issue up to 25,000 shares of common stock as a charitable contribution. The price per share as defined in the warrant agreement is $0.70 per share. The warrant expires on May 25, 2013. The Company valued the warrant at approximately $12,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.70, risk-free interest rate of 4.99% and expected life of 7 years. The warrant value was recorded as an operating expense in May 2006.

          As discussed in note 2, the Company reclassed the convertible preferred stock warrants as a liability on July 1, 2005 and adjusted the warrants to fair value at the end of each subsequent reporting period.

Stock Option Plan

          The 1999 Stock Option/Stock Issuance Plan (the "Plan") provides for the issuance of up to 5,742,399 shares of the Company's Common Stock to directors, employees, consultants and other independent advisors. The Plan provides for the issuance of restricted Common Stock, incentive stock options or nonqualified stock options. Pursuant to the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.

          Options generally expire in 10 years, however, beginning in August 2006, the expiration date was changed to 7 years. Vesting periods are determined by the Board of Directors; however, options generally vest 25% after the completion of one year of service, with the remaining balance vesting on a pro rata basis monthly for thirty-six months. For grants prior to January 1, 2003, options could be exercised prior to full vesting. In connection with the exercise of these options pursuant to the Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares at the original exercise price of the shares upon the employee's termination of service to the Company. The repurchase rights lapse ratably over the vesting term of the original grant. As of December 31, 2005, no outstanding shares were subject to repurchase by the Company.

          In the event of a change in control, the accelerated vesting of certain outstanding options will automatically occur unless the successor corporation assumes the options and the right to repurchase, or the options are replaced with a cash incentive program.

          In 2005, the Company recorded deferred stock compensation of $113,000 in conjunction with the amendment of certain provisions of stock options granted to certain employees. This amount represents the difference between the deemed fair value of stock option grants for 1,134,561 shares of common stock on the date of grant, which was $0.30 per share, and the deemed fair value of the Company's common stock on the date of modification, $0.40 per share. This amount is being amortized to compensation expense over the vesting period of the underlying options.

          A summary of the changes in common stock options issued under the Plan is as follows:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding, January 1, 2004	2,107,818	$0.30 - $6.00	$0.34
Granted	2,332,929	$0.30 - $0.40	$0.39
Exercised	(6,563)	$0.30	$0.30
Surrendered	(187,834)	$0.30 - $2.40	$0.39

Options outstanding, December 31, 2004	4,246,350	$0.30 - $6.00	$0.36
Granted	1,571,050	$0.40	$0.40
Exercised	(21,205)	$0.30 - $0.40	$0.31
Surrendered	(293,315)	$0.30 - $0.40	$0.34

Options outstanding, December 31, 2005	5,502,880	$0.30 - $6.00	$0.38
Granted	1,121,300	$0.40 - $0.70	$0.67
Exercised	(1,523,026)	$0.40 - $0.70	$0.43
Surrendered	(362,630)	$0.30 - $0.70	$0.46

Options outstanding, December 31, 2006	4,738,524	$0.30 - $6.00	$0.45

          At December 31, 2006, there were 383,319 options available for future grant under the Plan.

          The following table summarizes information about options outstanding under the Plan at December 31, 2006:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable and Vested	Weighted- Average Exercise Price
$0.30 - $0.40	3,790,538	7.52	$0.37	2,087,391	$0.35
0.60 - 0.70	930,500	8.64	0.70	—	—
2.00 - 6.00	17,486	4.17	4.07	17,486	4.07

$0.30 - $6.00	4,738,524	7.73	$0.45	2,104,877	$0.39

          Certain stock options have been exercised prior to vesting resulting in the issuance of nonvested shares. A summary of the Company's nonvested shares as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

Nonvested shares	Shares
Nonvested at January 1, 2006	—
Issued	717,883
Vested	405,078

Nonvested at December 31, 2006	312,805

          As of December 31, 2006, there was $234,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.48 years.

Investors' Rights Agreement

          The Company has entered into an Investors' Rights Agreement which includes among other things, certain registration rights, and covenants.

8. Employee Benefit Plan

          During fiscal 2001, the Company established the Convio 401(k) Plan ("401(k) Plan") for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be eligible for the 401(k) Plan, employees must have reached the age of 21 and three months of employment with the Company. Participants may elect to contribute up to 60% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant's compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

9. Subsequent Events

Acquisition of GetActive Software, Inc.

          On February 16, 2007, the Company acquired GetActive Software, Inc. ("GetActive"), a privately owned company based in Berkeley, California, in exchange for 10,083,613 shares of capital stock. The Company acquired GetActive, a provider of online constituent relationship management software and services and a competitor of the Company, to significantly expand its client base and increase its market presence as a provider of online fundraising and constituent relationship management software and services to the nonprofit sector. The total purchase price was $17,930,000 (including transaction costs of $533,000). The following table presents the capital stock issued in the acquisition by class of security issued (in thousands except share information):

Class of security issued	Shares	Amount
Series B convertible preferred stock	3,234,079	$8,797
Series Q common stock	564,814	892
Series R common stock	1,920,610	3,073
Series S common stock	3,085,889	3,765
Stock options exchanged	1,278,221	870

	10,083,613	$17,397

          In conjunction with the acquisition, each series of the Company's convertible preferred stock as described in note 7 was converted into Series A convertible preferred stock and Series P common stock at various rates of conversion. Immediately following the acquisition, the Company had shares outstanding under Series A and B convertible preferred stock and Series P, Q, R, and S common stock.

          The conversions of the historical Series A, B, C and D convertible preferred stock and historical common stock as specified in the issuance of the Fifth Amended and Restated Certificate of Incorporation are summarized in the table below:

	Prior to Conversion	Subsequent to Conversion
Common
Historical	2,481,056	—
Class P common stock	—	13,891,620
Convertible Preferred
Historical Series A convertible preferred stock	1,502,394	—
Historical Series B convertible preferred stock	2,977,416	—
Historical Series C convertible preferred stock	5,142,552	—
Historical Series D convertible preferred stock	9,103,840	—
Series A convertible preferred stock	—	8,625,609

          The acquisition of GetActive occurred subsequent to December 31, 2006. Accordingly, the results of operations of GetActive are not included in the statement of operations of the Company for the year ended December 31, 2006.

          The application of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair value at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. The allocation process requires an analysis of acquired fixed assets, contracts, customer lists and relationships, contractual commitments, legal contingencies and brand value to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values were based on, but not limited to: future expected discounted cash flows for trade names and customer relationships; current replacement cost for fixed assets; comparable market rates for contractual obligations and certain investments and liabilities; expected settlement amounts for litigation and contingencies; and appropriate discount rates and growth rates.

          Under the purchase method of accounting, the assets and liabilities of GetActive were recorded at their respective fair values as of the date of acquisition, February 16, 2007, and goodwill in the amount of $5,587,000 was recorded. The Company obtained a third-party valuation of intangible assets and deferred revenue.

          The Company has not identified any material unrecorded pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount can be reasonably estimated. Prior to the end of the one-year purchase price allocation period, if information becomes available which would indicate it is probable that such events occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.

          The following table summarizes the estimated fair values of the GetActive assets acquired and liabilities assumed and related deferred income taxes as of acquisition date (in thousands).

Assets Acquired:
Current assets	$3,215
Property and equipment	1,098
Other long-term assets	123
Customer relationships	7,007
Noncompete agreements	110
Developed technology	3,049
Trade names	1,850
Goodwill	5,587

Total assets acquired	22,039
Liabilities assumed:
Deferred revenue	1,711
Current liabilities, excluding current portion of long-term debt	2,182
Long-term debt	216

Total liabilities assumed	4,109

Net assets acquired	$17,930

          The purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill) that will be reflected as a tax benefit on the Company's future consolidated statement of operations in proportion to and over the amortization period of the related intangible asset.

          The customer relationships intangible assets are being amortized ratably over 9 years. The noncompete agreements intangible assets are being amortized ratably over the term of the agreements which is 2 years. The developed technology intangible assets are being amortized ratably over 3 years. The trade names intangible assets are being amortized ratably over 3 years.

Termination of Operating Lease

          In March 2007, the Company exercised its termination option pursuant to the terms of its current operating lease for office facilities which originally expired in 2008. The termination option will be effective on December 31, 2007, at which time the Company will be required to pay an early termination fee of approximately $35,000. Future minimum lease payments under operating lease obligations after the exercise of the termination option are as follows (in thousands):

Operating Leases
2007	$581
2008	1,001
2009	1,034
2010	1,068
2011	1,101
Thereafter	2,010

Total minimum lease payments	$6,795

Equity Transactions

          In April 2007, the Company issued 3,242,806 shares of Series C convertible preferred stock at $3.13 per share. The stock was issued for approximately $10,150,000.

          In May 2007, the Company's Board of Directors approved a resolution to increase the Company's Stock Incentive Plan reserve by 1,700,000 shares.

Convertible Preferred Stock

          The holders of the Series C convertible preferred stock are entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on dividends paid in preference of any other outstanding shares of the Company at a rate of approximately $0.2504 per share. In addition, the holders of the Series A, B and C convertible preferred stock are entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on dividends paid in preference of any common stock of the Company. The dividends are non-cumulative.

          The holders of Series A, B and C convertible preferred stock have voting rights equal to Common Stock on an "as-if-converted" basis. Each share of Series A, B, and C convertible preferred stock may be converted into common stock at the option of the holder on an as-converted basis, subject to adjustment to protect against dilution. The Series A, B and C conversion prices are $2.00, $2.00 and $3.13 per share, respectively.

          The Series A, B and C convertible preferred stock will be automatically converted into common stock at the aforementioned conversion rate in the event of an underwritten public offering with aggregate proceeds of not less than $40,000,000 and a fully-diluted pre-money valuation of at least $200,000,000, or upon a two-thirds vote by the holders of Series A, B and C convertible preferred stock, voting together as a single class.

          In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series A, B and C convertible preferred stock are entitled to receive an amount of $2.00, $2.00 and $3.13 per share, respectively, plus all declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock.

          The merger or consolidation of the Company into another entity in which the stockholders of the Company own less than 50% of the voting stock of the surviving company or the sale, transfer or lease of substantially all of the assets of the Company shall be deemed a liquidation, dissolution or winding up of the Company (a liquidation event). As the "redemption" event is outside of the Company's control, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company has also considered SFAS No. 150 and concluded that since the convertible preferred shares are not mandatorily redeemable, but rather are only contingently redeemable, and given that the redemption event is not certain to occur, the shares have not been accounted for as a liability in any of the periods presented.

CONVIO, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share amounts)

	June 30, 2007	Pro Forma Stockholders' Equity at June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$14,635
Accounts receivable, net	8,249
Prepaid expenses and other current assets	1,174

Total current assets	24,058
Property and equipment, net	3,842
Intangible assets, net	11,091
Goodwill	5,587
Other assets	409

Total assets	$44,987

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$832
Accrued liabilities	3,570
Deferred revenue	12,255
Current portion of long-term debt and capital lease obligations	3,328
Liability for early exercise of stock options	93
Convertible preferred stock warrant liability	1,538	$—

Total current liabilities	21,616
Long-term debt and capital lease obligations, net of current portion	2,658

Total liabilities	24,274
Series A convertible preferred stock: $0.001 par value; 9,000,000 shares authorized, 8,625,625 shares issued and outstanding; no shares authorized or outstanding pro forma	17,251	—
Series B convertible preferred stock: $0.001 par value; 3,300,000 shares authorized, 3,234,079 shares issued and outstanding; no shares authorized or outstanding pro forma	6,468	—
Series C convertible preferred stock; $0.001 par value; 3,242,812 shares authorized, 3,242,812 shares issued and outstanding; no shares authorized or outstanding pro forma	10,150	—
Stockholders' equity (deficit):
Common stock: $0.001 par value; no shares authorized, issued, or outstanding; 60,000,000 shares authorized and 35,894,862 shares outstanding pro forma	—	36
Series P common stock: $0.001 par value; 51,113,750 shares authorized, 15,221,033 shares issued and outstanding; no shares authorized or outstanding pro forma	15	—
Series Q common stock; $0.001, par value; 3,802,600 shares authorized, 564,814 shares issued and outstanding; no shares authorized or outstanding pro forma	1	—
Series R common stock; $0.001, par value; 1,930,800 shares authorized, 1,920,610 shares issued and outstanding; no shares authorized or outstanding pro forma	2	—
Series S common stock; $0.001, par value; 3,152,850 shares authorized, 3,085,889 shares issued and outstanding; no shares authorized or outstanding pro forma	3	—
Additional paid-in capital	32,611	68,003
Accumulated deficit	(45,788)	(45,788)

Total stockholders' equity (deficit)	(13,156)	$22,251

Total liabilities and stockholders' equity	$44,987

See accompanying notes.

CONVIO, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2007
Revenue:
Subscription and services	$8,008	$16,648
Usage	1,637	2,321

Total revenue	9,645	18,969
Cost of revenue(1)(2)	3,627	8,386

Gross profit	6,018	10,583
Operating expenses:
Sales and marketing(2)	5,687	9,411
Research and development(2)	1,751	3,070
General and administrative(2)	1,152	2,029
Amortization of other intangibles	—	545
Restructuring expenses	—	283

Total operating expenses	8,590	15,338

Loss from operations	(2,572)	(4,755)
Interest income	65	130
Other income (expense)	85	(833)
Interest expense	(328)	(346)

Net loss	$(2,750)	$(5,804)

Net loss per share, basic and diluted (note 6)	$(1.70)	$(0.38)

Shares used in computing basic and diluted net loss per share	1,622	15,540

Pro forma net loss per share, basic and diluted (note 6)		$(0.18)

Shares used in computing pro forma basic and diluted net loss per share		27,942

(1)
Includes amortization of acquired technology of $0 in 2006 and $381 in 2007.

(2)
Includes stock-based compensation expenses as follows:

	Six Months Ended June 30,
	2006	2007
Cost of revenue	$2	$48
Sales and marketing	8	98
Research and development	1	24
General and administrative	11	44

Total stock-based compensation expense	$22	$214

See accompanying notes.

CONVIO, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2006	2007
Cash flows from operating activities
Net loss	$(2,750)	$(5,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	373	1,829
Stock based compensation	22	214
Revaluation of warrants to fair value	(85)	833
Changes in operating assets and liabilities:
Accounts receivable	(770)	(1,517)
Prepaid expenses and other assets	(99)	210
Accounts payable	(105)	395
Accrued liabilities	281	(272)
Deferred revenue	1,325	1,903

Net cash used in operating activities	(1,808)	(2,209)

Cash flows from investing activities
Transaction costs for acquisition of GetActive	—	(533)
Cash acquired in acquisition of GetActive	—	187
Purchase of property and equipment	(388)	(1,700)

Net cash used in investing activities	(388)	(2,046)

Cash flows from financing activities
Proceeds from issuance of long-term debt	1,758	938
Payments made on long-term debt	(53)	(1,129)
Proceeds from the issuance of preferred stock	—	10,074
Proceeds from issuance of common stock upon exercise of options	491	493

Net cash provided by financing activities	2,196	10,376

Net change in cash and cash equivalents	—	6,121
Cash and cash equivalents at beginning of period	8,783	8,514

Cash and cash equivalents at end of period	$8,783	$14,635

See accompanying notes.

CONVIO, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business

          Convio, Inc. (the "Company") is a provider of on-demand software and services that enable nonprofit organizations ("NPOs") to more effectively raise funds, influence public policy and support their missions by leveraging the Internet to build strong relationships with constituents. The Company's online constituent relationship management ("eCRM") solution includes a suite of on-demand software modules for fundraising, advocacy, email marketing and web content management complemented by a portfolio of consulting services.

          The accompanying unaudited consolidated balance sheet as of June 30, 2007 and consolidated statements of operations and cash flows for the six months ended June 30, 2007 and 2006 have been prepared in accordance with United States generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Certain information and note disclosure normally included in comprehensive annual financial statements presented in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission (SEC) rules and regulations.

          Management believes that the accompanying financial statements contain all adjustments (which include normal recurring adjustments) that, in the opinion of the management, are necessary to present fairly the Company's financial condition, results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2007 or any future period.

2. Acquisition of GetActive Software

          On February 16, 2007, the Company acquired GetActive Software, Inc. ("GetActive"), a privately owned company based in Berkeley, California, in exchange for 10,083,613 shares of capital stock. The Company acquired GetActive, a provider of online constituent relationship management software and services and a competitor of the Company, to significantly expand its client base and increase its market presence as a provider of online fundraising and constituent relationship management software and services to the nonprofit sector. The total purchase price was $17,930,000 (including transaction costs of $533,000). The following table presents the capital stock issued in the acquisition by class of security issued (in thousands except share information):

Class of security issued	Shares	Amount
Series B convertible preferred stock	3,234,079	$8,797
Series Q common stock	564,814	892
Series R common stock	1,920,610	3,073
Series S common stock	3,085,889	3,765
Stock options exchanged	1,278,221	870

	10,083,613	$17,397

          In conjunction with the acquisition, the Series A, B, C and D convertible preferred stock of the Company were converted into Series A convertible preferred stock and Series P common stock at various rates of conversion. Immediately following the acquisition, the Company had shares outstanding under Series A and B convertible preferred stock and Series P, Q, R and S common stock.

          The conversions of the historical Series A, B, C and D convertible preferred stock and historical common stock as specified in the Company's Fifth Amended and Restated Articles of Incorporation are summarized as follows:

	Prior to Conversion	Subsequent to Conversion
Common
Historical	2,481,056	—
Series P common stock	—	13,891,620
Convertible Preferred
Historical Series A convertible preferred stock	1,502,394	—
Historical Series B convertible preferred stock	2,977,416	—
Historical Series C convertible preferred stock	5,142,552	—
Historical Series D convertible preferred stock	9,103,840	—
Series A convertible preferred stock	—	8,625,609

          The application of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair value at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. The allocation process includes an analysis of acquired fixed assets, contracts, customer lists and relationships, contractual commitments, legal contingencies and brand value to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values were based on, but not limited to: future expected discounted cash flows for trade names and customer relationships; current replacement cost for fixed assets; comparable market rates for contractual obligations and certain investments and liabilities; expected settlement amounts for litigation and contingencies; and appropriate discount rates and growth rates.

          Under the purchase method of accounting, the assets and liabilities of GetActive were recorded at their respective fair values as of the date of acquisition, February 16, 2007, and goodwill in the amount of $5,587,000 was recorded. The Company obtained a third-party valuation of intangible assets and deferred revenue.

          The Company has not identified any material unrecorded pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount can be reasonably estimated. Prior to the end of the one-year purchase price allocation period, if information becomes available which would indicate it is probable that such events occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.

          The following table summarizes the estimated fair values of the GetActive assets acquired and liabilities assumed and related deferred income taxes as of acquisition date (in thousands).

Assets Acquired:
Current assets	$3,215
Property and equipment	1,098
Other long-term assets	123
Customer relationships	7,007
Noncompete agreements	110
Developed technology	3,049
Trade names	1,850
Goodwill	5,587

Total assets acquired	22,039
Liabilities assumed:
Deferred revenue	1,711
Current liabilities, excluding current portion of long-term debt	2,182
Long-term debt	216

Total liabilities assumed	4,109

Net assets acquired	$17,930

          The purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill) that will be reflected as a tax benefit on the Company's future consolidated statement of operations in proportion to and over the amortization period of the related intangible asset, subject to the effect of valuation allowances.

          The customer relationships intangible assets are being amortized ratably over 9 years. The noncompete agreements intangible assets are being amortized ratably over the term of the agreements which is 2 years. The developed technology intangible assets are being amortized ratably over 3 years. The trade names intangible assets are being amortized ratably over 3 years.

          Pro forma results of operations as if the acquisition of GetActive had occurred on January 1, 2006 are as follows:

	Six Months Ended June 30,
	2006	2007
Revenues	$15,464	$20,772
Loss from operations	(6,039)	(6,345)
Net loss	(6,196)	(7,499)

3. Income Taxes

          The Company has provided a full valuation allowance against its net deferred tax assets, including all net operating loss and research and development credit carry forwards based on the determination that it is more likely than not that the benefit related to such assets will not be realized. The accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of its deferred tax assets. In concluding that a full valuation allowance was appropriate, the Company considered such factors as its history of incurring operating losses and its ability to generate sufficient taxable income of the appropriate character within future years.

          The Company adopted the provisions of FIN No. 48 on January 1, 2007. As a result of the implementation, it did not recognize any change in the liability for unrecognized tax benefit, and accordingly recorded no adjustment to the January 1, 2007 balance of retained earnings.

          The Company's policy is to accrue and recognize interest and penalties related to income tax matters as a component of interest expense. The Company had no interest or penalties recognized for the six months ended June 30, 2007 and 2006.

          The Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years prior to 2004.

4. Commitments and Contingencies

          From time to time, the Company is subject to various claims that arise in the normal course of business. In the opinion of management, the Company is unaware of any pending or unasserted claims that would have a material adverse effect on the financial position, liquidity or results of the Company.

5. Stockholders' Equity

          In February 2007, the Series A, B, C and D convertible preferred stock were converted into series A convertible preferred stock and series P common stock, as described in note 2.

          In addition, the Company issued Series B convertible preferred stock and Series Q, R and S common stock, as described in note 2 in connection with the GetActive acquisition.

          In April 2007, the Company issued 3,242,806 shares of Series C convertible preferred stock at $3.13 per share. The stock was issued for approximately $10,100,000.

Stock Option Plan

          The 1999 Stock Option/Stock Issuance Plan (the "Plan") provided for the issuance of up to 5,742,399 shares of the Company's common stock to directors, employees, consultants and other independent advisors. In May 2007, the Company's Board of Directors approved a resolution to increase the Plan reserve by 1,700,000 shares. The Plan provides for the issuance of restricted Common Stock, incentive stock options or nonqualified stock options. Pursuant to the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.

          As of June 30, 2007, total unrecognized share-based compensation cost related to unvested stock options was approximately $2,700,000, which is expected to be recognized over a weighted average period of approximately 3.26 years. The Company has recorded $22,000 and $214,000 for share-based compensation cost in the accompanying statement of operations for the six months ended June 30, 2007 and 2006, respectively.

Pro Forma Stockholders' Equity

          All of the preferred stock and common stock outstanding will automatically convert into shares of new common stock, based on the shares of preferred stock and common stock outstanding at June 30, 2007, immediately prior to the closing of an initial public offering at a pre-money valuation of at least $200,000,000 and with an aggregate offering price of not less than $40,000,000. In addition, the preferred stock warrant liability of $1,538,000 outstanding as of June 30, 2007 will be reclassified to additional paid-in capital upon completion of an initial public offering. Unaudited pro forma stockholders' equity (deficit), as adjusted for the assumed conversion of the preferred stock and common stock and preferred stock warrants, is set forth on the accompanying consolidated balance sheets.

6. Net Loss Per Share and Pro Forma Net Loss Per Share

          Net loss per share is computed using the weighted average number of shares of common stock outstanding. Due to losses incurred in all periods presented, the shares associated with stock options, warrants and preferred stock are not included because they are anti-dilutive.

          Pro forma net loss per share has been presented to give effect to the conversion of the preferred stock using the if-converted method into common stock as though the conversion had occurred at the date the preferred stock was issued.

	Six Months Ended June 30,
	2006	2007
Net loss	$(2,750)	$(5,804)
Accretion to redemption value of preferred stock	—	$(76)

Net loss attributable to common stockholders	$(2,750)	$(5,880)

Weighted average number of common shares outstanding	2,040	15,834
Less: Weighted average number of common shares subject to repurchase	(418)	(294)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	1,622	15,540

Net loss per common share, basic and diluted	$(1.70)	$(0.38)

Pro forma net loss per common share:
Net loss attributable to common stockholders		$(5,880)
Add:
Accretion to redemption value of preferred stock		76
Change in the value of redeemable convertible preferred stock warrants		833

Net loss used to compute pro forma net loss per common share		$(4,971)

Basic and diluted weighted average shares used above		15,540
Assumed conversion of convertible preferred stock		12,402

As adjusted shares used in computing pro forma basic and diluted net loss per common share (unaudited)		27,942

Pro forma net loss per common share, basic and diluted (unaudited)		$(0.18)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
GetActive Software, Inc.

          We have audited the accompanying balance sheet of GetActive Software, Inc., as of December 31, 2006, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GetActive Software, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

          As discussed in Note 2 to the financial statements, the Company changed its method of accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

/s/ Ernst & Young LLP

Austin, Texas
August 24, 2007

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
GetActive Software, Inc.

          We have audited the accompanying balance sheet of GetActive Software, Inc. as of December 31, 2005, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GetActive Software, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

          As discussed in Note 1 to the financial statements, the Company adopted Financial Accounting Standard Board Position 150-5, Issuer's Accounting under FASB Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, during the year ended December 31, 2005. In addition as also discussed in Note 1, effective January 1, 2005 the Company reclassified its preferred stock in accordance with Emerging Issues Task Force (EITF) Topic D-98, Classification and Measurement of Redeemable Securities. The effect of this change reduced stockholders' equity by $13,372,000 and presented the value of preferred stock outside of permanent equity and total liabilities on the balance sheet.

/s/ Burr, Pilger & Mayer LLP

Walnut Creek, California
December 19, 2006, except for Note 1,
as to which the date is August 28, 2007

GETACTIVE SOFTWARE, INC.

BALANCE SHEETS

(in thousands, except share amounts)

	December 31
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,748	$1,121
Accounts receivable, less allowances for doubtful accounts of $19 and $195	1,498	1,330
Prepaid expenses and other current assets	201	317

Total current assets	4,447	2,768
Property and equipment, net	1,093	1,158
Intangible assets, net	123	241
Other assets	100	242

Total assets	$5,763	$4,409

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$479	$442
Accrued liabilities and other current liabilities	650	957
Deferred revenue-current portion	916	1,881
Notes payable	—	1,926
Current portion of capital lease obligations	110	162
Current portion of long-term debt	169	37
Convertible preferred stock warrant liability	185	86

Total current liabilities	2,509	5,491
Long-term liabilities:
Deferred revenue, net of current portion	364	582
Capital lease obligations, net of current portion	68	192
Long-term debt, net of current portion	33	—
Other long-term liabilities	13	—

Total liabilities	2,987	6,265
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value; 3,965,331 shares authorized, 3,561,775 and 3,936,771 shares issued and outstanding, at December 31, 2005 and 2006, respectively	997	1,102
Series B convertible preferred stock, $0.001 par value; 2,068,169 shares authorized, 2,068,169 shares issued and outstanding	1,820	1,820
Series C convertible preferred stock, $0.001 par value; 9,722,222 shares authorized, 9,711,111 shares issued and outstanding	10,500	10,500
Shareholders' deficit:
Common stock, $0.001 par value, 35,000,000 shares authorized, 9,189,691 and 9,605,934 shares issued and outstanding at December 31, 2005 and 2006, respectively	9	10
Additional paid-in capital	135	480
Accumulated deficit	(10,685)	(15,768)

Total shareholders' deficit	(10,541)	(15,278)

Total liabilities and shareholders' deficit	$5,763	$4,409

See accompanying notes.

GETACTIVE SOFTWARE, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31
	2005	2006
Revenue:
Subscription and services	$9,057	$12,623
Usage	334	233

Total revenue	9,391	12,856
Cost of revenue	4,844	6,424

Gross profit	4,547	6,432
Operating expenses:
Sales and marketing	3,876	4,655
Research and development	2,494	3,924
General and administrative	1,869	2,821

Total operating expenses	8,239	11,400

Loss from operations	(3,692)	(4,968)
Interest expense	(41)	(189)
Interest income	117	74

Loss before cumulative effect of change in accounting principle	(3,616)	(5,083)
Cumulative effect of change in accounting principle	(130)	—

Net loss	$(3,746)	$(5,083)

See accompanying notes.

GETACTIVE SOFTWARE, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT

(in thousands, except share amounts)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Deficit
	Shares	Amount
Balance, January 1, 2005	8,420,673	$8	$157	$(6,939)	$(6,774)
Issuance of common stock pursuant to option exercise	584,897	1	16	—	17
Repurchase of common stock for cash	(21,145)	—	(1)	—	(1)
Issuance of common stock for acquisition	205,266	—	17	—	17
Value of options granted to non- employees	—	—	1	—	1
Reclassification of preferred stock warrants to liabilities	—	—	(55)	—	(55)
Net loss	—	—	—	(3,746)	(3,746)

Balance, December 31, 2005	9,189,691	9	135	(10,685)	(10,541)
Issuance of common stock pursuant to option exercise	400,520	1	39	—	40
Repurchase of common stock for cash	(29,011)	—	(2)	—	(2)
Issuance of common stock for acquisition	44,734	—	22	—	22
Stock compensation expense	—	—	23	—	23
Effect of exercise and expiration of Series A preferred stock warrants	—	—	181	—	181
Beneficial conversion feature of convertible notes payable	—	—	82	—	82
Net loss	—	—	—	(5,083)	(5,083)

Balance, December 31, 2006	9,605,934	$10	$480	$(15,768)	$(15,278)

See accompanying notes.

GETACTIVE SOFTWARE, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31
	2005	2006
Cash flows from operating activities:
Net loss	$(3,746)	$(5,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	672	854
Stock compensation expense	1	23
Amortization of debt discount	—	90
Cumulative effect of change in accounting	130	—
Changes in assets and liabilities:
Accounts receivable	(872)	168
Prepaid expenses and other current assets	(65)	(116)
Accounts payable	271	(38)
Accrued liabilities and other current liabilities	304	308
Deferred revenue	424	1,184
Other	—	(12)

Net cash used in operating activities:	(2,881)	(2,622)

Cash flows from investing activities:
Purchases of property and equipment	(688)	(568)
Cash paid for business acquisition	(195)	(269)

Net cash used in investing activities:	(883)	(837)

Cash flows from financing activities:
Proceeds from exercise of common stock options	17	40
Repurchase of unvested common stock	(1)	(2)
Proceeds from exercise of Series A convertible preferred stock warrants	—	105
Loan and capital lease payments	(332)	(311)
Loan proceeds	100	2,000

Net cash provided by (used in) financing activities	(216)	1,832

Net decrease in cash and cash equivalents	(3,980)	(1,627)
Cash and cash equivalents — beginning of year	6,728	2,748

Cash and cash equivalents — end of year	$2,748	$1,121

Non-cash financing activities:
Stock issued for business acquisition	$17	$22

Debt discount for warrants and beneficial conversion	$—	$164

Acquisitions of capital leases	$—	$321

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$37	$12

Cash paid for income taxes	$1	$1

See accompanying notes.

GETACTIVE SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Organization and Basis of Presentation

          GetActive Software, Inc. (the "Company") was incorporated in Delaware on April 10, 2000 under the original name of LocusPocus, Inc. The Company is a provider of online constituent relationship management software and services that enable membership organizations to easily and successfully recruit and retain constituents.

          The Company's hosted software applications enable nonprofit organizations to attract, engage and retain constituents through the use of the Internet.

          On February 16, 2007, the Company was acquired by Convio, Inc. in exchange for 10,083,613 shares of capital stock of Convio, Inc.

Significant Risks and Uncertainties

          The Company operates in the software industry, and accordingly, can be affected by a variety of factors including factors described in these notes. Management of the Company believes that changes in any of the following areas, among others, could have a significant negative effect on the Company in terms of its future financial position, results of operations, or cash flows; ability to increase revenues; the hiring, training, and retention of key employees; market acceptance of the Company's products under development; fundamental changes in the technology underlying the Company's software products; length of the Company's sales cycle; the Company's dependence on its direct sales force; arbitration, litigation, or other claims against the Company or its intellectual property; successful and timely completion of product development efforts; product introductions by competitors; acquisition of competitors by large established software companies; and the ability to obtain additional financing.

          The Company is subject to the risks associated with similar early-stage technology companies. These risks include, but are not limited to: a history of operating losses; dependence on a small number of key individuals, customers and supplies; competition from larger, more established companies; the potential need for additional financing; and the impact of rapid technological changes. The Company's successful continuation is dependent upon its ability to generate sufficient cash flow from operations, to raise additional financing as may be required and to ultimately attain profitability. There can be no assurance that the Company will be successful in such endeavors.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue

          The Company derives its revenues primarily from two sources: (1) subscription revenues for managed services which are comprised of subscription fees from customers accessing its on-demand application service and implementation fees associated with the initial deployment of its services and (2) related professional services and other revenue. Other revenues consist primarily of fees charged for providing ancillary third party services. Because the Company provides its application as a service, the Company follows the provisions of SEC Staff Accounting Bulletin

No. 104, Revenue Recognition, Emerging Issues Task Force Issues No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware, and No. 00-21, Revenue Arrangements with Multiple Deliverables.

          The Company recognizes revenue when all of the following conditions are met: (i) persuasive evidence of an arrangement between the Company and the customer exists (ii) the service has been provided to the customer, (iii) the price to the customer is fixed or determinable, and (iv) collection of the revenues is probable.

          The Company's arrangements do not contain general rights of return or refund privileges.

          Subscription and services revenues are recognized ratably over the contract terms beginning on the commencement date of each contract. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. Certain customer subscription agreements include provisions that require the Company to provide future enhancements to its software being used by customers. The Company recognizes its subscription and services revenue using a proportional performance model and does not defer subscription and services revenue when such contract provisions exist because the customer is receiving ongoing service and the potential future enhancements are considered inconsequential and have no impact on the product's current functionality.

          Professional services and other revenues, when sold with subscription and support offerings, are accounted for separately when these services have value to the customer on a standalone basis and there is objective and reliable evidence of fair value of each deliverable. When accounted for separately, revenues are recognized as the services are rendered for time and material contracts, and when the service projects are complete for fixed price contracts. Certain professional services revenues related to the Company's website management services are currently bundled with website management subscription services and therefore are deferred and recognized over the life of the contract. The majority of the Company's consulting contracts are on a time and material basis. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately.

          Invoiced amounts for managed services and client implementation services are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. Deferred revenue expected to be realized in the next fiscal year is classified as current liability.

Cash and Cash Equivalents

          Cash equivalents consist of short-term, highly liquid financial instruments that are purchased with an original maturing date of 90 days or less, which consists principally of money market funds. The fair market value of cash equivalents is substantially equal to their carrying value at December 31, 2006 and 2005.

Concentration of Credit Risk

          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality financial institutions. The Company's deposits, at times, may exceed federally insured limits. The Company's accounts receivable are derived from sales to its customers who primarily operate in the nonprofit sector. The Company generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations.

          No one customer accounted for more than 10% of the Company's revenue for the years ended December 31, 2006 and 2005, respectively. One customer balance accounted for 14% and 13% of the Company's accounts receivable balance at December 31, 2006 and 2005, respectively.

Fair Value of Financial Instruments

          The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their respective fair values. The values of the Company's debt instruments approximate their carrying values based on rates available to the Company at their respective balance sheet date.

Property and Equipment

          Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Intangible Assets

          Intangible assets consist of customer contracts, acquired software, domain name and covenants not to compete. All intangible assets are being amortized ratably over their estimated useful lives. It is the Company's policy to record intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances that might result in diminished fair value. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Warranties and Indemnification

          The Company's on-demand application service is typically warranted to perform in a manner consistent with general industry standards. The Company's arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party's intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations. The Company has entered into service level agreements with some customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. The Company records resulting costs as incurred and historically such costs have not been significant.

          The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the

Company, arising out of that person's services as the Company's director or officer or that person's services provided to any other company or enterprise as the Company's request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid.

Impairment of Long-Lived Assets

          In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, equipment, office facilities, property and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination is made.

Income Taxes

          The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Research and Development

          The Company follows the guidance of Emerging Issues Task Force ("EITF") Issue No. 00-2. Accounting for Website Development Costs ("EITF 00-2"), and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware ("EITF 00-3"). EITF 00-2 sets forth the accounting for website development costs based on the website development activity. EITF 00-3 sets forth the accounting for software in a hosting arrangement. As such, the Company follows the guidance set forth in Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), in accounting for the development of its on-demand application service. SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. Costs incurred after the application development stage for substantial enhancements should be capitalized. For fiscal 2006, all costs associated with its software development efforts was deemed to have occurred after the development stage. Cost incurred to improve or enhance the Company's product in 2005 and 2006 have been expensed since the Company cannot separate internal costs on a reasonably cost-effective basis between maintenance, minor upgraded and enhancements. As of December 31, 2005 and 2006, there were no capitalized costs on the balance sheet related to website development costs or internal use software.

Advertising Costs

          The Company expenses advertising costs as incurred. Advertising expenses were $17,000 and $31,000 for the years ended December 31, 2006 and 2005, respectively.

Stock-Based Compensation

          The Company has a stock-based compensation plan, which is more fully described in Note 6, and as permitted by SFAS No. 123(R), "Share-Based Payment," ("SFAS No.123(R)") for non-public entities, elected to account for options issued prior to January 1, 2006, under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss) for these options granted under the plan because they had an exercise price equal to the market value of the underlying common stock on the date of the grant.

          Effective January 1, 2006, the Company adopted SFAS No. 123(R) under the prospective transition method for all options issued subsequent to that date. SFAS No. 123(R) requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value. Share-based compensation recognized under the prospective transition method of SFAS No. 123(R) included share-based compensation based on the grant date fair value determined in accordance with SFAS No. 123(R) for all share-based payments granted on or after January 1, 2006. SFAS No. 123(R) eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by APB No. 25 and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123(R), the Company accounted for its stock option plan using the intrinsic value method in accordance with the provisions of APB No. 25 and related interpretations. The fair value of the stock options issued in 2006 was estimated using the Black-Scholes option pricing model. Use of this model requires management to make estimates and assumptions regarding expected option life, volatility (estimated based upon the volatility of comparable public entities within the Company's industry), risk-free interest rate (estimated based upon U.S. Treasury rates at the date of the grant), and dividend yields. Option forfeitures are based upon actual forfeitures for the period. The Company recognized expense on all share-based awards on a straight-line basis over the vesting period of the award. As a result of adopting SFAS No. 123(R), the Company's net loss was increased by approximately $23,000 for the year ended December 31, 2006.

          The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for the year ended December 31, 2005 and 2006.

	2005	2006
Weighted-average grant-date fair value of options	$0.14	$0.08
Risk-free interest rate	4.3%	4.6%
Expected volatility	0%	45%
Expected life in years	6.25	6.25
Dividend yield	—	—

          Had compensation expense for the Company's stock-based compensation plans been determined using the fair value based method under SFAS No. 123, the Company's pro forma net loss for 2005 would have increased by $6,000.

Preferred Stock

          The Company accounts for its preferred stock in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. This guidance requires that preferred stock that contains certain deemed liquidation rights or redemption features that are outside the control of the issuer be classified outside of the Company's shareholders' equity and be recorded at its liquidation value. Previously, the Company classified preferred stock as part of shareholders' equity.

Convertible Preferred Stock Warrants

          Freestanding warrants related to shares that are redeemable are accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS No. 150. Under SFAS No. 150, the freestanding warrants that are related to the Company's convertible preferred stock are classified as liabilities on its balance sheets. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of (1) the exercise or expiration of the warrants or (2) the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

Cumulative Effect of Change in Accounting Principle

          On June 29, 2005, the FASB issued Staff Position 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable ("FSP 150-5"), which affirms that warrants of this type are subject to the requirements of FSP 150-5, regardless of the timing of the redemption feature or the redemption price. Therefore, under FSP 150-5, the freestanding warrants to purchase the Company's convertible preferred stock are liabilities that must be recorded at fair value. The Company previously accounted for freestanding warrants to purchase its convertible preferred stock under EITF No. 96-18. The Company adopted FSP 150-5 and accounted for the cumulative effect of the change in accounting principle as of the beginning of the third quarter of 2005. For 2005, the impact of the change in accounting principle was $130,000. In 2006, the Company issued additional warrants to purchase shares of series D convertible preferred stock and recorded an initial value of these warrants of $82,000. Subsequent to adoption, in 2005 and 2006 the change in fair value of the warrants was not significant. In 2006, all of the series A convertible preferred stock warrants were either exercised or expired resulting in a reclass from liability to additional paid-in capital of $181,000.

          The pro forma effect of the adoption of FSP 150-5 on its results of operations for 2005, if applied retroactively, assuming FSP 150-5 had been adopted at the beginning of the year, would not have been material on the reported amounts.

Recent Accounting Pronouncements

          In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, ("FIN No. 48") which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of whether it is more likely than not that a tax position will be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN No. 48 also provides guidance on the recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have a material impact on its financial position, results of operations or cash flows.

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial position, results of operations or cash flows.

2. Property and Equipment

          Property and equipment consisted of the following at December 31 (in thousands):

	2005	2006
Computer software and hardware	$1,978	$2,482
Office equipment, furniture, and fixtures	109	278
Leasehold improvements	65	140
Domain name	14	14

Total	2,166	2,914
Accumulated depreciation	(1,073)	(1,756)

Property and equipment — net	$1,093	$1,158

3. Long Term Debt and Notes Payable

          On July 6, 2004, the Company entered into a loan and security agreement with a financial institution for a credit facility not to exceed $400,000 to finance equipment and software purchases. The loan is secured by a security interest in substantially all of the Company's assets, requires twenty four (24) equal monthly principal payments and bears interest at prime plus 1.75% which was 8.25% and 9% at December 31, 2006 and 2005, respectively. The loan requires compliance with non-financial and financial covenants and maintenance of a minimum cash balance of $250,000. In connection with this convertible loan and security agreement, the Company issued a warrant to purchase shares of series C convertible preferred stock (see Note 6). As of December 31, 2006 and 2005, the amount outstanding is $38,000 and $202,000, respectively.

          In July 2006, the Company issued $2,000,000 of convertible promissory notes with warrants to current preferred shareholders of the Company. The unsecured convertible promissory notes bear interest at 8% per annum and are due and payable on April 30, 2007. The warrants give the right to purchase $400,000 worth of shares of a future series of preferred stock of the Company, in the event that the Company issues a future series of preferred stock in a qualified financing or, in the event the Company does not have a qualified financing, to purchase shares of the Company's series C convertible preferred stock. The Company determined that the warrant had a fair value of $82,000 at the date of issuance using the Black-Scholes option pricing model with the following assumptions: expected life of five years, stock volatility of 45%; risk-free interest rate of 4.6%; and no dividends during the expected term. Accordingly, the Company recorded a discount on debt of $82,000. The Company also recorded an additional discount on debt of $82,000 representing the beneficial conversion feature of the convertible promissory notes. The total discount on debt of $164,000 is being amortized ratably, which approximates the interest method, as interest expense over the nine-month life of the convertible promissory notes. As of December 31, 2006, $1,926,000, net of discount on debt, of convertible promissory notes were outstanding.

          As of December 31, 2006, all outstanding long-term debt and notes payable totaling $2,038,000 are due prior to December 31, 2007.

4. Capital Lease Obligations

          The Company is obligated under sixteen capital leases. Depreciation of these capital leases, which is included with depreciation of property and equipment, is computed using the straight-line method over the estimated useful life of the asset of three (3) to five (5) years. The capitalized cost of these leases reported with office equipment and furniture was $870,000 at December 31, 2006 and $549,000 at December 31, 2005, with accumulated depreciation of $529,000 and $380,000, respectively.

          The following is a summary of capital lease obligations together with the present value of the net minimum lease payments as of December 31, 2006 (in thousands):

For the year ending December 31, 2007	$162
2008	130
2009	83
2010	29
2011	17

Total capital lease obligations	421
Less amounts representing interest and sales tax	(67)

Present value of future minimum lease payments	354
Less current portion	(162)

Long-term capital lease obligations	$192

5. Acquisition and Intangible Assets

          On January 28, 2005, GetActive acquired the software products and all intangible assets of a company while entering into a covenant not to compete. GetActive accounted for the acquisition in accordance with SFAS No. 141 as it was determined that the purchase met the definition of a business. At closing, GetActive paid $80,000 in cash and delivered 70,000 shares of common stock. In addition, subject to certain conditions, GetActive agreed to deliver up to an additional $170,000 in cash and 180,000 shares of GetActive common stock to the Seller based on "Applicable Revenues" achieved during the period beginning February 1, 2005 and ending January 31, 2006. As the conditions are met, such amounts have been considered additional consideration. As of December 31, 2005, total consideration paid, including the value of the common stock, was approximately $225,000, of which approximately $5,000 was allocated to equipment and the remaining balance to intangible assets. In fiscal 2006, additional consideration totaling approximately $73,000 was paid and allocated to intangible assets — customer contracts. The purchase price was allocated to the following identifiable intangible assets as detailed below and amortization expense was $98,000 and $98,000 for the year ended December 31, 2006 and 2005, respectively.

(in thousands)
Customer Contracts	$274
Domain Name	10
Covenant not to compete	10
Accumulated Amortization	(195)

Total	$99

          The intangible assets are being amortized over a period of up to three years.

          On January 3, 2006, GetActive acquired the software products and all intangible assets of a company while entering into a covenant not to compete. GetActive accounted for the acquisition in accordance with SFAS No. 141 as it was determined that the purchase met the definition of a business combination. At closing, GetActive paid $200,000 in cash and the two partners and an employee of the seller were hired as employees of the Company and the three individuals received stock option grants. There was no escrow and there was no earn-out. As of December 31, 2006, total consideration paid, including the value of the stock options, was approximately $217,000. The purchase price was allocated to the following identifiable intangible assets as detailed below and amortization expense of $74,000 was recorded for the year ended December 31, 2006.

(in thousands)
Software	$192
Covenant not to compete	25
Accumulated Amortization	(74)

Total	$143

The intangible assets are being amortized over a period of up to three years.

6. Shareholders' Equity

          The Company is authorized to issue two classes of stock: common stock and preferred stock. The total number of shares of common stock that the Company has the authority to issue is 35,000,000, with a par value of $0.001 per share. The total number of shares of preferred stock that the Company has the authority to issue is 15,755,722 with a par value of $0.001 per share. The preferred stock is divided into three series; Series A, Series B, and Series C.

Convertible Preferred Stock

          The Company is authorized to issue 3,965,331 shares of Series A convertible preferred stock. On August 10, 2001, the Company issued 3,561,764 shares of Series A convertible preferred stock and 403,567 warrants to purchase Series A convertible preferred stock for a total of $997,000 in cash ($952,000, net of expenses). In June 2006 and July 2006, the Company issued an aggregate of 374,996 shares of Series A convertible preferred stock for a total of $104,000 pursuant to the exercise of warrants. The remaining warrants expired in August 2006.

          The Company is authorized to issue 2,068,169 shares of Series B convertible preferred stock. On June 19, 2002 and September 15, 2002, the Company issued an aggregate of 2,068,169 shares of Series B convertible preferred stock for $910,000 in cash ($857,000, net of expenses).

          The Company is authorized to issue 9,722,222 shares of Series C convertible preferred stock. On September 17, 2004, the Company issued 9,711,111 shares of Series C convertible preferred stock for $7,000,000 in cash ($6,920,000, net of expenses).

          Significant terms of the Series A, B and C convertible preferred stock are as follows:

  •
  The holders of each share of Series A, B, and C convertible preferred stock, and warrants to purchase Series A and C preferred stock, are entitled to one vote for each share of common stock into which such share may be converted.

  •
  The preferred stock shall not be redeemable.

  •
  The holders of Series A, B and C convertible preferred stock have the right, at the option of the holder, at any time to convert their shares into common stock initially at a rate of 1:1, subject to adjustments for future dilution. Series A, B and C convertible preferred stock automatically convert into common stock, at the then applicable conversion rate, upon an underwritten public offering of the Company's common stock with aggregate proceeds in excess of $25,000,000 or upon the consent of the holders of a majority of the then outstanding shares of Series A, B or C convertible preferred stock, each voting as a single class. The conversion rate of the Series A, B and C convertible preferred stock is subject to adjustment in the event of, among other things, certain dilutive issuances of stock, business combinations, stock splits, and stock dividends.

  •
  The holders of Series A, B and C convertible preferred stock are entitled to receive noncumulative dividends at the rate of 8% per annum as declared by the board of directors out of any assets legally available, prior to and in preference to any declaration or payment of any dividend on the common stock. No dividends have been declared as of December 31, 2006.

  •
  In the event of any voluntary or involuntary liquidation, dissolution, winding up of the affairs of the Company, or consolidation or merger of the Company resulting in an ownership change of greater than 50%, each holder of a share of preferred stock shall be entitled to receive, in preference order as described below, and prior to and in preference to any distribution of any of the assets or property of this Company to the holders of the common stock, by reason of their ownership thereof, an amount per share described below for each outstanding share preferred stock, by reason of their ownership thereof, an amount per share described below for each outstanding share preferred stock, plus all declared and unpaid dividends with respect to such shares. As the "redemption" event is outside of the Company's control, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company has also considered SFAS No. 150 and concluded that since the convertible preferred shares are not mandatorily redeemable, but rather are only contingently redeemable, and given that the redemption event is not certain to occur, the shares have not been accounted for as a liability in any of the periods presented. If the assets or property to be distributed after at each preference level are insufficient to permit the payment to holders of the preferred stock at that preference level of their full preferential amount, the entire assets and property legally available for distribution shall be distributed ratably among the holders of that preference level.

Preference Order and Level	Class of Preferred Stock	Payout per share
1	Series C	Original purchase price per share
2	Series A and B	Original purchase price per share, pari passu
3	Series C	One-half of the original purchase price per share
4	Series B	Original purchase price per share
  •
  After the payouts above, the remaining assets and funds legally available for distribution, shall be distributed ratably among the holders of the preferred stock and the common stock pro rata until the holders of the Series C convertible preferred stock, Series B convertible preferred stock, and Series A convertible preferred stock have received in the aggregate an amount equal to 4.5 times, 3.8 times, and 5.0 times, respectively, their original purchase price per share, at which time, the preferred holders may elect to convert to common and any remaining funds will be distributed ratably to the holders of commons stock.

Warrants

          On August 11, 2000, in connection with the issuance of convertible notes payable, the Company issued warrants to purchase an aggregate of 403,567 shares of Series A convertible preferred stock. In connection with the issuance of these warrants, the Company computed the fair value of the warrants using the Black-Scholes pricing model with the following assumptions: expected life to five years; annualized volatility of 41.9%; risk-free interest rate of 5.97%; and no dividends during the expected term. The total fair value of the warrants was $51,000, which was all recognized as interest expense prior to fiscal 2005. The warrants to purchase Series A convertible preferred stock at the original price per share expired on August 11, 2006. On July 6, 2004, the Company issued a warrant to purchase 18,182 shares of Series B convertible preferred stock with an initial exercise price of $0.44 per share. The warrant was issued in connection with the signing of a loan and security agreement with a financial institution. The warrant is fully vested upon issuance and expires seven year from the date of issuance. Under the terms of the warrant agreement, the underlying preferred stock price and exercise price were adjusted upon the sale of the Series C convertible preferred stock, such that as of December 31, 2005, 11,111 warrants to purchase Series C convertible preferred stock at a price of $0.72 per share were outstanding and the initial 18,182 warrant to purchase Series B convertible preferred stock was retired. In connection with the issuance of this warrant, the Company computed the fair value of the warrant using the Black-Scholes pricing model with the following assumptions: expected life of seven years; annualized volatility of 47%; risk-free interest rate of 4.24%; and no dividends during the expected term. The total fair value of the warrant was calculated at $4,000 and is being amortized as interest expense over the term of the loan.

          In connection with the issuance of convertible promissory notes in July 2006, the Company issued warrants to purchase $400,000 worth of preferred stock. The warrants shall terminate at the earlier of the consummation of the Company's initial public offering, the consummation of a change in control, or five years from the date of issuance. See note 3.

2000 Stock Option Plan

          On September 6, 2000, the Board of Directors adopted the 2000 Stock Option Plan (the "Plan"). Under the Plan as amended, up to 4,593,925 shares of the Company's common stock, in the form of both incentive and nonqualified stock options, may be granted to eligible employees, directors, and consultants. The Plan provides that grants of incentive stock options will be made at no less than the estimated fair value of the Company's common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the Board of Directors at the date of the grant. If, at the time the Company grants an option, the holder owns more than 10% of the total combined voting power of all the classes of stock of the Company, the option price shall be at least 110% of the fair value. Vesting and exercise provisions are determined by the Board of Directors at the time of grant. Options generally vest with respect to 25% of the shares one year after the options' vesting commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the Plan have a maximum term of 10 years. Options can be exercised at any time, and stock issued under the Plan may be, as determined by the Board of Directors, subject to repurchase by the Company. This right to repurchase generally lapses over four years from the original date of issuance or grant.

2006 Stock Option Plan

          On February 7, 2006, the shareholders of the Company approved the adoption of the 2006 Equity Incentive Plan (the "2006 Plan"). Under the 2006 Plan, up to 2,531,075 shares of the Company's common stock, in the form of incentive stock options, nonqualified stock options, stock bonuses and stock awards, may be granted to eligible employees, directors, and consultants. The 2006 Plan provides that grants of incentive and nonqualified stock options will be made at no less than the estimated fair value of the Company's common stock, as determined by the Board of Directors at the date of grant. If, at the time the Company grants an option, the holder owns more than 10% of the total combined voting power of all of the classes of stock of the Company, the option price shall be at least 110% of the fair value. Vesting and exercise provisions are determined by the Board of Directors at the time of grant. Options granted under the 2006 Plan have a maximum term of 10 years. Options can be exercised at any time, and stock issued under the Plan may be, as determined by the Board of Directors, subject to repurchase by the Company.

          The option plans allow for early exercise of stock options and as of December 31, 2006 and 2005, 87,534 and 73,215 options, respectively, had been exercised but were not yet vested. If an employee departs the Company prior to vesting and after they have exercised their options, the Company is obligated to repurchase the stock at the price the employee paid for such options. During fiscal 2006 and 2005, 29,011 and 21,145 of common shares were repurchased for $2,000 and $1,000, respectively, as a result of employee departures.

Stock Options Granted to Nonemployees

          During the year ended December 31, 2005, the Company granted options to purchase 15,000 shares of the Company's common stock to consultants in conjunction with services performed.

These options vest 25% after six or twelve months then monthly over the three year term. In connection with the issuance of these options, the Company computed the fair value of the options using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life of four years; stock volatility of 44%; risk-free interest rate of 3.79%; and no dividends during the expected term. The total fair value of these options is $1,000 and is recognized as general and administrative expense in the statement of operations as they vest. The expense in 2006 and 2005 totaled $2,000 and $1,000, respectively, for all non-employee options.

          A summary of option activity under the 2000 and 2006 Stock Option Plans is as follows:

	Number of Option Shares	Weighted- Average Exercise Price
Outstanding — January 1, 2005	2,664,331	$0.03
Granted	1,166,500	0.14
Exercised	(584,897)	0.03
Cancelled	(411,134)	0.12

Outstanding — December 31, 2005	2,834,800	0.05
Granted	2,100,625	0.14
Exercised	(400,520)	0.10
Cancelled	(604,822)	0.14

Outstanding — December 31, 2006	3,930,083	$0.10

          The following table summarizes information about currently outstanding and vested stock options at December 31, 2006:

	Options Outstanding			Options Vested
Exercise Price	Outstanding at December 31, 2006	Weighted- Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Vested at December 31, 2006	Weighted Average Exercise Price
$0.14	2,225,083	9.10	$0.14	186,765	$0.14
0.06	990,000	6.93	$0.06	745,165	$0.06
0.03	295,000	4.94	$0.03	295,000	$0.03
0.01	420,000	3.85	$0.01	420,000	$0.01

	3,930,083	7.68	$0.10	1,646,930	$0.05

          At December 31, 2006, there were 904,325 options available for future grant.

7. Income Taxes

          As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $9,143,000 and a federal research and development credit carryforward of approximately $600,000. The net operating loss and research and development credits will begin to expire in 2020 if not utilized.

          Utilization of the net operating losses and tax credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31 are as follows (in thousands):

	2005	2006
Deferred tax assets:
Current deferred tax assets:
Other	$—	$1
Allowance for bad debt	—	78
Accrued liabilities	—	167

Gross current deferred tax assets	—	246
Valuation allowance	—	(243)

Net current deferred tax assets	—	3

Noncurrent deferred tax assets:
Net operating loss	2,002	3,920
Research and development credit carryforwards	618	1,012
Deferred revenue	—	120
Depreciation and amortization	121	156

Gross non-current deferred tax assets	2,741	5,208
Valuation allowance	(2,741)	(5,144)

Net noncurrent deferred tax assets	—	64

Deferred tax liabilities:
Current deferred tax liabilities
Prepaid expenses	—	(46)

Total current deferred tax liabilities	—	(46)

Net current deferred tax asset (liability)	$—	$(43)

Net noncurrent deferred tax asset (liability)	$—	$43

          The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. During the year ended December 31, 2006, the valuation allowance increased by approximately $2,645,000 primarily due to operations.

          The Company's provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the years ended December 31, 2006 primarily as a result of the following:

	2005	2006
Tax at statutory rate of 34%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(2.8)	(2.8)
Permanent items	—	2.1
Research & development tax credit	—	(7.9)
Other	—	(3.1)
Change in state rate	—	(7.3)
Deferred assets not benefited	36.8	53.0

Provision for income taxes	0.0%	0.0%

8. Commitments

          The Company leases its facilities under non-cancellable operating lease agreements. Future minimum commitments for these operating leases in place as of December 31, 2006 with a remaining non-cancellable lease term in excess of one year are as follows (in thousands):

Year Ending December 31
2007	$585
2008	541
2009	421
2010	344
Thereafter	160

Total minimum lease payments	$2,051

          Rent expense under operating leases for the years ended December 31, 2006 and 2005 was $505,000 and $450,000, respectively.

          The Company has a 401(k) plan (the "Plan") covering all employees who have met certain eligibility requirements. Under the Plan, employees may elect to contribute up to $15,000 of their eligible compensation to the Plan, subject to certain limitations. No Company-sponsored contributions have been made to this Plan.

9. Related-Party Transaction

          Under terms of an agreement dated June 5, 2000, the Company pays royalties based upon a percent of revenues derived from certain services provided to an organization that owns 2,000,000 shares of common stock. Under the terms of this agreement, the Company incurred an expense of $154,000 and $110,000 for the year ended December 31, 2006 and 2005, respectively.

10. Subsequent Events

          On February 16, 2007, the Company was acquired by Convio, Inc. in exchange for 10,083,613 shares of capital stock of Convio, Inc. In connection with such acquisition, notes payable of $1,926,000 were converted into Series D convertible preferred stock.

          In June 2006, Kintera, Inc. filed a complaint in the Superior Court of California, County of San Diego against the Company and certain executives of the Company. The complaint alleges several causes of action and seeks unspecified damages. In April 2007, the complaint and all causes of action were dismissed without prejudice.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          Through and including                          , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                          Shares

Convio, Inc.

Common Stock

Goldman, Sachs & Co.

Thomas Weisel Partners LLC

William Blair & Company

JMP Securities

Pacific Crest Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following table sets forth the expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the shares of common stock being registered hereby, including the shares being offered for sale by the selling stockholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market listing fee.

Amount to be paid
SEC registration fee		$2,648
FINRA filing fee		9,125
NASDAQ Global Market listing fee		100,000
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Blue sky qualification fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

          As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends, stock purchases and redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

          As permitted by the Delaware General Corporation Law, the Registrant's bylaws, which will become effective upon the closing of this offering, provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  the rights conferred in the bylaws are not exclusive.

          In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant's officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

          The Registrant obtained directors' and officers' insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters.

          The indemnification provisions in the Registrant's certificate of incorporation and bylaws and the indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

          Reference is also made to section 9 of the underwriting agreement (Exhibit 1.1 hereto), which provides for the indemnification by the underwriters of the Registrant and its executive officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided for in writing by the underwriters for inclusion in this Registration Statement.

          See also the undertakings set out in response to Item 17 of this Registration Statement.

          Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering	3.1.1
Form of Amended and Restated Bylaws to be effective upon the closing of the offering	3.2.1
Form of Indemnification Agreement entered into among Registrant, its affiliates and its directors and executive officers	10.10

Item 15. Recent Sales of Unregistered Securities

          In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

  •
  In July 2004, we issued and sold and aggregate of 9,103,840 shares of Series D preferred stock to 9 institutional and individual investors for an aggregate purchase price of $15.1 million. In February 2007, in connection with our acquisition of GetActive Software, Inc. ("GetActive"), such shares of Series D preferred stock were converted into shares of our Series A preferred stock and Series P common stock.

  •
  In July 2004, we issued a warrant to purchase 273,115 shares of Series D preferred stock at an exercise price of $1.65864 per share to a financial consultant. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series A preferred stock and Series P common stock. The warrant is exercisable through July 2, 2011.

  •
  In December 2004, in connection with a loan and security agreement, we issued a warrant to purchase 20,000 shares of Series D preferred stock at an exercise price of $1.66233 per share. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series A preferred stock and Series P common stock. The warrant is exercisable through December 21, 2011.

  •
  In December 2005, in connection with a loan and security agreement, we issued two warrants to purchase an aggregate of 232,116 shares of Series D preferred stock at an exercise price of $1.65864 per share. In connection with the GetActive acquisition, the warrants were converted into warrants to purchase shares of our Series A preferred stock and Series P common stock. The warrants are exercisable through December 27, 2015.

  •
  In December 2005, in connection with a loan and security agreement, we issued a warrant to purchase 18,087 shares of Series D preferred stock at an exercise price of $1.65864 per share. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series A preferred stock and Series P common stock. The warrant is exercisable through December 27, 2012.

  •
  In March 2006, in connection with a loan and security agreement, we issued a warrant to purchase 33,160 shares of Series D preferred stock at an exercise price of $1.65864 per share. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series A preferred stock and Series P common stock. The warrant is exercisable through March 29, 2016.

  •
  In March 2006, in connection with an equipment lease, we issued a warrant to purchase 60,290 shares of Series D preferred stock at an exercise price of $1.65865 per share. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series A preferred stock and Series P common stock. The warrant is exercisable through the earlier to occur of (i) March 31, 2016 or (ii) the fifth anniversary of the closing of our initial public offering of common stock.

  •
  In May 2006, we contributed a warrant to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share to a charitable organization. In connection with the GetActive acquisition, the warrant was converted into a warrant to purchase shares of our Series P common stock. The warrant expires upon the initial public offering of our common stock.

  •
  In April 2007, we issued and sold and aggregate of 3,242,806 shares of Series C preferred stock to 16 institutional and individual investors for an aggregate purchase price of $10,149,982.

          The sales and issuances of securities above were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The purchasers in such transactions were all accredited investors and represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising, and there were no underwriters used in connection with the sale of these securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

          In February 2007, in connection with the GetActive acquisition, we issued 564,814 shares of our Series Q common stock, 1,920,610 shares of our Series R common stock, 3,085,889 shares of our Series S common stock and 3,234,079 shares of our Series B preferred stock in exchange for all of the outstanding capital stock of GetActive. We also assumed each outstanding option to purchase common stock and converted these options into options to purchase an aggregate of

1,278,221 shares of our Series P common stock. The offer, issuance and assumption of the securities described above were deemed to be exempt from registration under Section 4(2) of the Securities Act.

          At the time of our acquisition of GetActive, we issued 15,054,920 shares of our Series P common stock and 8,625,609 shares of our Series A preferred stock to our existing stockholders in exchange for all outstanding shares of our capital stock (the "Recapitalization"). The issuance of the securities described above in exchange for our outstanding shares of capital stock was deemed to be exempt from registration under Section 3(a)(9) of the Securities Act.

          From time to time we have granted stock options and shares of common stock upon the exercise of stock options to employees, directors and consultants in compliance with Rule 701. These grants are as follows:

  •
  From January 21, 2004 to June 17, 2004, we issued options to purchase 320,190 shares of common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $0.30 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  From August 4, 2004 to January 26, 2006, we issued options to purchase 3,684,588 shares of common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $0.40 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  From December 15, 2004 to December 15, 2006, we issued 916,009 shares of common stock to employees and consultants upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.30 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  From September 2, 2005 to February 15, 2007, we issued 589,380 shares of common stock to employees and consultants upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.40 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  On March 2, 2006, we issued options to purchase 36,500 shares of common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $0.60 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  From April 27, 2006 to December 13, 2006, we issued options to purchase 984,000 shares of common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $0.70 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  On November 27, 2006, we issued 3,750 shares of common stock to an employee upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.70 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  On January 31, 2007, we issued 750 shares of common stock to an employee upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.60 per share. In connection with the Recapitalization, these options were converted into options to purchase shares of our Series P common stock.

  •
  From February 19, 2007 to July 26, 2007, we issued 762,579 shares of Series P common stock to employees and consultants upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.30 per share.

  •
  From February 28, 2007 to July 11, 2007, we issued 65,709 shares of Series P common stock to employees and consultants upon the exercise of options under the GetActive 2000 stock option plan, with an exercise price of $0.4354 per share.

  •
  From March 5, 2007 to July 24, 2007, we issued 54,449 shares of Series P common stock to employees and consultants upon the exercise of options under the GetActive 2000 stock option plan, with an exercise price of $0.1866 per share.

  •
  From March 6, 2007 to July 24, 2007, we issued 485,388 shares of Series P common stock to employees and consultants upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.30 per share.

  •
  On April 26, 2007, we issued options to purchase 255,500 shares of Series P common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $1.46 per share.

  •
  On May 1, 2007, we issued 12,057 shares of Series P common stock to an employee upon the exercise of options under the GetActive 2006 equity incentive plan, with an exercise price of $1.244 per share.

  •
  On May 9, 2007, we issued options to purchase 1,558,250 shares of Series P common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $2.10 per share.

  •
  From May 10, 2007 to July 20, 2007, we issued 9,020 shares of Series P common stock to employees and consultants upon the exercise of options under our 1999 stock option/stock issuance plan, with an exercise price of $0.70 per share.

  •
  From May 15, 2007 to July 19, 2007, we issued 14,440 shares of Series P common stock to employees and consultants upon the exercise of options under the GetActive 2006 equity incentive plan, with an exercise price of $0.4354 per share.

  •
  On June 7, 2007, we issued options to purchase 128,500 shares of Series P common stock to our employees, consultants and other service providers under our 1999 stock option/stock issuance plan with an exercise price of $2.80 per share.

  •
  From June 25, 2007 to July 16, 2007, we issued 46,619 shares of Series P common stock to employees and consultants upon the exercise of options under the GetActive 2000 stock option plan, with an exercise price of $0.0311 per share.

  •
  On July 16, 2007, we issued 8,038 shares of Series P common stock to an employee upon the exercise of options under the GetActive 2000 stock option plan, with an exercise price of $0.0933 per share.

          The sales and issuances of securities listed above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(A) Exhibits

Index to exhibits
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders' agent
3.1	Certificate of Incorporation, as amended and currently in effect
3.1.1*	Form of Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering
3.2	Bylaws currently in effect
3.2.1*	Form of Amended and Restated Bylaws, to be effective upon the closing of this offering
4.1*	Specimen certificate for shares of common stock
4.2	Reference is made to 3.1, 3.1.1, 3.2 and 3.2.1 above
5.1*	Opinion of DLA Piper US LLP
10.1*	2007 Equity Incentive Plan, and form of stock option agreement
10.2*	1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements
10.3	2000 Stock Option Plan, as amended to date, and form of stock option agreement
10.4	2006 Equity Incentive Plan, as amended to date, and form of stock option agreement
10.5	Fifth Amended and Restated Investor's Rights Agreement, dated April 10, 2007, by and among Registrant and certain stockholders
10.6	Loan and Security Agreement, dated December 27, 2005, by and between Registrant and Bridge Bank, N.A.
10.6.1*	First Amendment to Loan and Security Agreement, dated as of March 28, 2006, by and between Registrant and Bridge Bank, N.A.
10.7*	Venture Loan and Security Agreement, dated as of December 27, 2005, by and between Registrant and Horizon Techonology Funding Company LLC
10.8*	Master Lease Agreement, dated as of March 15, 2006, by and between Registrant and ATEL Ventures, Inc.
10.8.1*	First Amendment to Master Lease Agreement, dated as of September 28, 2006, by and between Registrant and ATEL Ventures, Inc.
10.9	Office Lease, dated as of November 17, 2006, by and between Registrant and RREEF Domain, LP
10.9.1	First Amendment to Lease, dated as of April 23, 2007, by and between Registrant and RREEF Domain, LP
10.10*	Form of Indemnification Agreement entered into among Registrant, its affiliates and its directors and executive officers

10.11	Employment Offer Letter, dated June 24, 2003, by and between the Registrant and Gene Austin
10.12	Employment Offer Letter, dated February 2, 2005, by and between the Registrant and James R. Offerdahl
10.13	Employment Offer Letter, dated February 15, 2007, by and between the Registrant and Sheeraz D. Haji
10.14	2006 Success Sharing Plan
10.15	2007 Success Sharing Plan
21.1	List of Subsidiaries
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.3	Consent of Burr, Pilger & Mayer LLP, Independent Accountants
23.4*	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-9 of this Registration Statement)

*
To be filed by amendment

(B) Financial Statement Schedule

          All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

          The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates, in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation or our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          We hereby undertake that:

  •
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or

    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  •
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on August 30, 2007.

Convio, Inc.
By:	/s/ GENE AUSTIN Gene Austin Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gene Austin and James R. Offerdahl, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such attorneys-in-fact and agents so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE AUSTIN Gene Austin	Chief Executive Officer (Principal Executive Officer) and Director	August 30, 2007
/s/ JAMES R. OFFERDAHL James R. Offerdahl	Chief Financial Officer and Vice President of Administration (Principal Financial and Accounting Officer)	August 30, 2007
/s/ VINAY K. BHAGAT Vinay K. Bhagat	Director	August 30, 2007
/s/ SHEERAZ D. HAJI Sheeraz D. Haji	Director	August 30, 2007
/s/ C. THOMAS BALL C. Thomas Ball	Director	August 30, 2007
/s/ CHRISTOPHER B. HOLLENBECK Christopher B. Hollenbeck	Director	August 30, 2007
/s/ M. SCOTT IRWIN M. Scott Irwin	Director	August 30, 2007
/s/ GEORGE H. SPENCER III George H. Spencer III	Director	August 30, 2007

Index to exhibits
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders' agent
3.1	Certificate of Incorporation, as amended and currently in effect
3.1.1*	Form of Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering
3.2	Bylaws currently in effect
3.2.1*	Form of Amended and Restated Bylaws, to be effective upon the closing of this offering
4.1*	Specimen certificate for shares of common stock
4.2	Reference is made to 3.1, 3.1.1, 3.2 and 3.2.1 above
5.1*	Opinion of DLA Piper US LLP
10.1*	2007 Equity Incentive Plan, and form of stock option agreement
10.2*	1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements
10.3	2000 Stock Option Plan, as amended to date, and form of stock option agreement
10.4	2006 Equity Incentive Plan, as amended to date, and form of stock option agreement
10.5	Fifth Amended and Restated Investor's Rights Agreement, dated April 10, 2007, by and among Registrant and certain stockholders
10.6*	Loan and Security Agreement, dated December 27, 2005, by and between Registrant and Bridge Bank, N.A.
10.6.1*	First Amendment to Loan and Security Agreement, dated as of March 28, 2006, by and between Registrant and Bridge Bank, N.A.
10.7*	Venture Loan and Security Agreement, dated as of December 27, 2005, by and between Registrant and Horizon Technology Funding Company LLC
10.8*	Master Lease Agreement, dated as of March 15, 2006, by and between Registrant and ATEL Ventures, Inc.
10.8.1*	First Amendment to Master Lease Agreement, dated as of September 28, 2006, by and between Registrant and ATEL Ventures, Inc.
10.9	Office Lease, dated as of November 17, 2006, by and between Registrant and RREEF Domain, LP
10.9.1	First Amendment to Lease, dated as of April 23, 2007, by and between Registrant and RREEF Domain, LP
10.10*	Form of Indemnification Agreement entered into among Registrant, its affiliates and its directors and executive officers
10.11	Employment Offer Letter, dated June 24, 2003, by and between the Registrant and Gene Austin
10.12	Employment Offer Letter, dated February 2, 2005, by and between the Registrant and James R. Offerdahl
10.13	Employment Offer Letter, dated February 15, 2007, by and between the Registrant and Sheeraz D. Haji

10.14	2006 Success Sharing Plan
10.15	2007 Success Sharing Plan
21.1	List of Subsidiaries
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.3	Consent of Burr, Pilger & Mayer LLP, Independent Accountants
23.4*	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-9 of this Registration Statement)

*
To be filed by amendment.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONVIO, INC. BALANCE SHEETS (in thousands, except share and per share amounts)
CONVIO, INC. STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
CONVIO, INC. STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (in thousands, except share amounts)
CONVIO, INC. STATEMENTS OF CASH FLOWS (in thousands)
CONVIO, INC. NOTES TO FINANCIAL STATEMENTS
CONVIO, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET (in thousands, except share and per share amounts)
CONVIO, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
CONVIO, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CONVIO, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT AUDITORS' REPORT
GETACTIVE SOFTWARE, INC. BALANCE SHEETS (in thousands, except share amounts)
GETACTIVE SOFTWARE, INC. STATEMENTS OF OPERATIONS (in thousands)
GETACTIVE SOFTWARE, INC. STATEMENTS OF SHAREHOLDERS' DEFICIT (in thousands, except share amounts)
GETACTIVE SOFTWARE, INC. STATEMENTS OF CASH FLOWS (in thousands)
GETACTIVE SOFTWARE, INC. NOTES TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY